UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a)

Of The Securities Exchange Act Of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Embarq Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 1, 2008

The annual meeting of shareholders of Embarq Corporation will be held at 10:00 a.m. (Central Time) on Thursday, May 1, 2008, at the Overland Park Marriott, 10800 Metcalf, Overland Park, Kansas, for the following purposes:

1.	To elect 9 directors to serve 1-year terms;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our 2008 fiscal year;

3.	To approve the Embarq Corporation 2008 Equity Incentive Plan;

4.	To approve the Embarq Corporation 2008 Employee Stock Purchase Plan;

5.	To approve the material terms of performance goals for qualified performance-based compensation;

6.	To consider a shareholder proposal, if properly presented; and

7.	To take action on any other business that properly comes before the meeting and any adjournments or postponements of the meeting.

Shareholders of record at the close of business on March 4, 2008 may vote at the annual meeting and at any adjournment of the meeting. In connection with our solicitation of proxies for the annual meeting, we are making available this proxy statement, proxy card and our 2007 Annual Report to shareholders on or about March 11, 2008. Please vote in one of the following ways:

1.	Use the toll-free number shown on your proxy card or Notice of Internet Availability;

2.	Visit the Shareholder Services page of the Investor Relations section of our website, www.embarq.com, to vote via the Internet;

3.	Complete, sign, date and return your proxy card in the enclosed postage-paid envelope, if you received a full set of proxy materials; or

4.	Vote in person at the meeting.

Your vote is very important. Please vote using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

By order of the Board of Directors,

Claudia S. Toussaint
General Counsel and Corporate Secretary

March 14, 2008

Common Questions Regarding Our Annual Meeting and Proxy Statement	1
Why did I receive these proxy materials?	1
What is the purpose of this meeting?	1
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of a full set of proxy materials?	1
How can I get electronic access to the proxy materials?	1
How does a proxy work?	2
Who may vote at the meeting?	2
How do I vote my shares?	2
What is the difference between a “shareholder of record” and a “street name” holder?	2
What happens if I hold my shares in street name and do not provide my broker with voting instructions?	2
Why did I receive more than one Notice or more than one proxy card?	3
What is a quorum for the annual meeting?	3
What vote is needed to approve each proposal?	3
What happens if I abstain or withhold my vote on a proposal?	4
What are the Board of Directors’ recommendations?	4
Is my vote confidential?	4
What if I do not specify a choice when returning a proxy card?	5
How can I revoke my proxy?	5
Where can I get more information or answers to questions I have about this proxy statement or the issues to be addressed at the annual meeting?	5
How can I attend or listen to the annual meeting?	5
Who pays for the cost of this proxy solicitation?	5
How do I obtain a separate set of proxy materials if I share an address with other shareholders?	6
Proposal 1 - Election Of Directors	7
Corporate Governance	10
Corporate Governance Guidelines	10
Director Independence	10
Lead Independent Director and Non-Executive Chairman of the Board	10
Executive Sessions of the Board	11
Director Nomination Process	11
Shareholder Communications	12
Director Attendance at Annual Meetings	12
Director Stock Ownership Guidelines	12
Code of Ethics	13
Board of Directors and Committee Matters	13
Board Committees	13
Board and Committee Meetings	13
Committee Membership	13
Audit Committee	14
Audit Committee Report	14
Nominating and Corporate Governance Committee	15
Compensation Committee	15
Special Purpose Committees	17
Compensation Discussion and Analysis	18
Executive Summary	18
Executive Compensation Principles	18
Executive Compensation Overview	19
Executive Compensation Design and Implementation	21
Other Matters	30
Compensation Committee Report	31

COMMON QUESTIONS REGARDING OUR ANNUAL MEETING

AND PROXY STATEMENT

Why did I receive these proxy materials?

Our Board of Directors is soliciting your proxy so that, as a shareholder, you will have the opportunity to vote on matters that will be presented at our 2008 annual meeting of shareholders. This proxy statement provides you with information on these matters to assist you in voting your shares.

What is the purpose of this meeting?

At the annual meeting, our shareholders will be asked to:

•	Elect 9 directors to serve for a 1-year term (Proposal 1);

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for our 2008 fiscal year (Proposal 2);

•	Approve the Embarq Corporation 2008 Equity Incentive Plan (Proposal 3);

•	Approve the Embarq Corporation 2008 Employee Stock Purchase Plan (Proposal 4);

•	Approve the material terms of performance goals for qualified performance-based compensation (Proposal 5);

•	Consider a shareholder proposal to require an advisory vote on compensation, if properly presented (Proposal 6); and

•	Take action on any other business that properly comes before the meeting and any adjournments or postponement of the meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of a full set of proxy materials?

Pursuant to the rules recently adopted by the Securities and Exchange Commission, or SEC, we are providing access to our proxy materials over the Internet. The rules permit us to send a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders have the ability to access the proxy materials on the website referred to in the Notice, www.proxyvote.com, or to request a printed set of proxy materials on this site or by calling toll-free 1-800-579-1639. Complete instructions for accessing the proxy materials over the Internet or requesting a printed copy may be found in the Notice. In addition, shareholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail on the website above or when voting electronically.

How can I get electronic access to the proxy materials?

The Notice provides instructions regarding how to view our proxy materials for the Annual Meeting on the Internet and how to instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How does a proxy work?

When you complete and return your enclosed proxy card or vote electronically, you authorize the individuals listed as proxies, who were appointed by our Board of Directors, to vote your shares at the annual meeting in the manner you direct.

Who may vote at the meeting?

You may vote at the annual meeting if you owned shares of our common stock at the close of business on the record date, March 4, 2008.

How do I vote my shares?

If you are a “shareholder of record,” you may vote:

•	By returning a proxy card;

•	Over the telephone or via the Internet; or

•	In person at the meeting.

If you received a full set of proxy materials, your enclosed proxy card includes specific instructions for voting your shares. Our electronic voting procedures are designed to authenticate your identity and to ensure that your votes are accurately recorded.

If you hold your shares in “street name,” please vote your shares by following the instructions provided by your broker, bank, trustee or nominee, which are included with these materials.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how you hold your shares. If your shares are registered directly in your name on the books of our stock transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust, or other nominee as a custodian, your shares are held in “street name.”

What happens if I hold my shares in street name and do not provide my broker with voting instructions?

Under certain circumstances, if you do not provide instructions on how you wish to vote, your broker will be allowed to vote for you on routine proposals, but is prohibited from voting on other proposals. Those proposals for which your broker is not allowed to vote on your behalf will result in broker “non-votes.” These “non-votes” will be counted as present for purposes of determining if a quorum is met for the annual meeting.

Why did I receive more than one Notice or more than one proxy card?

You will receive multiple Notices or proxy cards if you hold your shares through different means (for example, in trust, or custodial accounts) or in multiple accounts. If your shares are held in street name, you will receive a Notice or other voting information from your broker (which should be enclosed with these materials). You should vote the shares represented by each Notice or proxy card by following the instructions on each.

What is a quorum for the annual meeting?

The presence in person or by proxy of the holders of common stock representing a majority of the issued and outstanding shares of our common stock entitled to vote on the record date will constitute a quorum. On our record date, March 4, 2008, there were 153,116,035 shares of common stock outstanding and entitled to vote at our annual meeting. The holders of common stock are entitled to one vote for each share owned. Shares of common stock represented by a properly completed proxy card will be counted as present for purposes of determining a quorum, without regard to whether the proxy card indicates that a shareholder is voting or abstaining. Broker “non-votes” will also be counted as present for quorum purposes.

What vote is needed to approve each proposal?

Proposal 1 - Election of Directors

In an uncontested election, a director nominee must be elected by a majority of the votes cast, in person or by proxy, regarding the election of that director nominee. A “majority” means that the number of votes cast “FOR” a director nominee’s election exceeds the number of abstentions and votes cast as “WITHHOLD” for that particular director nominee. If an incumbent director is not re-elected in an uncontested election and no successor is elected at the same meeting, the director must submit an offer to resign.

In a contested election, which occurs when the number of director nominees exceeds the number of open seats on the Board of Directors, director nominees will be elected by a plurality of the shares represented at the meeting. A “plurality” means that the open seats on the Board of Directors will be filled by those director nominees who received the most affirmative votes, regardless of whether those director nominees received a majority of the votes cast with respect to their election.

At our 2008 annual meeting, the election of directors is considered to be uncontested because we have not been notified of any other nominees as required by our bylaws. To be elected, each director nominee must receive a majority of votes cast regarding that nominee.

You may vote on director nominees by:

•	Casting your vote in favor of all nominees;

•	Withholding your vote from all nominees; or

•	Withholding your vote from a specific nominee or nominees.

Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm

Proposal 2 must be approved by a majority of votes cast in person or by proxy.

Proposal 3 - Approval of the Embarq Corporation 2008 Equity Incentive Plan

Proposal 3 must be approved by a majority of votes cast in person or by proxy.

Proposal 4 - Approval of the Embarq Corporation 2008 Employee Stock Purchase Plan

Proposal 4 must be approved by a majority of votes cast in person or by proxy.

Proposal 5 - Approval of the Material Terms of the Performance Goals for Qualified Performance-Based Compensation

Proposal 5 must be approved by a majority of votes cast in person or by proxy.

Proposal 6 - Shareholder Proposal to Require an Advisory Vote on Compensation

Proposal 6 must be approved by a majority of votes cast in person or by proxy.

What happens if I abstain or withhold my vote on a proposal?

Votes withheld and abstentions will be treated as votes cast against a proposal. Broker “non-votes” will not be counted as votes cast on a proposal.

What are the Board of Directors’ recommendations?

The Board of Directors recommends that you vote your shares as follows:

Proposal 1 — FOR the election of all 9 director nominees.

Proposal 2 — FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our 2008 fiscal year.

Proposal 3 — FOR the approval of the Embarq Corporation 2008 Equity Incentive Plan.

Proposal 4 — FOR the approval of the Embarq Corporation 2008 Employee Stock Purchase Plan.

Proposal 5 — FOR the approval of the material terms of performance goals for qualified performance-based compensation.

Proposal 6 — AGAINST the shareholder proposal to require an advisory vote on compensation.

Is my vote confidential?

Our Corporate Governance Guidelines include a requirement that all votes be kept confidential. Your vote will be not be disclosed to our directors, officers or employees, except in certain limited circumstances, including where we are required to disclose votes for legal reasons or in the event of a contested election. However, if you include a comment or question on your proxy card, a copy of the card will be sent to us.

What if I do not specify a choice when returning a proxy card by mail?

If you return your signed proxy card without indicating how you want your shares to be voted, your shares will be voted according to the recommendation of the Board of Directors for each proposal. Proxy cards that are returned without a signature will not be counted as present at the annual meeting and cannot be voted.

How can I revoke my proxy?

You may revoke your proxy at any time prior to the meeting by:

•	Giving written notice to our Corporate Secretary;

•	Delivering a properly executed vote via a proxy dated as of a later date; or

•	Voting in person at the meeting.

Where can I get more information or answers to questions I have about this proxy statement or about the issues to be addressed at the annual meeting?

You may contact D.F. King & Co., our proxy solicitor, toll-free at 888-542-7446 with any questions you may have.

How can I attend or listen to the annual meeting?

You may attend the meeting in person. If you plan to attend, please check the appropriate box on your proxy card or on the on-line voting form. To attend, you must bring to the meeting proof of stock ownership, such as a brokerage account or a Direct Registration statement showing that you owned Embarq common stock on March 4, 2008. Seating is limited and it will be available on a first-come, first-served basis.

You may also access a live audio webcast of the meeting on our website, www.embarq.com, on the Presentations and Webcasts page of our Investor Relations section. An archived replay will be available on our website for 2 weeks after our annual meeting.

Who pays for the cost of this proxy solicitation?

We will pay the cost and expenses of printing and mailing this proxy statement and soliciting and obtaining the proxies, including the cost of reimbursing brokers, banks and other financial institutions and nominees for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, fax, personal interviews or other methods of communication.

We have retained D.F. King & Co., Inc. for proxy solicitation services in connection with our annual meeting. These services may include research and analysis, strategic planning, material distribution and vote solicitation. We have agreed to pay D.F. King a retainer of $12,500 for their services and to reimburse D.F. King for out-of-pocket expenses related to our annual meeting.

How do I obtain a separate set of proxy materials if I share an address with other shareholders?

As permitted by the SEC, rules, we have delivered a single copy of our Notice of Internet Availability of Proxy Materials or, if you have requested printed copies, a single set of proxy materials to shareholders residing at the same address, unless you provided instructions to the contrary in response to a notice previously mailed to you. If you prefer to receive your own copy of these materials, please send a written request to our transfer agent, Computershare Trust Company, PO Box 43078, Providence, RI 02940-3078, or call 866-591-1964, and select Option #1.

If you prefer to receive separate Notices or your own copy of proxy materials in the future, and you are a holder of record, please contact Computershare Trust Company at the number listed above. If a brokerage, bank, trust, or other nominee holds your shares, you may instruct them to send separate mailings.

If you share a household address with another shareholder, and you received duplicate mailings this year, you may request that your household receive a single Notice or a single set of proxy materials in the future. If you are a record holder, please contact our transfer agent, Computershare Trust Company, at 866-591-1964, and select Option #1. If a broker, bank or other nominee holds your shares, contact your brokerage, bank or nominee.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors consists of 9 directors. If elected, each of our director nominees will serve until the 2009 annual meeting or until a successor has been elected and qualified. If any of the 9 nominees becomes unavailable for election, the persons named on the proxy card as proxies may vote for other nominees selected by the Board of Directors or by the named proxies.

Each of our 9 director nominees has served on our Board of Directors since May 1, 2006, except for Richard A. Gephardt, who was appointed to our Board on June 25, 2007, and Thomas A. Gerke, who was appointed to our Board effective March 3, 2008.

Nominees for Director

Peter C. Brown, 49, is Chairman, Chief Executive Officer and President of AMC Entertainment Inc., a theatrical exhibition company. He has served as Chairman and Chief Executive Officer of AMC since July 1999 and as President of AMC since January 1997. He began his career with AMC in 1990 and became Senior Vice President and Chief Financial Officer in 1991. He served as Co-Chairman of the Board from May 1998 through July 1999 and as Executive Vice President from August 1994 to January 1997. Mr. Brown serves as a director of Midway Games, Inc. and National CineMedia, Inc.

Steven A. Davis, 49, is Chairman and Chief Executive Officer of Bob Evans Farms, Inc., a restaurant company. He has served as Chief Executive Officer since May 2006 and Chairman since November 2006. From October 2004 to May 2006, Mr. Davis served as President of the Long John Silvers and A&W Restaurants division and Multi-Branding for YUM! Brands, Inc., an international restaurant company. From December 2002 to October 2004, he served as President and Chief Operating Officer of the Long John Silvers and A&W Restaurants Division. He held various positions of increasing responsibility with YUM! Brands companies beginning in 1993.

Richard A. Gephardt, 67, is President and Chief Executive Officer of Gephardt Group, a multi-disciplined consulting firm, a position he has held since January 2005. He also serves as a consultant to Goldman Sachs & Co., and is a senior counsel at DLA Piper and a senior advisor to FTI Consulting. Mr. Gephardt served as a Member of the U.S. House of Representatives from 1976 to 2005, representing Missouri’s Third District for 28 years and holding key leadership positions, including House Minority Leader. Mr. Gephardt serves as a director of Centene Corporation, Dana Holding Corporation, Spirit Aerosystems Holdings, Inc., and United States Steel Corporation.

Thomas A. Gerke, 51, is President and Chief Executive Officer of Embarq Corporation. He was appointed to these positions effective March 3, 2008, after serving in the same roles in an interim capacity since December 2007. He held the position of General Counsel—Law and External Affairs from May 2006 until December 2007, and from January 2007 to December 2007 also had responsibility for our Wholesale Markets business unit. Mr. Gerke served as General Counsel—Law and External Affairs at Sprint Nextel’s local telecommunications division from August 2005 until May 2006. He served as Executive Vice President—General Counsel and External Affairs of Sprint Corporation (“Sprint”) from May 2003 until August 2005. Before that, he served as Vice President—Global Markets Group—Business Development of Sprint since June 2002.

John P. Mullen, 52, is Chief Executive Officer of DHL Express, an international express delivery company. He has served as Chief Executive Officer since September 2006, and has served as a member of the Management Board of Deutsche Post World Net, the parent company of DHL, since January 2005. Mr. Mullen served as Joint Chief Executive of DHL from 2005 to 2006, as Chief Executive Officer of DHL Express Asia Pacific from 2002 to 2005, and held various leadership positions with DHL and its predecessor companies beginning in 1990.

William A. Owens, 67, is Managing Director, Chairman and Chief Executive Officer of AEA Holdings Asia, a private equity and commercial real estate company. He has served in this capacity since April 2006. Previously, Mr. Owens served as Vice Chairman, President and Chief Executive Officer of Nortel Networks Corporation, a global supplier of communications equipment, from 2004 to 2005 and as Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from 1998 to 2003. He also served in the U.S. military from 1962 until 1996 holding various key leadership positions, including Vice Chairman of the Joint Chiefs of Staff. Mr. Owens serves as a director of Daimler AG, Polycom, Inc., Wipro Limited, and Intelius Inc., a private company which has filed a registration statement with the SEC for an initial public offering. Mr. Owens serves as our Non-Executive Chairman of the Board and the chair of our Nominating and Corporate Governance Committee.

Dinesh C. Paliwal, 50, is President, Chief Executive Officer, and Vice Chairman of the Board of Directors of Harman International Industries, a maker of audio products and automotive electronics systems, a position he has held since July 2007. Prior to joining Harman, Mr. Paliwal served as Chairman and Chief Executive Officer of ABB Inc., a power and automation technology company, from January 2006 to June 2007. He was with ABB Ltd. and its subsidiaries for over 21 years in various key management positions.

Stephanie M. Shern, 60, is the founder of Shern Associates LLC, a company founded in February 2002 that provides business advisory and retail consulting services. Mrs. Shern served as Senior Vice President of Kurt Salmon Associates, a retail consulting and business advisory firm, from 2001 to February 2002. Mrs. Shern held various positions with Ernst & Young, LLP from 1969 to 2001, including Vice Chairman and Global Director of Retail and Consumer Products. Mrs. Shern also serves as a director of GameStop Corp., Royal Ahold NV and The Scotts Miracle-Gro Company. Mrs. Shern serves as the chair of our Audit Committee.

Laurie A. Siegel, 51, is Senior Vice President of Human Resources and Internal Communications for Tyco International Ltd., a global, diversified manufacturing and service company. She has held this position since January 2003. Before joining Tyco, she held various positions with Honeywell International Inc. from September 1994 to December 2002, including Vice President of Human Resources—Specialty Materials. Ms. Siegel serves as the chair of our Compensation Committee.

Our Board of Directors recommends that you vote FOR the election of the 9 director nominees in this Proposal 1. Proxies will be voted for this proposal unless you otherwise specify in the proxy.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines, adopted by our Board of Directors, embody our commitment to responsible and responsive corporate governance and are available at www.embarq.com/governance/documents/. You may also obtain a copy of the guidelines free of charge by writing to: Corporate Secretary, Embarq Corporation, 5454 W. 110th Street, Overland Park, Kansas 66211.

Director Independence

Our Corporate Governance Guidelines require that at least two-thirds of our directors be independent in accordance with the listing standards of the New York Stock Exchange, or NYSE. Our Board of Directors annually examines and makes a determination of each director’s independence based on criteria set forth in the NYSE listing standards, as well as our Corporate Governance Guidelines. Our Board of Directors considers all relevant circumstances when examining director independence.

Some of our directors are employed by companies with which we do business in the ordinary course, either as a service provider, a customer or both. As required under the NYSE listing standards and our Corporate Governance Guidelines, our Board of Directors examined the amount spent by Embarq with those companies and by those companies with Embarq. Because in all cases the amount spent fell far below the threshold established in the NYSE listing standards and in our Corporate Governance Guidelines, our Board of Directors concluded that the amounts spent did not create a material relationship with us that would interfere with the exercise by any of these directors of his or her independent judgment.

Our Board of Directors also examined our directors’ memberships on other public company boards and private company, civic and not-for-profit boards, as well as those memberships of our executive officers, and did not find any relationships that our Board of Directors believed would prevent any director from exercising his or her independent judgment. Similarly, our Board of Directors examined the charitable donations we made in 2007 and did not find any donations that our Board of Directors believed would prevent any director from exercising his or her independent judgment.

After considering all relevant circumstances, our Board of Directors determined that all of our current directors and director nominees, except Mr. Gerke, are independent under the NYSE listing standards and our Corporate Governance Guidelines.

Lead Independent Director and Non-Executive Chairman of the Board

Prior to the departure of Daniel R. Hesse in December 2007, our Board of Directors had designated one independent director to serve as Lead Independent Director. Our Lead Independent Director coordinated the independent directors’ activities, facilitated our Board’s oversight of management, and ensured an appropriate flow of information between our Board and management.

Upon Mr. Hesse’s departure, the Board of Directors elected our Lead Independent Director, William A. Owens, to serve as Non-Executive Chairman of the Board. In February 2008, our Board

adopted modifications to our Corporate Governance Guidelines to provide for the election of a Chairman from among the independent directors, and the elimination of the position of Lead Independent Director. Following this change, Mr. Owens continues as Non-Executive Chairman of our Board.

Executive Sessions of the Board

Our Corporate Governance Guidelines provide that the non-employee directors will hold executive sessions without management present at or in conjunction with regularly scheduled Board meetings. The Non-Executive Chairman will preside over these meetings. In 2007, an executive session was held in conjunction with each regularly scheduled Board of Directors meeting, and the Lead Independent Director or, in his absence, another independent director, presided over these sessions.

Director Nomination Process

Our Nominating and Corporate Governance Committee considers and recommends to our Board of Directors candidates for election to the Board of Directors, and nominees for committee memberships and committee Chairs. Each member of the Committee participates in the review and discussion of director candidates. In addition, directors who are not on the Committee may meet with and evaluate the suitability of candidates. The full Board makes final determinations to recommend director nominees.

When selecting candidates, our Nominating and Corporate Governance Committee and the Board seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to our company and evaluates each candidate on the following qualifications, among others: (1) character, including a reputation for personal integrity and adherence to high ethical standards, (2) judgment, (3) knowledge and experience in leading a successful company, business unit or other institution, (4) independence from Embarq and our management, (5) an ability to contribute diverse views and perspectives, (6) business acumen, and (7) the ability and willingness to devote the time and attention necessary to be an effective director—all in the context of the Committee’s assessment of the Board of Directors’ needs at that point in time. Candidates also must demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all our shareholders rather than those of a specific constituency.

From time to time, including in June 2007 in connection with the appointment of Mr. Gephardt to our Board, the Nominating and Corporate Governance Committee retains an independent, nationally recognized executive search firm to assist it with identifying, evaluating and recruiting new directors. Our Nominating and Corporate Governance Committee recommended, and our Board of Directors nominated, each director nominee included in this proxy statement. We did not receive any shareholder recommendations for director candidates in connection with our 2008 annual meeting of shareholders.

The Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders using the same criteria applied to other candidates. Shareholders may send their recommendations for director candidates to: Board Communications Designee, Embarq Corporation, 5454 W. 110th Street. Overland Park, KS 66211, or send an e-mail to BoardInquiries@embarq.com.

If you wish to nominate a person for election to our Board of Directors at the 2009 annual meeting of shareholders, our Bylaws require you to notify us in writing no earlier than 150 days (October 19, 2008) and no later than 120 days (November 18, 2008) before March 17, 2009, which is the first anniversary of the mailing of materials for our 2008 annual meeting.

Shareholder Communications

Our Board of Directors values our shareholders’ views and any shareholder or other interested party who wishes to communicate with our Board of Directors, any Board committee, the Non-Executive Chairman or the other non-employee directors can contact the Board of Directors by writing to: Board Communications Designee, Embarq Corporation, 5454 W. 110th Street, Overland Park, KS 66211, or sending an e-mail to Boardinquiries@embarq.com.

Our Board of Directors has instructed our Board Communications Designee to examine incoming communications to determine whether the communications are relevant to our Board’s roles and responsibilities. Our Board of Directors has asked our Board Communications Designee to discard the following types of communications: spam, business solicitations and advertisements, resumes, and any threatening or hostile materials. Our Board Communications Designee will forward any service inquiries or complaints to the appropriate groups within Embarq for processing and response.

Our Board Communications Designee will review all appropriate communications and report those communications to the Chair or the full Nominating and Corporate Governance Committee, the full Board of Directors, or the independent directors as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board committee. Communications relating to our accounting, internal accounting controls, or auditing matters will be referred promptly to the Audit Committee Chair.

Director Attendance at Annual Meetings

Our Board of Directors believes it is important for directors to make themselves available to our shareholders by attending our annual meetings of shareholders. As reflected in our Corporate Governance Guidelines, our Board has adopted a policy under which each director is expected to attend our annual meeting of shareholders unless an unavoidable circumstance or pre-existing conflict prevents him or her from doing so. In 2007, each member of our Board of Directors at the time attended our annual meeting of shareholders, with the exception of Mr. Owens, who had a commitment which pre-dated his election to our board, and Mr. Brown, who had an emergency conflict related to his employer.

Director Stock Ownership Guidelines

We have established stock ownership guidelines for our non-employee directors. These guidelines require each non-employee director to own Embarq securities equal to 5 times his or her annual cash retainer. Directors have 5 years from their initial election or appointment to the Board of Directors to comply with these requirements. We believe that these guidelines, along with our non-employee director compensation program, help motivate our directors to focus on increasing long-term shareholder value.

Code of Ethics

Our Board of Directors has adopted a code of ethics, which we call the Embarq Code of Conduct, which applies to all our employees, including our executive officers, and directors. You can view the Embarq Code of Conduct on our website at www.embarq.com/governance/ethics/ and you may obtain a copy of the Embarq Code of Conduct free of charge by writing to: Corporate Secretary, Embarq Corporation, 5454 W. 110th Street, Overland Park, Kansas 66211.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

Board Committees

The Board of Directors has established 3 standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee—to assist it in carrying out its duties effectively. These committees meet regularly and report to the full Board on their activities. The Board may, from time to time, establish special committees that will meet as needed for a period of time for a particular purpose. Each standing committee has a written charter, which you can view on our website at www.embarq.com/governance/committee/charters. You may also obtain a copy of any charter free of charge by writing to: Corporate Secretary, Embarq Corporation, 5454 W. 110th Street, Overland Park, Kansas 66211.

Board and Committee Meetings

In 2007, the full Board of Directors held 12 meetings, the Audit Committee held 11 meetings, the Compensation Committee held 8 meetings, the Nominating and Corporate Governance Committee held 3 meetings, and the Ad Hoc Committee, described below, held 1 meeting. During this period all directors attended at least 75% of the board meetings and the meetings of the committee(s) on which he or she served.

Committee Membership

The following table shows the current membership for each of our standing and special purpose committees:

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Ad Hoc Committee	CEO Committee
Stephanie M. Shern (Chair)*	William A. Owens (Chair)	Laurie A. Siegel (Chair)	Peter C. Brown	Laurie A. Siegel (Chair)
Peter C. Brown*	Peter C. Brown	Richard A. Gephardt(1)	Laurie A. Siegel	Peter C. Brown
Steven A. Davis	Richard A. Gephardt	Dinesh C. Paliwal		William A. Owens
John P. Mullen	Laurie A. Siegel	Stephanie M. Shern		Stephanie M. Shern

1.	Mr. Gephardt was appointed to the Compensation Committee effective March 3, 2008.

*	Denotes audit committee financial expert

The duties and membership of each committee are described below.

Audit Committee

Our Audit Committee is comprised of 4 non-employee directors, all of whom our Board of Directors has determined are independent under the NYSE listing standards, our Corporate Governance Guidelines and applicable SEC rules. Our Board of Directors has also determined that each of Peter C. Brown and Stephanie M. Shern qualifies as an “audit committee financial expert,” as that term is defined by applicable SEC rules, and that each member of the Audit Committee is “financially literate” within the meaning of the NYSE listing standards.

Consistent with the NYSE listing standards, our Corporate Governance Guidelines limit to 2 the number of public company audit committees in addition to our Audit Committee on which our Audit Committee members may serve without the review and approval of our Board of Directors. Mrs. Shern currently serves on the audit committees of 3 public companies in addition to serving on our Audit Committee. Our Board of Directors has discussed with Mrs. Shern her audit committee memberships and has evaluated the demands on her time. Based on these discussions and our experience since May 2006, our Board of Directors has concluded that Mrs. Shern’s service on 3 other public company audit committees does not impair her ability to serve effectively on our Audit Committee and act as our Audit Committee Chair.

Our Audit Committee’s primary duties are to assist our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	The integrity of our financial statements and related disclosures;

•	Our compliance with legal and regulatory requirements;

•	Our independent registered public accounting firm’s qualifications and independence;

•	The performance of our independent registered public accounting firm and internal audit function; and

•	Our ethics and compliance program.

Audit Committee Report

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2007 with Embarq’s management and has also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61—Communication with Audit Committees), as amended, relating to our independent registered public accounting firm’s judgment about the quality of our accounting principles, judgments and estimates, as applied in our financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the firm’s independence from our company and our subsidiaries and we have discussed with our independent registered public accounting firm its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Embarq’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee

Stephanie M. Shern, Chair

Peter C. Brown

Steven A. Davis

John P. Mullen

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of 4 non-employee directors, all of whom our Board of Directors has determined are independent under the NYSE listing standards and our Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee’s primary duties are to ensure that we have effective corporate governance policies and procedures, an effective Board of Directors and effective Board evaluation and director selection and nomination processes. Our Nominating and Corporate Governance Committee:

•	Identifies candidates qualified to become directors;

•	Recommends to the Board of Directors nominees for the next annual meeting of shareholders;

•	Recommends to the Board of Directors nominees for each Board committee; and

•	Develops, reviews, and recommends to the Board of Directors corporate governance policies and practices.

Our Nominating and Corporate Governance Committee is also responsible for implementing our Related Person Transactions Policy, as adopted by the Board of Directors. This written policy provides that our Nominating and Corporate Governance Committee will review any contemplated or planned transaction or arrangement with us or any of our controlled subsidiaries where (1) one of our directors, director nominees, executive officers, 5% shareholders, or any of their immediate family members has a material interest, and (2) the amount involved exceeds $100,000. The Nominating and Corporate Governance Committee will review the relevant details of the transaction submitted to it under the policy and may approve only those transactions it finds to be consistent with the best interests of Embarq and our shareholders.

Compensation Committee

During 2007, our Compensation Committee was comprised of 3 non-employee directors and in early 2008, a fourth non-employee director was appointed to the Committee. Our Board of Directors has determined that all Compensation Committee members are independent under the NYSE listing standards and our Corporate Governance Guidelines, and meet the definition of a “non-employee director” in the SEC rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. As used in this proxy statement with respect to our 2007 executive compensation program, the “Compensation Committee” refers to the Committee as comprised in 2007.

Our Compensation Committee’s responsibilities are described in detail in its charter and include, among others, the responsibility to:

•	Oversee the review of the Chief Executive Officer’s performance and set his compensation, based on input from and ratification by the independent directors;

•	Review management’s assessment of the performance of our principal senior officers and set their compensation;

•	Develop and oversee our executive compensation programs and approve goals and objectives relevant to executive compensation to ensure an appropriate relationship between compensation and performance;

•	Advise our Board of Directors regarding non-employee director compensation;

•	Oversee succession planning and our executive and director stock ownership guidelines; and

•	Review and approve our executive compensation disclosures in our annual proxy statement.

Our Compensation Committee regularly consults with members of management, including our Chief Executive Officer (sometimes referred to as our “CEO”) and members of our legal and human resources departments, as well as its outside compensation advisor and other advisors. Our Compensation Committee considers the perspectives and recommendations of management and its outside advisors and exercises its independent judgment to make compensation decisions or recommendations to the Board of Directors, as appropriate. The Compensation Committee regularly meets in executive session and the Compensation Committee Chair regularly reports the Committee’s activities to the Board of Directors. Our method for designing our executive compensation program is discussed in greater detail in “Compensation Discussion and Analysis.”

Our Compensation Committee is permitted by its charter to delegate its authority to sub-committees and to retain, determine the fees for, and terminate compensation advisors and other advisors to assist the Committee. Our Compensation Committee has delegated certain general administrative tasks involving our compensation and benefits programs to members of our human resources department and to our Employee Benefits Committee, which is comprised of members of management.

Our Compensation Committee has retained Executive Compensation Advisors, a Korn/Ferry company (“ECA”), as its outside compensation advisor to advise it regarding future compensation decisions. ECA provides the Compensation Committee with relevant market data and alternatives to consider when making decisions regarding the compensation of specific executives and the design of our executive compensation programs in general. Our Compensation Committee reviews the total fees paid to the compensation advisor and regularly evaluates relationships between management and the compensation advisor. Consistent with the terms of its engagement letter, neither ECA nor its parent company, Korn/Ferry, has provided or will provide other services to us without the advance consent of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During 2007, no Compensation Committee member (1) was an Embarq officer or employee, (2) was a former Embarq officer or employee, or (3) had any relationships requiring disclosure under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Special Purpose Committees

Ad Hoc Committee

In December 2007, the Board of Directors established an ad hoc committee to review the process by which the Board should consider the possible departure of our former Chief Executive Officer, Daniel R. Hesse. This committee was comprised of 2 non-employee directors and met once in 2007.

CEO Committee

In December 2007, the Board of Directors established a CEO committee to consider the appropriate process and related matters regarding the selection of a permanent Chief Executive Officer. This committee, comprised of 4 non-employee directors, did not meet in 2007 and met 7 times in 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This section explains our executive compensation program as it relates to the following executive officers, who we refer to collectively as our Named Officers.

Thomas A. Gerke	President and Chief Executive Officer
Daniel R. Hesse	Former President and Chief Executive Officer
Gene M. Betts	Chief Financial Officer
Harrison S. Campbell	President—Consumer Markets
Thomas J. McEvoy	President—Business Markets
E. J. Holland, Jr	Senior Vice President—Human Resources and Communications
William R. Blessing	Former Senior Vice President—Corporate Strategy and Development

Our executive compensation program for the Named Officers generally consists of equity compensation awards in the form of performance-based restricted stock units (“RSUs”) and stock options (under our long-term incentive, or LTI, program), and cash compensation in the form of performance-based cash incentives (under our short-term incentive, or STI, program) and base salaries. Each year, our Compensation Committee (referred to in this Compensation Discussion and Analysis as “Compensation Committee” or “the Committee”), which is made up exclusively of independent directors, determines the compensation for the Named Officers and certain other senior officers.

We rely heavily on long-term equity awards to attract and motivate a highly-talented executive team. Our equity awards are designed to create a strong connection between executive compensation and sustainable long-term shareholder value. The Compensation Committee uses RSUs as the most significant portion of our annual equity awards to achieve the goal of limiting the effects of shareholder dilution. The RSUs are performance-adjusted based on our performance compared to financial and operating objectives that are established by the Committee because it believes the objectives are important to measuring our financial return to shareholders and our operating performance. For our 2007 LTI program, the Committee chose Total Shareholder Return (“TSR”) as compared to the S&P 500® to measure our financial return to shareholders and Return on Invested Capital (“ROIC”) to measure our operating performance.

Our STI program provides performance-based cash compensation for the achievement of specific company-wide financial and operating objectives that are established annually by the Compensation Committee. The Compensation Committee selected objectives that it believed were critical to our near-term success in a highly-competitive industry. For our 2007 STI program, the Committee chose financial objectives based on adjusted revenue and adjusted cash flow and an operating objective based on customer satisfaction improvement.

Executive Compensation Principles

Our goal for executive compensation is straightforward—to attract and motivate highly-talented individuals who perform at a high level and who are committed to the company’s core values of competitiveness, innovation, teamwork, community involvement and integrity. To create executive compensation programs designed to achieve that goal, our Compensation Committee applies the following core principles:

•

Emphasize performance-based compensation.  As a result of this principle, approximately 77% of the total direct compensation opportunity for our Named Officers is provided through our STI and LTI programs and may be increased or decreased based on our Company’s performance.

•

Motivate employees to increase shareholder value.  In application, our incentive compensation programs emphasize financial and strategic goals that we consider crucial to growing our business and increasing long-term shareholder value.

•

Set compensation at competitive market rates.  The Compensation Committee reviews compensation data and practices from peer companies and other similarly-sized companies and compares each component of compensation and total direct compensation to the 50th percentile of that market. This comparison serves as a benchmark that is one factor the Committee considers in setting total direct compensation opportunities for our Named Officers. In practice, our Named Officers’ targeted total direct compensation varies from the 50th percentile for the reasons discussed below.

•

Design compensation programs to be relevant across the entire company.  The overall structure of our compensation and benefits programs are broadly similar for all employees. All employees, from entry-level employees to the CEO, are subject to the same STI performance objectives and all employees who participate in our long-term incentive program are subject to the same LTI performance objectives. These performance objectives are designed to align our employees’ interests with the interests of shareholders.

•

Consider individual job responsibility and performance.  In practice, the Compensation Committee has considered individual job responsibility and contributions evaluated against individual goals and objectives as key factors in its leadership and succession planning process. The Committee also considers individual job responsibility and performance when considering adjustments in any compensation element for Named Officers.

•

Provide executive compensation without substantial additional executive perquisites. Our cash and equity compensation programs are designed to be sufficiently competitive to attract and motivate highly-skilled executives and we are generally perquisite-free.

E xecutive Compensation Overview

1.    Compensation Components

Our executive compensation program for the Named Officers (and for our approximately 200 other executives) has 3 components. We refer to these 3 components as total direct compensation. Our Named officers also participate in other compensation and benefits programs that are offered to other employees generally.

Total Direct Compensation.  The total direct compensation of our Named Officers is made up of the following three components, listed in order of importance:

•	Long-term incentive compensation;

•	Short-term incentive compensation; and

•	Base salary.

Other Compensation.  In addition to their total direct compensation, each Named Officer is eligible to participate in the company’s pension plan, supplemental executive retirement plan (“SERP”), 401(k) plan, health and welfare programs and other employee benefit programs—all on the same basis as other employees.

2.    Mix of Performance-Based and Fixed Compensation

The material elements of our executive compensation program are heavily weighted toward performance-based compensation. We emphasize performance-based compensation because we believe it is the most effective way to ensure a connection between the interests of our executives and the interests of our shareholders. For example, approximately 90% of our former Chief Executive Officer’s 2007 total direct compensation opportunity was granted as performance-based compensation. On average, in 2007 approximately 77% of the total direct compensation opportunity for our Named Officers was provided as performance-based compensation under our LTI and STI programs.

We place particular emphasis on long-term equity compensation because we believe it is the most effective compensation tool for attracting and motivating highly-talented and high-performing executives and promoting their long-term commitment to the company. Equity awards also help ensure a strong connection between executive compensation and sustainable long-term shareholder value because the value of RSUs and stock options depend on our future stock price.

3.    CEO Compensation

Daniel R. Hesse voluntarily resigned from his roles as our Chairman, President and Chief Executive Officer and as a member of our Board of Directors, effective December 17, 2007. In connection with his resignation, Mr. Hesse signed a Voluntary Termination of Employment Letter Agreement, which provides, among other things, and consistent with his Employment Agreement, that Mr. Hesse forfeited all unvested equity held as of his resignation date and did not receive any payment under our 2007 STI program. Mr. Hesse retained his vested stock options for a period of 90 days following his termination in accordance with the terms of the applicable award agreement. In connection with his resignation, we did not make any cash or other payments other than his earned but unpaid salary and vacation as of the resignation date. Further, Mr. Hesse generally waived any legal claims or other demands he could have asserted now or in the future against Embarq or related persons. Also in connection with Mr. Hesse’s departure, we agreed to waive any claims we may have related to the recruitment or employment of Mr. Hesse by his new employer—Sprint Nextel Corporation—including any claims or rights related to the noncompetition provisions of his employment agreement. In exchange for our release of claims, Sprint Nextel agreed to certain business arrangements that we believe are financially and strategically beneficial and in the best interests of our shareholders.

During 2007, Mr. Hesse’s compensation was reviewed by our Compensation Committee at various meetings of the Committee and the Board of Directors. In determining whether to adjust any component of Mr. Hesse’s total direct compensation, the Committee reviewed Mr. Hesse’s then-current total direct compensation and benefits package, as well as a competitive market analysis prepared by its outside compensation advisor. After consulting with its advisor, the Committee determined that Mr. Hesse’s total direct compensation elements were set at appropriate amounts based on the competitive market and contained essential performance incentives. The Committee did not adjust Mr. Hesse’s base salary level or his target incentive opportunity levels for the 2007 STI and LTI programs from the 2006 levels. On February 22, 2007, the Committee approved a one-time retention award for Mr. Hesse of 157,800 stock options to vest in full at the end of 4 years. In light of Mr. Hesse’s individual performance and company performance factors, the Committee believed it was important to attempt to secure continuity of leadership and this retention award was designed to meet that goal—while furthering the alignment of Mr. Hesse’s interests with the interests of shareholders. Mr. Hesse forfeited this retention award when he voluntarily resigned from the company on December 17, 2007.

Interim CEO Compensation

When Mr. Hesse resigned, our Board of Directors appointed Thomas A. Gerke, who was serving as our General Counsel—Law and External Affairs, to serve as our Interim President and Chief Executive Officer. Mr. Gerke’s appointment was a result of the Board’s ongoing leadership and succession planning process. In connection with this appointment, our Compensation Committee reviewed Mr. Gerke’s total direct compensation levels with the advice of its outside compensation advisor and considered his new responsibilities as Interim President and Chief Executive Officer and increased his annual base salary from $474,575 to $575,000. In consideration for accepting his interim appointment and the waiver of certain rights under his employment agreement, the Compensation Committee granted him 12,987 RSUs under our 2006 Equity Incentive Plan. By their terms, these RSUs will vest in full based on Mr. Gerke’s continued employment for one year after the grant date or earlier in the event of certain terminations of employment as provided in the award agreement and his employment agreement. Mr. Gerke’s compensation in his role as Interim President and Chief Executive Officer is well below the 50th percentile of our market analysis for an experienced CEO; however, our Compensation Committee believed this to be an appropriate level of compensation in light of the interim assignment.

Executive Compensation Design And Implementation

1.    Independent Compensation Committee Determines Compensation Components

Our Compensation Committee, which is comprised solely of independent directors, determines all total direct compensation elements for our Named Officers. The Committee’s process includes consulting with management and with its outside compensation advisor to perform a competitive market analysis using a variety of compensation design tools including internal pay comparison and tally sheets.

For internal pay comparison, we reviewed the relative importance and complexity of positions within our company and compared each Named Officer’s compensation to the compensation of our other executive officers to ensure appropriate relative positioning within our company. The Compensation Committee periodically reviews comprehensive tally sheets that generally include all material aspects of compensation, including the current value of all equity-based compensation held, and the value of payments to each Named Officer following a termination of employment under various scenarios. Tally sheets provide our Committee with a comprehensive picture of the total value an executive may be entitled to receive depending on certain company performance results, as well as potential value that may be realized over time through growth in equity holdings and other benefits available under certain termination circumstances. Tally sheets also serve to illustrate retention value or retention risk to support decision-making for the current year.

During the first quarter of each year the Committee conducts an evaluation of each Named Officer to determine if any adjustments in the officer’s compensation are appropriate based on the Named Officer’s performance and the competitive market analysis. At the Committee’s request, the CEO reviews with the Committee the performance of the other Named Officers and offers recommended compensation levels for each. The Committee gives considerable weight to the CEO’s evaluation of the other Named Officers and his compensation recommendation because of his direct knowledge of each officer’s performance and contributions.

With respect to the CEO’s compensation, the Committee solicits input from our Senior Vice President—Human Resources and from all independent members of the Board of Directors. The CEO does not participate in the Committee’s or Board’s deliberations or decisions regarding his compensation. For each of the Named Officers, the Compensation Committee independently determines each element of total direct compensation based on the Committee’s collective assessment of the officer’s performance as well as overall company performance.

2.    The Important Role of Long-Term Incentive Compensation

We believe that long-term equity awards are critical to our ability to attract and motivate a highly-talented executive team and to focus their efforts on creating and sustaining long-term shareholder value. Our 2007 LTI program was designed to reward our executives for our long-term performance and align their interests with the interests of our shareholders. We refer throughout this proxy statement to the awards made under our 2007 LTI program as our 2007 annual equity awards. Approximately 200 of our executives, including our Named Officers, participated in the program. In terms of target grant value, our 2007 annual equity award consisted of 75% performance-adjusted RSUs, and 25% time-vested stock options (as described in “Equity Grant Practices”). We grant a greater percentage of the award in performance-based RSUs in an effort to minimize the dilutive effects of our equity compensation program and because we believe that RSUs motivate our Named Officers to focus on stable growth of the company.

The RSU performance adjustment feature could result in the initial number of RSUs granted being increased up to 200%, or decreased to 0%, of the initial grant, based upon whether the performance objectives approved by our Compensation Committee were achieved. Those performance objectives measure (1) TSR of our common stock, relative to the S&P 500® (50% weighting); and (2) ROIC (50% weighting). The number of RSUs may be adjusted in two equal increments based on TSR and ROIC performance measured over a two-year period ending December 31, 2008 and over a three-year period ending December 31, 2009. The performance objectives have the following payout opportunities represented by a percentage of an individual’s target opportunity: threshold, 25%; target, 100%; and maximum, 200%. Actual performance as of the end of the performance period will result in the number of RSUs being increased up to 200% or decreased to 0% of the initial grant. Performance levels between the threshold, target, and maximum levels will be interpolated mathematically to calculate a proportionate payout. Performance below the threshold level for a performance objective will result in no payout for that objective. At the time of the performance adjustment, dividend equivalents based on the dividends paid on our common stock during the performance period will be paid on the adjusted number of RSUs.

The Committee selected performance objectives that it believes will focus our officers on improving our financial return to shareholders and our operating performance. TSR was selected as a market-based measure of our financial return to shareholders and is measured against the S&P 500®, rather than against our industry, to eliminate the potential effect of industry-specific returns. ROIC was selected because it is an internal measure of our profitability and potential return to shareholders and is a measure that may be directly affected by management decisions.

TSR is calculated as the stock price return over the performance period assuming reinvestment of all dividends. The threshold, target and maximum performance levels for our TSR performance objective are set forth in the following table.

Performance Level	EQ TSR Amount	% Payout

Maximum	S&P 500® + 1000 basis points	200%

Target	S&P 500®	100%

Threshold	S&P 500® - 1000 basis points	25%

Below Threshold	S&P 500® - 1000+ basis points	0%

We define ROIC as net operating profits after taxes over the performance period divided by the average annual net invested capital. Net operating profits after taxes do not include the impact of the non-cash expense for our LTI program RSU awards during the performance period. Our ROIC measurement includes adjustments made by the Compensation Committee for the applicable financial impact of significant unbudgeted items to ensure payouts are based on the actual performance of our business disregarding gains or losses not resulting from business operations, significant one-time changes or other significant non-recurring events.

We set our ROIC performance levels based on our confidential 3-year business plan and budget as approved by our Board of Directors. Because our ROIC performance levels are based on our internal forecasts and confidential information about our business, disclosure of these targets would cause us significant competitive harm. For example, in a highly-competitive and capital intensive industry such as telecommunications, a competitor’s knowledge of our strategic business plans or projected capital investment levels could provide information about our plans for investment in new technology or existing network infrastructure that could be used to implement competitive capital investment strategies that we may not be able to compete with or that force us to invest significantly higher levels of capital. Our ROIC performance levels are above our cost of capital, consistent with historical performance and require substantial improvement to achieve a 100% payout. Based on our internal analysis, our ROIC levels are among the highest in our industry and would have to remain near the top of the industry during the performance period to achieve a 100% payout—thus, we believe that our ROIC targets are relatively difficult to achieve.

For 2008, our Compensation Committee continued its granting methodology of previous years to grant an annual equity award of 75% performance-based RSUs and 25% time-vested stock options. For 2008, the LTI performance objectives measure multi-year performance goals for TSR relative to the S&P 500® (50% weighting), and Economic Value Added (50% weighting). The Compensation Committee changed the performance period from the two- and three-year periods used in 2007, to a single three-year performance period ending in 2010. The number of RSUs may be adjusted up to 200% or down to 0% based on performance during the performance period. The RSUs also will vest in a single installment of 100% on the third anniversary of the grant date. The stock options remain time-vested in three installments of 34% in February 2009, and 33% in each of February 2010 and 2011.

Analysis

RSUs Minimize Dilution and Support Long-Term Focus.  Since 2006, the composition of our annual equity awards has been weighted toward RSUs—75% RSUs and 25% stock options. An RSU entitles the recipient to receive a share of common stock (or equivalent cash value at the company’s discretion) if the recipient remains employed with us through the vesting date and the relevant performance targets are met. Unlike an option, the compensation value of an RSU does not depend solely on future stock price appreciation—at grant, the value of an RSU is equal to the value of a share of our common stock. Although the value of an RSU fluctuates with changes in stock price before it vests, as long as the relevant performance targets are satisfied the RSU continues to have long-term value, which motivates executives to focus on long-term growth. As a result, RSUs tie compensation directly to both increases and decreases in our stock price and recognize dividends paid to our shareholders, ensuring that their ultimate value reflects our TSR over the performance period. In contrast, the entire compensation value of a stock option depends on future stock price appreciation after the grant date. As a result, RSUs can deliver significantly greater share-for-share compensation value at the grant date compared to stock options, thus allowing us to provide comparable grant date compensation levels using fewer shares and creating less dilution for our shareholders.

Lengthy Vesting and Performance Periods Maximize Retention.  For our annual equity awards, vesting of both stock options and RSUs is generally subject to continued employment, and RSUs are generally subject to adjustment for company performance over a 2- to 3-year period. The application of these vesting periods ensures that a meaningful percentage of a Named Officer’s annual equity award will remain at risk for up to 3 years—a strong incentive to remain employed by us and to focus on positive long-term performance. Coupled with the performance adjustment feature associated with the RSUs, we also ensure that shares are delivered only after we have achieved certain financial goals and shareholder returns.

Size of Annual Equity Awards.  To determine the size of annual equity awards for the Named Officers, the Compensation Committee first establishes the target compensation value that it wants to deliver to the Named Officers through long-term equity awards. To determine that value, the Committee considers various factors, including:

•	The size and value of awards in previous years,

•	The relative weight of long-term equity in relation to total direct compensation,

•	The value of dividends or dividend equivalents paid with respect to the equity award,

•	The value of long-term equity awards for similar positions in the market,

•	The Named Officer’s experience and performance,

•	The scope and business impact of the Named Officer’s position, and

•	The perceived retention value of the total compensation package in light of the competitive environment for the Named Officer’s services.

Once the Committee has established the target compensation value, it then determines the number of RSUs and stock options to be granted by using the current value of our common stock and the Black-Scholes value of our options.

3.    The Role of Short-Term Incentive Compensation

We believe that short-term cash incentives help focus our executives on near-term objectives that are critical to our ability to compete and succeed in a highly-competitive industry. Our 2007 STI program is a broad-based program that pays our eligible employees between 0% and 200% of their target opportunity (which for Named Officers is a dollar amount based on a percentage of their base salary) based on our performance against three company-wide performance objectives that are established annually. The Compensation Committee selected three performance objectives that we believed were critical to our success in 2007 and relevant to our employees: Adjusted Service Revenue from our Telecommunications segment (our principal segment), or Adjusted Revenue (40% weighting), Adjusted Operating Cash Flow, or Adjusted Cash Flow (40% weighting), and customer satisfaction ratings improvement (20% weighting). Adjusted Revenue and Adjusted Cash Flow reflect adjustments made by our Compensation Committee for the applicable financial impact of significant unbudgeted items such as the purchase or sale of significant operations or assets, or settlements or accruals related to significant litigation, claims and assessments. These adjustments ensure payouts are based on the actual performance of our business disregarding gains or losses not resulting from our core business operations, significant one-time charges or other significant non-recurring events.

We measured Adjusted Revenue because we believed it was critical for us to focus on revenue in the face of ongoing industry-wide competitive pressures against a declining customer base and the importance of developing new sources of revenue to reverse that decline. We measured Adjusted Cash Flow because we believed it was important for us to improve our efficiency and profitability, and to ensure effective use of our capital expenditures. The Compensation Committee believes that Adjusted Cash Flow is a primary measure of profitability reflecting our ability to return value to shareholders. We also measured improvement in customer satisfaction ratings because our customers’ satisfaction is crucial to retaining our customers and growing our business. Our rationale is that satisfied customers will remain customers and generate greater revenues. We also believe that a focus on customer satisfaction is a crucial driver of employee behavior.

Our Adjusted Revenue performance objective for 100% payout was $5.752 billion and our Adjusted Cash Flow performance objective for 100% payout was $1.805 billion. The performance objectives take into account our expected company-wide performance and consider trends in our industry and among wireline telecommunications companies. Targeted performance levels were set to reflect our desire to slow the decline in access lines and increase our average revenue per household. The performance objectives have payout opportunities represented by a percentage of an individual’s target opportunity: threshold, 25%; target, 100%; and maximum, 200%. Performance levels between the threshold, target, and maximum levels will be interpolated mathematically to calculate a proportionate payout. Our target payouts represent the achievement of our confidential annual business plan. Our maximum payout reflects very ambitious objectives that we can only achieve if we produce exceptional business results. Our threshold payout represents the minimum level of performance for which we are willing to provide any payment. Performance below the threshold level for a performance objective will result in no payout for that objective.

Our customer satisfaction improvement objective is based on third party administered surveys that were conducted to measure customer satisfaction for each of our four business units (Business Markets, Consumer Markets, Wholesale Markets and Logistics). We established confidential baseline percentages and set confidential performance objectives that represented what we viewed as substantial, yet achievable, improvement in each business unit. We then compared our fourth quarter

2007 results to the baseline measurements to determine the percentage point increase on a business-unit-by-business-unit basis. After determining a performance percentage for each business unit, those results were weighted by revenue for each business unit to arrive at an aggregate payout percentage for customer satisfaction improvement.

Our customer satisfaction performance targets are confidential and disclosure of them could cause us significant competitive harm. In the highly competitive telecommunications industry, where retention of customers is critical to our business strategy, a competitor’s knowledge of our goals for customer satisfaction could provide insight about particular areas of focus from a marketing and customer service perspective that could be used to design and implement competitive marketing and advertising strategies detrimental to our business. Our customer satisfaction performance objectives require substantial improvement to achieve a 100% payout, and thus, we believe they are relatively difficult to achieve.

Consistent with the criteria for adjustments established at the time our Compensation Committee approved our 2007 STI performance objectives, adjustments were made to exclude the gains associated with a one-time asset sale and the expense associated with certain litigation. These adjustments ensure payouts are based on the actual performance of our business disregarding gains or losses not resulting from our core business operations, significant one-time charges or other significant non-recurring events.

The 2007 STI payout was calculated in the same manner for all eligible employees based on our company-wide performance, and all eligible employees, including our Named Officers, received payouts of 153.2% of their target opportunity. STI payouts received by our Named Officers were based on their target opportunities as they existed at the time the 2007 STI program was adopted. The payments under our 2007 STI Program satisfied the requirements for tax deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code. For additional information, see “Other Matters—Deductibility Cap on Executive Compensation.”

Analysis

Because we believe that maintaining focus on near-term objectives is important to our ability to compete and succeed in a highly-competitive industry, STI payments comprise an important part of our Named Officers’ total direct compensation. The Compensation Committee selected the performance objectives because these objectives are important components of our annual business plan, important factors for increasing shareholder value, and relevant to our employees. To encourage performance, the Committee established the STI performance objectives with the intent of paying around 100% of the target opportunity while setting the performance required for a maximum payout at a very ambitious level that reflects exceptional business results. Our payout of 153.2% reflects the significance of the business and operational results we achieved in 2007.

4.    Base Salary

We pay base salary, as fixed cash compensation, to compensate our employees for their individual skills, experience, and job performance. In 2007, our Named Officers except for our former Chief Executive Officer received merit-based salary increases in the range of 2.5%—6% of base salary. In addition, Mr. Gerke received a base salary increase of 21.2% when he was appointed as our Interim President and Chief Executive Officer in December 2007. The Compensation Committee

considered various factors including the officer’s experience and performance, the CEO’s recommendation for the officer’s compensation, our confidential internal budget, and the competitive marketplace for the officer’s services before approving these salary increases.

5.    The Role of Consultants

The Compensation Committee has selected and directly retained the services of ECA, an executive compensation consulting firm. ECA serves as the Committee’s outside compensation advisor to provide advice regarding executive compensation decisions. Under the terms of the engagement, ECA provides the Committee with relevant competitive market data and alternative program designs to consider and also provides guidance and oversight of all executive compensation analysis presented to the Committee by our management; however, ECA does not decide or approve any compensation actions taken by the Compensation Committee. The Committee reviews the total fees paid to ECA and regularly evaluates the relationships between management and ECA. Neither ECA nor its parent company, Korn/Ferry, has provided or will provide services to us without the advance consent of the Compensation Committee, other than those required to support the decisions of the Compensation Committee and the programs it reviews and approves.

To support our Compensation Committee’s decision-making in 2007, ECA prepared a comprehensive assessment of our executive compensation policies and programs developed in the prior year, including a detailed analysis of the compensation paid to our Named Officers and other senior executives as compared to the relevant labor market. Working for and on behalf of the Compensation Committee, ECA offered advice and oversight to management in the development of our policies and programs for implementation in 2007. ECA also provided advice to our Compensation Committee in its deliberations over our policies and programs. In particular, ECA supported our Compensation Committee with regard to performance-based plan designs through frequent direct interaction with the chair of the Committee and participation in the Committee’s executive sessions.

6.    The Role of Peer Groups and Benchmarking

With the assistance of its consultant, the Compensation Committee selected a compensation peer group of the following 11 companies in the communications industry that are similar to us based on revenue and breadth of operations.

Alltel Corporation	Echostar Communications Corporation

Cablevision Systems Corporation	Qwest Communications International, Inc.

CenturyTel, Inc.	Telephone & Data Systems, Inc.

Citizens Communications Company	Time Warner Cable, Inc.

Charter Communications, Inc.	Windstream Corporation

DIRECTTV, Inc.

ECA then conducted a market analysis using proxy data for the peer companies to benchmark each element of total direct compensation for our Named Officers. The peer company data was supplemented by additional data from third party surveys, the $3 to $10 billion revenue group of the Towers Perrin Compensation Data Bank® Executive Compensation Survey and the Radford Executive Survey as conducted by Radford Survey + Consulting, a company of AON Consulting. The Compensation

Committee uses this market analysis as a benchmark to compare each element of total direct compensation and aggregate total direct compensation to the 50 th percentile of the market. In the process of designing our compensation plans and programs, we also review the pay practices and plan designs (but not pay levels) of other telecommunications companies that are outside our size criteria, including AT&T, Inc., Verizon Communications, Inc., Sprint Nextel Corporation, and Cincinnati Bell, Inc.

7.    Total Direct Compensation Results

After conducting the market analysis, the Committee set each component of total direct compensation based upon various considerations, including our internal pay comparison, our Named Officers’ experience and time in their current positions, the scope and business impact of the officer’s position, and each officer’s level of individual performance.

This process resulted in the following total direct compensation levels for our Named Officers:

NAMED OFFICER	Base Salary (a)	STI Target Opportunity (b)	LTI Target Opportunity ( c)	Targeted Total Direct Compensation (d) = (a) + (b) + ( c)

Thomas A. Gerke	$474,575	$332,203	$1,600,000	$2,406,778

Daniel R. Hesse	1,000,000	1,200,000	7,000,000	9,200,000

Gene M. Betts	450,500	315,350	1,250,000	2,015,850

William R. Blessing	319,001	191,400	510,000	1,020,401

Thomas J. McEvoy	409,734	286,814	1,100,000	1,796,548

Harrison S. Campbell	409,734	286,814	1,100,000	1,796,548

E.J. Holland, Jr.	288,069	172,842	430,000	890,911

The 2007 targeted total direct compensation levels for our Named Officers varied from the 50th percentile of our defined market in various ways. The following summarizes these variances, along with certain 2008 actions that impact the Named Officers’ 2008 compensation relative to the defined market.

•

Mr. Hesse’s cash compensation (base salary plus STI target opportunity) was below the 50th percentile based on ECA’s market analysis. Mr. Hesse’s annual LTI target opportunity exceeded the 75th percentile. As a result, his 2007 total direct compensation opportunity was slightly below the 75th percentile. Taking into consideration the value of the one-time retention award, Mr. Hesse’s total compensation package for 2007 was at the 75th percentile of the relevant labor market. Even though it exceeded our general philosophy of providing total compensation at the 50th percentile of the market, we believe an emphasis on long-term, equity-based compensation is an important element of our compensation strategy which focuses our CEO on the ultimate goal of creating and sustaining long-term shareholder value.

•

With regard to Mr. Gerke’s former role of General Counsel—Law and External Affairs, his LTI target opportunity (awarded while in that former role) was above the 75th percentile of the market. However, his target opportunity for 2007 remained at the same level as the prior year, as set before our spin-off. Mr. Gerke’s resulting targeted total direct compensation as General Counsel—Law and External Affairs was below the 75th percentile. We believed that it was appropriate to maintain Mr. Gerke’s target LTI at this level to recognize the long-term strategic importance of our regulatory function and our Wholesale Markets business unit, for which he had oversight responsibility, to our business, his value to the Company as a seasoned executive, and his potential for future leadership positions. With regard to Mr. Gerke’s role as our Interim CEO, his total direct compensation, including the value of a one-time equity award, was well below the 50th percentile of the market for an experienced CEO. On March 3, 2008, we announced that Mr. Gerke had been named our President and Chief Executive Officer. The terms of his Employment Agreement are discussed in the Form 8-K filed with the SEC on March 4, 2008.

•

In 2007, all elements of total direct compensation for Mr. Betts were below the 50th percentile. This was due to the historical compensation levels of his prior role at our former parent before our spin-off and his somewhat short tenure in the Chief Financial Officer position at Embarq. In February 2008, the Compensation Committee engaged in its annual compensation review process for Named Officers and based on its review of the market analysis, and consideration of the experience and time in his current position and the scope and business impact of the CFO position, approved 2008 cash compensation for Mr. Betts, as follows: 2008 base salary of $550,000 and 2008 STI opportunity of $440,000. These adjustments more closely align his cash compensation with the 50th percentile of the relevant market for chief financial officer positions.

•

All elements of total direct compensation for Messrs. Campbell, McEvoy and Holland were below the 50th percentile due to the historical compensation levels of their prior roles at our former parent before our spin-off and their somewhat short tenure at their current levels of responsibility at Embarq. All three officers assumed their current positions in 2005 or 2006. In 2007 and 2008, the Committee reviewed their compensation levels and provided modest adjustments consistent with our approach to annual compensation adjustments for all employees. As a result, their targeted total direct compensation levels remain below the 50th percentile.

8.    Other Compensation

Executive Perquisites.  We believe executive perquisites should be limited because the overall structure of our compensation and benefit programs should be broadly similar across the organization and because our cash and equity compensation is sufficiently competitive to attract highly skilled executives. In 2007, perquisites were not a material part of any of our Named Officer’s compensation.

We maintain a fractional interest in corporate aircraft for purposes of providing efficient business travel for certain executives. Under a policy approved and monitored by our Compensation Committee, our CEO has access to the aircraft for limited personal use if he pays directly to the aircraft management company the incremental costs of such use. Under our approved policy, depending on seat availability, family members may travel on the corporate aircraft to accompany executives who are traveling for business, or in our CEO’s case, also as part of the limited personal use. Our policy requires the CEO to pay the aircraft management company directly for all incremental expenses associated with permitted personal use.

Retirement Benefits.  Our Named Officers are eligible for benefits under the terms of our tax-qualified defined benefit pension plan, our supplemental executive retirement plan, and our tax-qualified 401(k) plan. The key terms of the Pension Plan and SERP are described in the narrative to the Pension Benefits Table.

Other Matters

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code places a limitation of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our Named Officers. There is an exception to this limitation for performance-based compensation that meets certain requirements. To maintain flexibility in our compensation program and serve the interest of our shareholders, our Compensation Committee generally designs our STI and LTI programs to satisfy the requirements of Section 162(m), but has not adopted a policy requiring all Named Officer compensation to be deductible. For example, Mr. Gerke’s December 2007 RSU grant made by the Committee in connection with his appointment as our Interim Chief Executive Officer does not qualify as qualified performance-based compensation under Section 162(m). We have analyzed the potential effect of IRS Private Letter Ruling 20084004 on the deductibility of our outstanding equity awards and do not believe it would have a material adverse effect.

Equity Grant Practices

Grant Timing.  Our Compensation Committee has adopted an Equity Grant Policy which generally provides that the Committee will approve annual equity awards in connection with the Committee’s first regular meeting that occurs at least one full trading day after we release our fourth quarter financial results. Other equity awards, including new hire, special recognition and retention awards will generally be made at the same meeting unless our Compensation Committee determines, on a case-by-case basis, that it is appropriate to make an award at another time. Our Compensation Committee approved the 2007 annual equity award on February 22, 2007, following the release of our 2006 annual financial results. Mr. Gerke’s December 2007 RSU grant made by the Committee in connection with his appointment as our Interim President and Chief Executive Officer was made at a time that was within an earnings-related blackout period under our securities law compliance policy; however, our Board of Directors determined that special considerations warranted the grant at that time, as permitted by the Equity Grant Policy.

Determination of the Number of Securities Granted.  Our Compensation Committee uses a 30-day volume-weighted average stock price to determine the number of securities granted based on the target grant values approved by our Compensation Committee. Using the 30-day volume-weighted average stock price allows for the normalization of stock price over the period measured and minimizes the effect of price volatility, which we believe is a more appropriate method than what may be obtained by a spot price or single-day methodology, which may be affected by a significant one-time price event. The 30-day period generally will be a 30-day period ending as close as practicable to the date of the meeting at which the grant is approved. Because our Compensation Committee uses a 30-day weighted average to determine the number of options and RSUs to grant and the closing price of our common stock on the grant date to value options and RSUs, the amounts reported in the Grants of Plan-Based Awards Tables may differ from the target grant values approved by our Compensation Committee.

Exercise Price.  Our 2006 Equity Incentive Plan provides that the exercise price of stock options is equal to at least the fair market value of a share of our common stock on the grant date. For stock options granted in 2007, fair market value was the closing price of a share of our common stock on the grant date.

Executive Stock Ownership Guidelines

Our Corporate Governance Guidelines include executive stock ownership guidelines, which require our Chief Executive Officer to own Embarq securities equal to 5 times his base salary, and other Named Officers to own Embarq securities equal to 2 or 3 times their base salaries, depending on their positions. Individuals have 5 years from the time they become subject to the requirements to comply with these guidelines. We believe these guidelines focus our Named Officers on increasing shareholder value. Certain other executives also are subject to ownership guidelines. These guidelines were established to emphasize the importance of stock ownership among our executives. The levels were determined in consultation with Compensation Committee’s advisor and based on common market practices.

Hedging Policy

Our Securities Law Compliance Policy prohibits our employees, including our Named Officers, from engaging in any hedging transaction (including but not limited to short sales, derivative transactions, or any other arrangement) whereby the participant would profit from a devaluation of our securities.

Compensation Recoupment

Our Corporate Governance Guidelines provide that we may recover compensation awarded to or received by certain executives, including our Named Officers, if the Board of Directors determines that such compensation was awarded or paid based on any financial result or operating metric that was impacted by the knowingly or intentionally fraudulent or illegal conduct of the executive. Our Board of Directors makes all determinations regarding compensation recoupment including appropriate recovery amounts.

Compensation Committee Report

The following Compensation Committee report was prepared and approved by the members of the Compensation Committee who served during the period it considered 2007 executive compensation discussed in this proxy statement. Richard A. Gephardt was appointed to the Committee effective March 3, 2008 and did not participate in any meetings of the Committee related to 2007 compensation.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

Based on the review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for Embarq’s 2008 annual meeting of shareholders and be incorporated by reference into Embarq’s Annual Report on Form 10-K.

The Compensation Committee

Laurie A. Siegel, Chair

Dinesh C. Paliwal

Stephanie M. Shern

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation of our Named Officers for the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
Thomas A. Gerke - Chief Executive Officer	2007(6)	$472,907	$0	$1,827,074	$786,590	$508,935	$61,623	$3,825	$3,660,954
	2006	460,558	501,900	818,410	655,215	365,910	57,489	22,557	2,882,039
Daniel R. Hesse - Former Chief Executive Officer	2007(7)	1,026,822	0	(1,341,363)(8)	584,410(9)	0	0(10)	3,420	273,289
	2006	960,482	0	2,199,615	1,260,231	1,271,349	150,143	71,704	5,913,524
Gene M. Betts - Chief Financial Officer	2007	444,867	0	1,104,035	430,552	483,116	81,847	4,425	2,548,842
	2006	421,879	356,809	424,894	263,905	335,879	60,479	4,242	1,868,087
William R. Blessing - Former SVP Corporate Strategy & Development(11)	2007	309,223	0	918,531(12)	444,297	280,372	44,099	21,263	2,017,785
Harrison S. Campbell - President Consumer	2007	406,336	164,000	1,210,429	518,362	439,399	36,397	4,717	2,779,640
	2006	395,707	0	549,038	318,120	314,383	31,212	21,240	1,629,700
E.J. Holland, Jr. - SVP Human Resources	2007	285,269	122,200	396,577	208,707	264,795	82,144	5,172	1,364,864
Thomas J. McEvoy - President Business	2007	406,336	169,491	1,213,784	491,222	439,399	47,544	5,060	2,772,836

1.	Reflects the final payments under the Sprint Nextel Retention Program, which were delivered to Messrs. Campbell, Holland and McEvoy in 2007 in connection with the one-year anniversary of our spin-off and to Messrs. Betts and Gerke in 2006 in connection with the one-year anniversary of the Sprint Nextel merger.

2.	Reflects compensation expense recognized during the fiscal year in accordance with SFAS 123R, disregarding estimates of forfeitures, with respect to Sprint Nextel RSUs and Embarq RSUs held by Named Officers. Assumptions used in the calculation of compensation expense for Embarq RSUs are included in Note 7 to Embarq’s consolidated financial statements for the fiscal year ended December 31, 2007 included in Embarq’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Assumptions used in the calculation of compensation expense for Sprint Nextel RSUs include the types of assumptions described in Note 7 to Embarq’s consolidated financial statements for the fiscal year ended December 31, 2007 included in Embarq’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and are based on the average of the high and low price of Sprint Nextel shares on the day of grant. The 2006 value represents our expense following the spin-off. For the period January 1, 2006 through May 17, 2006, equity based compensation expense was allocated to Embarq by its former parent, Sprint Nextel, based on total headcount. As such, the methodology by which these amounts were expensed does not permit computation on an individual-by-individual basis. For illustrative purposes only, assuming the spin-off had occurred on January 1, 2006 and the expense allocation described had not occurred, the compensation expense Embarq would have recognized during the January 1, 2006 to May 17, 2006 period for stock awards would have approximated: $480,000 for Mr. Hesse, $150,000 for Mr. Betts, $350,000 for Mr. Gerke and $230,000 for Mr. Campbell.

3.	Reflects compensation expense recognized during the fiscal year in accordance with SFAS 123R, disregarding estimates of forfeitures, with respect to Embarq stock options held by Named Officers. Assumptions used in the calculation of this amount are included in Note 7 to Embarq’s consolidated financial statements for the fiscal year ended December 31, 2007 included in Embarq’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The 2006 value represents our expense following the spin-off. For the period January 1, 2006 through May 17, 2006, equity based compensation expense was allocated to Embarq by its former parent, Sprint Nextel, based on total headcount. As such, the methodology by which these amounts were expensed does not permit computation on an individual-by-individual basis. For illustrative purposes only, assuming the spin-off had occurred on January 1, 2006 and the expense allocation described had not occurred, the additional compensation expense Embarq would have recognized during the January 1, 2006 to May 17, 2006 period for stock options would have approximated: $360,000 for Mr. Hesse, $130,000 for Mr. Betts, $400,000 for Mr. Gerke and $180,000 for Mr. Campbell.

4.	The value reflects the amount earned under our STI program through December 31 of the year reported, and approved by our Compensation Committee in February of the following year, and paid to our Named Officers shortly thereafter. Mr. Hesse forfeited his 2007 STI payout as a result of his voluntary termination of employment on December 17, 2007.

5.	Amounts listed for 2007 are solely attributable to the aggregate change in actuarial present value of the Named Officer’s accumulated benefit under the Pension Plan and the SERP. Mr. Hesse was not vested and therefore forfeited all of his benefits under the Pension Plan and SERP as a result of his voluntary termination. We do not maintain any other nonqualified deferred compensation plan.

6.	Reflects compensation adjustments and awards related to Mr. Gerke’s acceptance of his appointment as Interim President and Chief Executive Officer on December 17, 2007. See “Interim CEO Compensation” under Compensation Discussion and Analysis for further detail.

7.	Mr. Hesse voluntarily terminated his employment with us effective December 17, 2007. As a result of his voluntary termination and consistent with his employment agreement and the underlying plans, Mr. Hesse forfeited all unvested equity, pension and SERP benefits and his right to receive an incentive payment under our 2007 STI program.

8.	As a result of his voluntary termination of employment on December 17, 2007, Mr. Hesse forfeited all of his unvested RSUs. However, he was not required to repay dividend equivalents of $858,252 paid to him with respect to these RSUs. Accordingly, this forfeiture resulted in the net intra-year reversal of $5,659,926 of compensation expense that would have been reported in 2007 as well as $2,199,615 related to unvested awards recognized in 2006.

9.	As a result of his voluntary termination of employment on December 17, 2007, Mr. Hesse forfeited all of his unvested options. This forfeiture resulted in the intra-year reversal of $2,229,236 in compensation expense that would have been reported in 2007.

10.	According to the terms of the applicable plan, Mr. Hesse was not vested under our Pension Plan and our SERP and therefore forfeited all of his accrued benefits under each plan as a result of his voluntary termination of employment. The aggregate change in the actuarial present value of Mr. Hesse’s accrued benefits for 2007 was -$189,017.

11.	In connection with the elimination of his position, Mr. Blessing’s last day with the company was December 15, 2007. Amounts shown for Mr. Blessing include compensation expense recognized in the fourth quarter of 2007 as a result of his termination of employment, including the value of outstanding equity awards that will vest during or at the end of his severance period in accordance with the terms of the award agreements and which were recognized in our 2007 financial statements and other severance-related cash payments of approximately $16,900.

12.	As a result of his termination of employment on December 15, 2007 and following his severance period, Mr. Blessing will forfeit certain unvested RSUs. This forfeiture resulted in the intra-year reversal of $12,505 in compensation expense that would have been reported in 2007.

GRANTS OF PLAN-BASED AWARDS

2007 Annual Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Thomas A. Gerke	02/22/07				5,510	22,043(2)	44,086				1,243,886
	02/22/07								36,069(3)	$56.43	432,107
	12/19/07							12,987(4)			625,584
		83,051	332,203	664,406
Daniel R. Hesse	02/22/07				24,109	96,436(5)	192,872				5,441,883
	02/22/07								157,800(6)	$56.43	1,890,444
	02/22/07								157,800(7)	$56.43	1,931,472
		300,000	1,200,000(8)	2,400,000
Gene M. Betts	02/22/07				4,305	17,221(2)	34,442				971,781
	02/22/07								28,179(3)	$56.43	337,584
		78,838	315,350	630,700
William R. Blessing	02/22/07				1,756	7,026(2)(9)	14,052				396,477
	02/22/07								11,497(3)(10)	$56.43	137,734
		47,850	191,400(11)	382,801
Harrison S. Campbell	02/22/07				3,788	15,154(2)	30,308				855,140
	02/22/07								24,797(3)	$56.43	297,068
		71,704	286,814	573,628
E. J. Holland, Jr.	02/22/07				1,481	5,924(2)	11,848				334,291
	02/22/07								9,693(3)	$56.43	116,122
		43,211	172,843	345,685
Thomas J. McEvoy	02/22/07				3,788	15,154(2)	30,308				855,140
	02/22/07								24,797(3)	$56.43	297,068
		71,704	286,814	573,628

Our 2007 STI payout opportunities are reflected under the heading “Estimated Future Payments Under Non-Equity Incentive Plan Awards” and are amounts that correspond to a percentage of an individuals target opportunity as follows: threshold, 25%; target, 100%; and maximum, 200%. The performance objectives and weightings are described in detail in the Compensation Discussion and Analysis under the heading “The Role of Short-Term Incentive Compensation.” Our 2007 LTI payout opportunities are reflected under the heading “Estimated Future Payments Under Equity Incentive Plan Awards” and are amounts that correspond to a percentage of an individuals’ target opportunity as follows: threshold, 25%; target, 100%; and maximum, 200%. The performance objectives and weightings are described in detail in the Compensation Discussion and Analysis under the heading “The Important Role of Long-Term Incentive Compensation.”

1.	Amounts earned under our 2007 STI program for the year ended December 31, 2007, which were approved by our Compensation Committee in February 2008 based on our performance in 2007 and paid to our Named Officers shortly thereafter, are reported in the Summary Compensation Table and described in “The Role of Short-Term Incentive Compensation” under “Compensation Discussion and Analysis.”

2.	RSUs vest in 2 equal installments on February 22, 2009 and February 22, 2010 and are subject to performance adjustment under our 2007 LTI program based on performance through December 31, 2008 and performance through December 31, 2009. For additional details, see “The Important Role of Long-Term Incentive Compensation”.

3.	Options vest in 3 annual installments: 34% on February 22, 2008 and 33% on each of February 22, 2009 and February 22, 2010.

4.	Award granted in connection with Mr. Gerke’s appointment as Interim President and Chief Executive Officer. RSUs vest in full on December 19, 2008.

5.	Upon Mr. Hesse’s departure from the Company in December 2007, this restricted stock unit award was forfeited in accordance with the terms of the award agreement.

6.	Upon Mr. Hesse’s departure from the Company in December 2007, this stock option was forfeited in accordance with the terms of the award agreement.

7.	Upon Mr. Hesse’s departure from the Company in December 2007, this stock option was forfeited in accordance with the terms of the award agreement. The option was originally scheduled to vest in a lump sum on February 22, 2011.

8.	Represents the initial STI target value as approved the by the Compensation Committee in February 2007. As a result of Mr. Hesse’s voluntary resignation on December 17, 2007, he is not eligible for an STI payout.

9.	At the end of Mr. Blessing’s severance period on June 15, 2009, 879 of the 3,513 shares underlying this RSU grant scheduled to vest on February 22, 2010 will be forfeited in accordance with the terms of the award agreement.

10.	At the end of Mr. Blessing’s severance period on June 15, 2009, the final tranche of stock options to purchase 3,794 shares with a grant date fair value of $45,452 will be forfeited in accordance with the terms of the award agreement.

11.	Represents the initial STI target value as approved the by the Compensation Committee in February 2007. As a result of Mr. Blessing’s termination of employment on December 15, 2007, his STI target amount was reduced pro-rata to $183,010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table lists all outstanding Embarq equity awards held by our Named Officers, as well as outstanding Sprint Nextel RSUs held by our Named Officers because these awards vest based upon the Named Officers’ continued service to us. For a detailed description of the Embarq awards, see “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

	Options				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($) (1)
Thomas A. Gerke	4,318	0	$120.97	02/09/08	31,994(2)	$1,584,663
Embarq awards	103	0	145.37	02/09/08	3,039(3)	150,522
	744	0	195.13	02/09/08	21,980(4)	1,088,669
	531	0	215.93	02/09/08	22,043(5)	1,091,790
	14,786	0	72.44	02/08/09	12,987(6)	643,246
	783	0	187.35	02/08/09
	1,635	0	215.93	02/08/09
	2,152	0	91.38	01/03/10
	1,883	0	91.38	01/24/10
	345	0	91.38	02/08/10
	672	0	91.38	08/07/10
	8,621	0	91.38	05/11/11
	2,638	0	46.09	02/11/12
	2,654	0	48.10	02/19/12
	9,495	0	48.10	03/27/13
	0	4,237(7)	33.86	02/10/14
	0	8,474(7)	33.34	02/10/14
	24,647(9)	24,645(8)	49.72	02/08/15
	23,653(10)	45,912(9)	45.06	02/07/16
	0	36,069(10)	56.43	02/22/17
Sprint Nextel awards					60,814(11)	798,488

Daniel R. Hesse	109,775	0	44.70	03/16/08(12)	-	-
Embarq awards	103,480	0	45.06	03/16/08(12)	-	-

Gene M. Betts	11,640	0	77.16	02/09/08	21,255(2)	1,052,760
Embarq awards	14,721	0	99.43	02/09/08	1,278(3)	63,299
	3,711	0	119.98	02/09/08	14,666(4)	726,407
	719	0	186.42	02/09/08	17,221(5)	852,956
	2,634	0	220.93	02/09/08
	21,524	0	72.44	02/08/09
	4,613	0	99.43	02/08/09
	6,951	0	124.68	02/08/09
	858	0	186.42	02/08/09
	1,596	0	187.35	02/08/09
	3,398	0	220.93	02/08/09
	8,071	0	91.38	01/03/10

	Options				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($) (1)
	7,264	0	91.38	01/24/10
	971	0	91.38	02/08/10
	2,017	0	91.38	08/07/10
	13,312	0	91.38	05/11/11
	3,983	0	46.09	02/11/12
	6,385	0	43.06	02/19/12
	0	1,848(7)	33.86	02/10/14
	0	3,698(7)	33.34	02/10/14
	10,374(9)	10,369(8)	49.72	02/08/15
	15,715(10)	30,502(9)	45.06	02/07/16
	0	28,179(10)	56.43	02/22/17
Sprint Nextel awards					25,592(11)	336,023

William R. Blessing	20,239	0	49.12	02/09/08	10,198(2)	505,107
Embarq awards	10,398	0	136.60	02/09/08	940(3)	46,558
	2,094	0	187.35	02/09/08	8,028(4)	397,627
	2,660	0	220.33	02/09/08	7,026(5)(13)	347,998
	28,089	0	57.97	02/08/09
	4,695	0	72.44	02/08/09
	1,180	0	124.68	02/08/09
	3,272	0	187.35	02/08/09
	5,919	0	40.76	01/03/10
	11,031	0	91.38	01/03/10
	4,304	0	40.76	01/24/10
	5,650	0	91.38	01/24/10
	1,281	0	40.76	02/08/10
	1,787	0	91.38	02/08/10
	2,798	0	40.76	08/07/10
	1,399	0	91.38	08/07/10
	11,479	0	40.76	05/11/11
	8,341	0	91.38	05/11/11
	1,319	0	46.09	02/11/12
	2,108	0	16.08	03/27/13
	4,217	0	21.90	03/27/13
	2,759(17)	2,756(17)	33.34	02/10/14
	1,379(17)	1,378(17)	33.86	02/10/14
	7,629(9)	7,627(8)	49.72	02/08/15
	7,540(10)	14,634(9)	45.06	02/07/16
	0	11,497(10)(14)	56.43	02/22/17
Sprint Nextel awards					18,823(11)	247,146

Harrison S. Campbell	2,959	0	81.40	04/09/11	21,076(2)	1,043,894
	0	2,959(7)	33.86	02/10/14	2,035(3)	100,794
	0	5,919(7)	33.34	02/10/14	6,828(4)	338,191

	Options				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($) (1)
	16,506(9)	16,501(8)	49.72	02/08/15	15,154(5)	750,578
	0	30,244(16)	45.06	02/07/16
	0	24,797(10)	56.43	02/22/17
Sprint Nextel awards					40,723(11)	534,693

E. J. Holland, Jr.	7,567	0	72.44	02/08/09	8,308(2)	411,495
	1,345	0	91.38	01/03/10	460(3)	22,784
	1,210	0	91.38	01/24/10	8,274(4)	409,811
	185	0	91.38	02/08/10	5,924(5)	293,416
	807	0	91.38	08/07/10
	5,529	0	91.38	05/11/11
	7,105	0	24.11	02/19/12
	3,552	0	33.08	02/19/12
	2,192	0	21.88	03/27/13
	5,475	0	21.90	03/27/13
	1,096	0	15.37	03/27/13
	2,737	0	16.08	03/27/13
	3,496(17)	2,329(17)	33.34	02/10/14
	1,749(17)	1,163(17)	33.86	02/10/14
	0	6,142(18)	45.20	02/08/15
	0	11,922(16)	45.06	02/07/16
	0	9,693(10)	56.43	02/22/17
Sprint Nextel awards					9,211(11)	120,940

Thomas J. McEvoy	346	0	193.16	02/09/08	21,076(2)	1,043,894
	2,040	0	57.97	02/08/09	2,076(3)	102,824
	16,465	0	72.44	02/08/09	13,160(4)	651,815
	12,914	0	40.76	01/03/10	15,154(5)	750,578
	3,228	0	91.38	01/03/10
	6,457	0	40.76	01/24/10
	2,421	0	91.38	01/24/10
	1,637	0	40.76	02/08/10
	428	0	91.38	02/08/10
	8,878	0	40.76	08/07/10
	1,883	0	91.38	08/07/10
	31,950	0	40.76	05/11/11
	10,650	0	91.38	05/11/11
	1,992	0	46.09	02/11/12
	3,699	0	16.08	03/27/13
	7,398	0	21.90	03/27/13
	2,220(15)	2,219(15)	33.86	02/10/14
	0	4,438(7)	33.34	02/10/14
	16,834(9)	16,834(8)	49.72	02/08/15
	15,582(10)	30,244(9)	45.06	02/07/16
	0	24,797(10)	56.43	02/22/17
Sprint Nextel awards					41,538(11)	545,394

1.	Market value is calculated using the December 31, 2007 closing stock price on the New York Stock Exchange of $49.53 for Embarq common stock and $13.13 for Sprint Nextel common stock.

2.	RSUs vest in 2 equal installments. 50% vested on February 7, 2008 the remaining 50% will vest on February 7, 2009.

3.	RSUs vested on February 8, 2008.

4.	RSUs vest in three annual installments. 34% vested on May 21, 2007 and the remaining shares will vest in equal amounts on each of May 21, 2008 and May 21, 2009.

5.	RSUs vest in 2 equal installments on February 22, 2009 and February 22, 2010. RSUs are subject to two performance adjustments under our 2007 LTI program based on performance through December 31, 2008 and performance through December 31, 2009. For additional details, see “Embarq Compensation Program—Long-Term Incentive Compensation.”

6.	RSUs vest in full on December 19, 2008.

7.	Option vested in full on February 10, 2008.

8.	Option vests in 4 equal annual installments. 25% vested on each of February 8, 2006, February 8, 2007 and February 8, 2008. The remainder will vest on February 8, 2009.

9.	Option vests in three annual installments. 34% vested on February 7, 2007, 33% vested on February 7, 2008 and the remaining 33% will vest on February 7, 2009.

10.	Option vests in three annual installments. 34% vested on February 22, 2008 and 33% will vest on each of February 22, 2009 and February 22, 2010.

11.	Sprint Nextel RSU awards vested in full on February 8, 2008.

12.	Pursuant to the plan under which these option grants were made, the expiration date of Mr. Hesse’s vested stock options was changed to March 16, 2008, which is 90 days from his date of termination of employment.

13.	At the end of Mr. Blessing’s severance period on June 15, 2009, 879 of the 3,513 shares of this RSU grant scheduled to vest on February 22, 2010 will be forfeited pursuant to the agreement under which the award was granted.

14.	At the end of Mr. Blessing’s severance period on June 15, 2009, the final tranche of 3,794 option shares will be forfeited.

15.	Option vested in 2 equal annual installments on each of February 10, 2007 and February 10, 2008.

16.	Option vests in two annual installments. 50% vested on February 7, 2008 and the remaining 50% will vest on February 7, 2009.

17.	Options vested in 4 equal annual installments beginning on February 10, 2005. The final installment vested on February 10. 2008.

18.	Option vests in two annual installments. 50% vested on February 8, 2008 and the remaining 50% will vest on February 8, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table reflects Embarq stock option exercises and Embarq and Sprint Nextel stock award vestings during 2007.

	Embarq Stock Options		Embarq Stock Awards		Sprint Nextel Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (4)
Thomas A. Gerke	149,993	$4,198,583	13,126	$832,648	36,000	$645,840
Daniel R. Hesse	0	0	15,376	1,000,901	0	0
Gene M. Betts	113,484	2,069,218	8,343	533,561	15,750	282,555
William R. Blessing	0	0	4,725	300,444	11,813	211,925
Harrison S. Campbell	32,673	852,847	4,783	296,049	25,313	454,115
E. J. Holland, Jr.	64,715	1,504,239	4,760	303,860	9,900	177,606
Thomas J. McEvoy	23,794	421,108	7,726	491,485	18,900	339,066

1.	Values realized on exercise represent the difference between the fair market value per share on the date of exercise and the strike price of the option multiplied by the number of shares exercised.

2.	Reflects total number of shares of common stock acquired upon the vesting of RSUs (including shares withheld for the payment of taxes).

3.	Values realized represent the fair market value per share of Embarq common stock on the vesting date multiplied by the number of shares vested. Pursuant to the plan under which awards were granted, fair market value was defined as the average between the high and low prices on a particular date.

4.	Values realized represent the fair market value per share of Sprint Nextel common stock on the vesting date multiplied by the number of shares vested. Pursuant to the plan under which awards were granted, fair market value was defined as the average between the high and low prices on a particular date.

PENSION BENEFITS TABLE

The following table shows each Named Officer’s number of years of credited service and present value of accumulated benefits under our Pension Plan and our SERP. No payments were made under the plans to any Named Officer during the last fiscal year.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1) (2)	Payments During Last Fiscal Year ($)
Thomas A. Gerke	Embarq Retirement Pension Plan	13.3333	$151,449	$0
	Embarq SERP	13.3333	203,883	0
Daniel R. Hesse	Embarq Retirement Pension Plan	2.5833	0	0
	Embarq SERP	2.5833	0	0
Gene M. Betts	Embarq Retirement Pension Plan	21.0000	318,931	0
	Embarq SERP	21.0000	361,168	0
William R. Blessing	Embarq Retirement Pension Plan	25.9167	313,089	0
	Embarq SERP	25.9167	179,928	0
Harrison S. Campbell	Embarq Retirement Pension Plan	12.0833	100,748	0
	Embarq SERP	12.0833	99,261	0
E.J. Holland, Jr.	Embarq Retirement Pension Plan	8.9167	252,465	0
	Embarq SERP	8.9167	182,819	0
Thomas J. McEvoy	Embarq Retirement Pension Plan	27.7500	192,803	0
	Embarq SERP	27.7500	158,715	0

1.	Represents the lump sum present value as of December 31, 2007, of the annual pension benefit that would be payable under each plan for the participant’s life beginning at normal retirement age (age 65).

2.	Since Mr. Hesse was not vested at the time of his termination of employment on December 17, 2007, he is not entitled to any benefits under the Pension Plan or the SERP.

Assumptions

Accumulated benefits are calculated based on credited service and eligible compensation as of December 31, 2007, thus all results shown are estimates only—actual benefits will be based on service, compensation and other data at time of termination of employment. We have used the following assumptions for the calculations included in the Pension Benefits Table:

•	Measurement Date: December 31, 2007;

•	Interest Rate for Present Value: 6.3%;

•	Mortality (Pre Commencement): None;

•	Mortality (Post Commencement): RP-2000 (Sex-distinct);

•	Withdrawal and disability rates: None;

•	Retirement rates: None prior to Age 65; and

•	Normal Retirement Age: Age 65.

Pension Plan

Our Retirement Pension Plan is a broad-based, tax-qualified defined benefit pension plan that provides benefits to our eligible employees. Generally, all active employees, except for certain bargaining unit employees are eligible to participate in the Plan. Benefits under the Pension Plan are based on each participant’s number of years of credited service and the participant’s eligible compensation. We do not credit service in the Pension Plan beyond the actual number of years of participation. The years of credited service for our Named Officers are based only on their service while eligible for participation in the Pension Plan.

A participant’s eligible compensation under the Pension Plan is equal to base salary and certain annual short-term incentive compensation, plus any sales commissions and sales bonus compensation amounts. The amount of compensation recognized under the Pension Plan is limited by the compensation limit under the Internal Revenue Code (which was $225,000 in 2007). The amount of benefits provided under the Pension Plan are limited by the benefit limits of the Internal Revenue Code (which for 2007 was $180,000 expressed in the form of an annual annuity beginning at normal retirement age).

Benefits under the Pension Plan, expressed as an annual annuity beginning at normal retirement age, are equal to (1) 1.5% times average eligible annual compensation for 60 months ending December 31, 1993, times years of service through December 31, 1993, plus (2) 1.5% times eligible compensation earned after 1993 to date of retirement or termination. Portions (1) and (2) of the above computation apply to Messrs. Blessing, Betts and McEvoy. Portion (1) of the above computation does not apply to Messrs. Campbell, Gerke, Hesse and Holland as they began employment after 1993.

Participants who are at least age 55 and have 10 or more years of service are eligible to elect a reduced early retirement benefit. Mr. Betts is the only Named Officer who was eligible for early retirement benefits under the Pension Plan on December 31, 2007. In accordance with the provisions of the Pension Plan, there is a 5% per year (.4167% per month) reduction in the Participant’s accrued benefit for each year (months) the benefit commences prior to the employee’s normal retirement date. Also, in the event a Participant is involuntarily terminated, not for cause, as a result of a workforce reduction, plant closing or job elimination, and the sum of the Participant’s age at last birthday (no minimum age) and whole years of service (no rounding up) equals at least 75, the Participant would be eligible for special early retirement benefits. There is a 2.5% per year (.2083% per month) reduction in the Participant’s accrued benefit for each year (months) the special early retirement benefit commences prior to their normal retirement date. At the conclusion of his severance pay period, Mr. Blessing will be eligible for special early retirement benefits under the Pension Plan.

Benefits for our Named Officers under the Pension Plan are payable only in the form of an annuity with monthly benefit payments. No lump sum payments are available. Benefits under the Pension Plan are funded by an irrevocable tax-exempt trust.

Supplemental Executive Retirement Plan

Our SERP is an unfunded, nonqualified defined benefit pension plan. We offer the SERP (in addition to our Pension Plan) to provide benefits to our eligible employees whose benefits under the Pension Plan are limited by the restrictions of the Internal Revenue Code. Benefits under the SERP are based on each participant’s number of years of credited service and the participant’s eligible compensation. All of our Named Officers participate in the SERP.

Generally, a participant’s years of credited service under the SERP are based on the years an employee participates in the Pension Plan. However, the SERP contains a mid-career pension enhancement provision that allows the board of directors to credit a participant with years of service that are in addition to the participant’s actual years of service with the Company. None of our Named Officers has received a mid-career pension enhancement, so the years of credited service under the SERP for the Named Officers are based only on their service with the Company.

A participant’s eligible compensation under the SERP is the same as eligible compensation under our Pension Plan, but without considering the compensation limits of the Internal Revenue Code and including any deferred compensation plan deferrals made under the Sprint Nextel EDCP.

Our SERP provides a benefit equal to the portion of an individual’s benefit that would be accrued under our Pension Plan—at the same rate of accrual—if the Internal Revenue Code limitations on amounts of benefits and compensation under the Pension Plan were disregarded. In particular, benefits under the SERP, expressed as an annual annuity beginning at normal retirement age, are equal to (1) 1.5% times average annual compensation for 60 months ending December 31, 1993, times years of service through December 31, 1993, plus (2) 1.5% times eligible compensation earned after 1993 to date of retirement or termination, minus (3) the accumulated annual annuity provided under the Pension Plan beginning on the participant’s normal retirement age. Portions (1), (2), and (3) of the above computation apply to Messrs. Blessing, Betts and McEvoy. Portion (1) of the above computation does not apply to Messrs. Campbell, Gerke, Hesse and Holland as they began employment after 1993.

Participants who are at least age 55 and have 10 or more years of service are eligible to elect an early retirement benefit, which is reduced on the same basis as the benefit accrued under the Pension Plan. Mr. Betts is the only Named Officer who was eligible for early retirement benefits under the SERP on December 31, 2007. As described above, at the conclusion of his severance pay period, Mr. Blessing will be eligible for special early retirement benefits under the SERP, which will be reduced on the same basis as the benefit accrued under the Pension Plan. In accordance with the provisions of the SERP, Mr. Blessing will continue to accrue retirement benefits under the SERP during the severance pay period.

Benefits for our Named Officers under the SERP are payable only in the form of an annuity with monthly benefit payments. No lump sum payments are available. The SERP is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise, thus participants in the SERP are general creditors of our company with respect to the payment of their SERP benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries and tables describe potential payments payable to our Named Officers upon termination of employment under each officer’s existing employment agreement or our executive severance plan, as applicable, and our other compensation programs. The potential payments payable upon a non-change in control (“Non-CIC”) termination, termination following a change in control (“CIC”), voluntary termination, termination for cause and in the event of death or disability of the Named Officer are shown below. If the Named Officer would be eligible to commence early retirement benefits under our Pension Plan, we also show the value of potential payments in connection with early retirement under the Pension Plan. For our 2 Named Officers who terminated employment in 2007, we describe only payments made in connection with their termination.

Each of our Named Officers, except for Messrs. Campbell and Holland, has an employment agreement with us that was assumed as part of our spin-off, and these agreements were not restructured as part of our 2007 compensation program. Each of these agreements is included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC. Messrs. Campbell and Holland are subject to our Executive Severance Plan, filed as an exhibit to our Annual Report on Form 10-K. Neither the applicable employment agreement nor the Executive Severance Plan obligates the company to pay a Named Officer’s potential tax liabilities in connection with a termination of employment following a Change in Control.

With the exception of Messrs. Blessing and Hesse, the amounts shown in the tables below assume that the Named Officer’s termination occurred on December 31, 2007, and thus includes amounts earned through that date and are estimates of the potential payments that would be paid to the Named Officer. The actual payments to be paid to each Named Officer can only be determined at the time of the Named Officer’s separation from the company. Mr. Gerke’s summary describes his employment agreement in effect on December 31, 2007. Mr. Blessing’s summary describes the payments that will be made to him as a result of the elimination of his position and termination of his employment on December 15, 2007 and his eligibility for special early retirement benefits under our pension plan effective July 1, 2009. Mr. Hesse’s summary describes the payments made to him as a result of his voluntary termination of employment effective December 17, 2007.

Named Officers with an Employment Agreement

Thomas A. Gerke

Non-CIC Termination.  If Mr. Gerke’s employment is terminated by us other than for cause, death or disability, or by him for good reason, he is entitled to receive:

•	Base salary payments for the earlier to occur of 18 months or until his 65th birthday;

•	Prorated payments under our STI program for the year in which the termination occurs and in connection with the 18-month severance period based on actual results up to his STI target opportunity; and

•	Continuation of certain employee benefits and executive perquisites to the extent he has any contractual rights to receive such perquisites.

CIC Termination.  If Mr. Gerke’s employment is terminated by us within 2 years following a CIC other than for cause or disability or by him for good reason, he is entitled to receive the compensation described above for a severance period that ends on the earlier of 24 months or his 65th birthday. Furthermore, if his employment is terminated by us within 1 year following a CIC other than for cause or disability or by him for good reason, he is entitled to receive the compensation described above and he will not be bound by the restrictive covenant regarding non-competition.

Other Terminations.  If Mr. Gerke’s employment is terminated by us for cause or on account of his death or disability, or voluntarily by him, he is entitled to receive his prorated base salary, payments under our STI program and accrued vacation through his last day of employment and other benefits in accordance with the terms of our applicable employee benefit plans, but is not entitled to the compensation described above.

Assuming that Mr. Gerke’s employment was terminated under each of these circumstances on December 31, 2007, such payments and benefits have an estimated value of:

Termination Event	Severance Payments	STI Program Payments (1)	Value of Vested Equity Awards (2)	Accrued Benefits (3)	Total

Non-CIC Termination	$862,503	$1,112,687	$5,220,322	$525,457	$7,720,969

CIC Termination	1,150,004	1,313,938	5,766,192	551,374	8,781,508

Death	0	508,935	5,766,192	269,575	6,544,702

Disability	0	508,935	5,766,192	1,081,502	7,356,629

For Cause	0	0	0	172,378	172,378

Voluntary	0	508,935	0	376,261	885,196

1.	Includes payment made under our STI program in 2008 for 2007 performance and estimated STI replacement payments to be made in connection with the severance period.

2.	Value represents (a) the value of RSUs and (b) the intrinsic value of stock options, that continue to vest during the applicable severance period and that, in the case of a CIC termination only, accelerate vest, each value calculated using the December 31, 2007 closing prices on the New York Stock Exchange of Embarq common stock ($49.53) and Sprint Nextel common stock ($13.13).

3.	Includes as applicable, present value of pension benefit, and value of accrued, but unused vacation and outplacement benefits. Also includes annual amount of company contributions for health and welfare benefits for disability termination and amounts paid during severance period for non-CIC and CIC terminations.

Gene M. Betts

Non-CIC Termination.  If Mr. Betts’s employment is terminated by us other than for cause, death or disability or by him in the event of constructive discharge—whether or not there has been a CIC—Mr. Betts is entitled to receive:

•	18 months of base salary payments and prorated incentive payments under our STI program based on actual results up to his target opportunity; and

•	Continuation of certain employee benefits and executive perquisites to the extent he has any contractual rights to receive such perquisites.

CIC Termination.  If Mr. Betts’s employment is terminated by us following a CIC other than for cause, death or disability, or by him in the event of constructive discharge or a relocation of his office from the greater Kansas City area, he is entitled to receive the compensation described above and he will not be bound by the restrictive covenants described above except for the covenant regarding confidentiality.

Other Terminations.  If Mr. Betts’s employment is terminated by us for cause or on account of his death or disability, or voluntarily by him, he is entitled to receive benefits in accordance with the terms of our applicable employee benefit plans, but is not entitled to the compensation described above.

Assuming that Mr. Betts’s employment was terminated under each of these circumstances on December 31, 2007, such payments and benefits have an estimated value of:

Termination Event	Severance Payments	STI Program Payments (1)	Value of Vested Equity Awards (2)	Accrued Benefits (3)	Total

Non-CIC Termination	$675,751	$956,141	$3,093,646	$1,281,749	$6,007,287

CIC Termination	675,751	956,141	3,256,618	1,594,130	6,482,640

Death	0	483,116	3,256,618	1,519,125	5,258,859

Disability	0	483,116	3,256,618	1,930,572	5,670,306

For Cause	0	0	0	342,233	342,233

Voluntary	0	483,116	0	703,401	1,186,517

Early Retirement	0	483,116	0	1,026,401	1,509,517

1.	Includes payment made under our STI program in 2008 for 2007 performance and estimated STI replacement payments to be made in connection with the severance period.

2.	Value represents (a) the value of RSUs and (b) the intrinsic value of stock options, that continue to vest during the applicable severance period and that, in the case of a CIC termination accelerate vest, or accelerate vest as a result of retirement eligibility, each value calculated using the December 31, 2007 closing prices on the New York Stock Exchange of Embarq common stock ($49.53) and Sprint Nextel common stock ($13.13).

3.	Includes as applicable, present value of pension benefit, value of Key Management Benefit Plan benefit, and value of accrued, but unused vacation and outplacement benefits. Also includes annual amount of company contributions for health and welfare benefits for disability termination, amounts payable upon early retirement, and amounts paid during severance period for non-CIC and CIC terminations.

The Key Management Benefit Plan provides an in-service death benefit if a participant dies before retirement and a survivor benefit in the event of the death of a participant during retirement or,

in the alternative, a supplemental retirement benefit. Mr. Betts is the only Named Officer who participates in this plan. We do not expect to extend this plan to new participants in the future. In lieu of the survivor benefits otherwise available under the plan, Mr. Betts has elected to receive upon his retirement from the company a supplemental retirement benefit in the form of a lump sum distribution, which will be actuarially equivalent to the survivor benefit.

Thomas J. McEvoy

Non-CIC Termination.  If Mr. McEvoy’s employment is terminated by us other than for cause, death or disability, or by him in the event of constructive discharge—whether or not there has been a CIC—Mr. McEvoy is entitled to receive:

•

18 months of base salary payments and prorated incentive payments under our STI program based on (i) actual results prior to his termination, and (ii) actual results up to his target opportunity after his termination; and

•	Continuation of certain employee benefits and executive perquisites to the extent he has any contractual rights to receive such perquisites.

CIC Termination.  If Mr. McEvoy’s employment is terminated by us following a CIC other than for cause, death or disability, or by him in the event of constructive discharge or a relocation of his office from the greater Kansas City area, he is entitled to receive the compensation described above and he will not be bound by the restrictive covenants described above except for the covenant regarding confidentiality.

Other Terminations.  If Mr. McEvoy’s employment is terminated by us for cause or on account of his death or disability, or voluntarily by him, he is entitled to receive benefits in accordance with the terms of our applicable employee benefit plans, but is not entitled to the compensation described above.

Assuming that Mr. McEvoy’s employment was terminated under each of these circumstances on December 31, 2007, such payments and benefits have an estimated value of:

Termination Event	Severance Payments	STI Program Payments (1)	Value of Vested Equity Awards (2)	Accrued Benefits (3)	Total

Non-CIC Termination	$614,602	$869,620	$3,252,910	$927,038	$5,664,170

CIC Termination	614,602	869,620	3,336,319	927,038	5,747,579

Death	0	439,399	3,336,319	333,037	4,108,755

Disability	0	439,399	3,336,319	1,254,528	5,030,246

For Cause	0	0	0	240,684	240,684

Voluntary	0	439,399	0	399,399	838,798

1.	Includes payment made under our STI program in 2008 for 2007 performance and estimated STI replacement payments to be made in connection with the severance period.

2.	Value represents (a) the value of RSUs and (b) the intrinsic value of stock options, that continue to vest during the applicable severance period and that, in the case of a CIC termination or retirement eligibility, accelerate vest, each value calculated using the December 31, 2007 closing prices on the New York Stock Exchange of Embarq common stock ($49.53) and Sprint Nextel common stock ($13.13).

3.	Includes as applicable, present value of pension benefit and value of accrued, but unused vacation and outplacement benefits. Also includes annual amount of company contributions for health and welfare benefits for disability termination and amounts paid during severance period for non-CIC and CIC terminations.

Named Officers Covered by our Executive Severance Plan

In return for agreeing to certain restrictive covenants and executing a release in connection with termination of employment, the Named Officers covered by our Executive Severance Plan are entitled to receive the following:

Non-CIC Termination.  If the Named Officer’s employment is terminated by us other than for cause, death or disability, or by him as a result of refusal of a non-comparable position, he is eligible to receive:

•	Base salary payments for a period of 52 weeks;

•

An additional, single lump sum payment based on his target opportunity under the STI program equal to 80% of the target opportunity at the time of termination, prorated based on the length of the severance period; and

•	Continuation of certain employee benefits under the applicable benefit plans.

CIC Termination.  If the Named Officer’s employment is terminated by us within 6 months before or 12 months following a CIC other than for cause, death or disability, or by him for good reason during that same time period, he is entitled to receive the compensation described above with the exception that his base salary payments will continue for and his severance period will be: (a) 104 weeks for Mr. Campbell; and (b) 78 weeks for Mr. Holland.

Other Terminations.  If the Named Officer’s employment is terminated by us for cause or on account of his death or disability, or voluntarily by him, he is not eligible for severance benefits but is entitled only to those benefits (if any) as may be available under the applicable benefit plans at the time of termination.

Harrison S. Campbell

Assuming that Mr. Campbell’s employment was terminated under each of these circumstances on December 31, 2007, such payments and benefits have an estimated value of:

Termination Event	Severance Payments	STI Program Payments (1)	Value of Vested Equity Awards (2)	Accrued Benefits (3)	Total

Non-CIC Termination	$409,735	$668,850	$1,536,321	$289,038	$2,903,944

CIC Termination	819,469	898,301	3,045,536	332,268	5,095,574

Death	0	439,399	3,045,536	216,710	3,701,645

Disability	0	439,399	3,045,536	886,729	4,371,664

For Cause	0	0	0	110,167	110,167

Voluntary	0	439,399	0	209,428	648,827

1.	Includes payment made under our STI program in 2008 for 2007 performance and estimated STI replacement payment to be made at the end of the severance period.

2.	Value represents (a) the value of RSUs and (b) the intrinsic value of stock options, that continue to vest during the applicable severance period and that, in the case of a CIC termination only, accelerate vest, each value calculated using the December 31, 2007 closing prices on the New York Stock Exchange of Embarq common stock ($49.53) and Sprint Nextel common stock ($13.13).

3.	Includes as applicable, present value of pension benefit, and value of accrued, but unused vacation and outplacement benefits. Also includes annual amount of company contributions for health and welfare benefits for disability termination and amounts paid during severance period for non-CIC and CIC terminations.

E. J. Holland, Jr.

Assuming that Mr. Holland’s employment was terminated under each of these circumstances on December 31, 2007, such payments and benefits have an estimated value of:

Termination Event	Severance Payments	STI Program Payments (1)	Value of Vested Equity Awards (2)	Accrued Benefits (3)	Total

Non-CIC Termination	$288,071	$403,069	$1,324,971	$544,828	$2,560,939

CIC Termination	432,106	472,206	1,394,263	556,114	2,854,689

Death	0	264,795	1,394,263	225,470	1,884,528

Disability	0	264,795	1,394,263	472,527	2,131,585

For Cause	0	0	0	272,332	272,332

Voluntary	0	264,795	0	455,151	719,946

1.	Includes payment made under our STI program in 2008 for 2007 performance and estimated STI replacement payment to be made at the end of the severance period.

2.	Value represents (a) the value of RSUs and (b) the intrinsic value of stock options, that continue to vest during the applicable severance period and that, in the case of a CIC termination accelerate vest, or accelerate vest as a result of retirement eligibility, each value calculated using the December 31, 2007 closing prices on the New York Stock Exchange of Embarq common stock ($49.53) and Sprint Nextel common stock ($13.13).

3.	Includes as applicable, present value of pension benefit, and value of accrued, but unused vacation and outplacement benefits. Also includes annual amount of company contributions for health and welfare benefits for disability termination and amounts paid during severance period for non-CIC and CIC terminations.

Named Officers that Terminated Employment in 2007

Daniel R. Hesse

Mr. Hesse voluntarily terminated his employment with the company effective December 17, 2007. As described in his employment agreement, under a voluntary termination Mr. Hesse is only entitled to receive certain accrued benefits in effect at the time of his termination, including the value of accrued, but unused vacation and earned but unpaid salary.

The payments and benefits that were paid to Mr. Hesse in connection with this event have an estimated value of:

Termination Event	Severance Payments	STI Program Payments (1)	Value of Vested Equity Awards	Accrued Benefits (2)	Excise Tax Gross-Up Payment	Total

Voluntary	$0	$0	$0	$68,966	$0	$68,966

1.	As a result of his voluntary termination prior to December 31, 2007, Mr. Hesse forfeited his right to receive any payments under our 2007 STI program.

2.	Includes value of accrued, unused vacation and earned but unpaid base salary.

William R. Blessing

On December 15, 2007, in connection with our elimination of his position and his termination of employment with the company, we became obligated to make payments under Mr. Blessing’s employment agreement. Under his agreement, he agreed to certain post-employment restrictive covenants relating to exclusivity of services, confidentiality, non-competition and non-solicitation. In exchange for agreeing to these restrictive covenants and a release of claims he may have against us we agreed to provide the following:

•

18 months of base salary payments and prorated incentive payments under our STI program based on (i) actual results prior to his termination, and (ii) actual results up to his target opportunity after his termination; and

•	Continuation of certain employee benefits under the terms of the applicable benefits plans.

The payments and benefits that will be paid to Mr. Blessing in connection with this event have an estimated value of:

Termination Event	Severance Payments	STI Program Payments (1)	Value of Vested Equity Awards (2)	Accrued Benefits (3)	Excise Tax Gross-Up Payment	Total

Non-CIC Termination	$479,112	$567,210	$1,632,526	$1,047,345	$0	$3,726,193

1.	Includes payment made under our STI program in 2008 for 2007 performance and estimated STI replacement payments to be made in connection with the severance period.

2.	Value represents (a) the value of RSUs and (b) the intrinsic value of stock options, that continue to vest during his 18-month severance period or accelerate vest as a result of retirement eligibility, each value calculated using the December 31, 2007 closing prices on the New York Stock Exchange of Embarq common stock ($49.53) and Sprint Nextel common stock ($13.13).

3.	Includes as applicable, present value of pension benefit, and value of accrued, but unused vacation, outplacement benefits, and earned, unpaid base salary. Also includes amount of company contributions for health and welfare benefits during severance period.

COMPENSATION OF DIRECTORS

Our director compensation program, approved by our Board of Directors, pays each non-employee director: (1) an annual cash retainer of $50,000, and (2) a fee equal to $1,500 for each Board meeting (or any meeting of a Board committee on which a non-employee director is a member or an invited guest) that the eligible director personally attends, and $750 for each meeting that the eligible director attends by telephone. Our Audit Committee Chair receives an additional annual retainer of $15,000 and any other committee Chair (including the Chair of any special committee) receives an additional annual retainer of $10,000. All cash compensation is paid quarterly and all retainers are prorated for the period of service provided during the quarter. In 2007, our Lead Independent Director received an annual retainer for 2007 of $20,000. In December 2007, our Board of Directors appointed our Lead Independent Director to the role of Non-Executive Chairman. In February 2008, our Board of Directors determined that our Non-Executive Chairman will receive an additional annual RSU award with a grant date fair value of $200,000 to be awarded on or about the date of the annual meeting of shareholders and will no longer receive the Lead Independent Director retainer, as that position was eliminated.

Our director compensation program also provides each of our non-employee directors:

•

An award of RSUs with a grant date fair value of $150,000 in connection with his or her initial election to the Board of Directors, which vest in full upon our third regular annual meeting of shareholders following the grant date and with prorated acceleration of vesting in the event of a change in control or the director’s death, disability, retirement, or involuntary separation from the Board;

•

An award of RSUs with a grant date fair value of $75,000, on or about the date of each annual meeting of shareholders, which vest in full one year following the grant date. With respect to this annual RSU grant, vesting also will be accelerated in full in the event of a change in control or the director’s death, disability, retirement, or involuntary separation from the Board; and

•

An annual telecommunications allowance of up to $6,000, which covers services, equipment and tax gross-ups. We provide this allowance so that our directors will have an opportunity to use and provide feedback on our products and services.

Our director compensation program will remain in effect until changed by our Board of Directors. The program is reviewed annually.

2007 Director Compensation Table

The following tables set forth the compensation paid to our non-employee directors during 2007, including a breakdown of fees. Former director Daniel Hesse was our only director in 2007 who was an employee of Embarq, and his compensation is reported in our Summary Compensation Table. He was not separately compensated for his Board service.

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(2)	Total ($)
Peter C. Brown	$74,750	$112,760 (1)	$0	$0	$0	$0	$187,510
Steven A. Davis	74,000	112,760 (1)	0	0	0	3,371	190,131
Richard A. Gephardt	30,250	20,478 (3)	0	0	0	0	50,728
John P. Mullen	67,250	112,760 (1)	0	0	0	0	180,010
William A. Owens	96,500	112,760 (1)	0	0	0	2,343	211,603
Dinesh C. Paliwal	71,000	112,760 (1)	0	0	0	1,138	184,898
Stephanie M. Shern	98,750	112,760 (1)	0	0	0	2,227	213,737
Laurie A. Siegel	88,500	112,760 (1)	0	0	0	2,525	203,785

1.	Amounts reported are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123R. These amounts include the expense recognized in 2007 for the grant of 1,382 RSUs on April 27, 2007 and 3,720 RSUs on July 26, 2006. The number of RSUs granted on April 27, 2007 were determined using a grant date value of $75,000 based on the Compensation Committee’s methodology discussed in “Other Matters – Equity Grant Practices” above. The SFAS 123R grant date fair value of each April 27, 2007 equity grant was $84,274. Assumptions made in the FAS 123R valuation of the RSUs granted to our directors are described in detail in Footnote 6 to the Consolidated Financial Statements included as part of the Annual Report on Form 10-K for the year ended December 31, 2007. At December 31, 2007, each individual director held 5,102 unvested RSUs.

2.	Reflects concessions for telecommunications usage, which include handset lease, usage charges and a tax gross up for 2006 telecommunications services that was paid in 2007. The reported amount does not reflect tax gross ups paid in 2008 with respect to the 2007 telecommunications concession.

3.	Reflects the grant of 2,395 RSUs approved by the Compensation Committee on August 3, 2007, which was made to Mr. Gephardt when he joined our Board. Amount reported is the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123R. The number of RSUs granted were determined using a grant date value of $150,0000 using the Compensation Committee’s methodology discussed in “Other Matters – Equity Grant Practices” above. The SFAS 123R grant date fair value of the equity grant is $141,592. Assumptions made in the FAS 123R valuation of the RSUs granted to our directors are described in detail in Footnote 6 to the Consolidated Financial Statements included as part of the Annual Report on Form 10-K for the year ended December 31, 2007. At December 31, Mr. Gephardt held 2,395 unvested RSUs.

Individual Fees Table

	Meetings					Retainers
Name	Board	Audit Committee	Compen- sation Committee	Nominating & Corporate Governance Committee	Ad Hoc Committee	Director	Lead Independent Director	Audit Committee Chair	Compen- sation Committee Chair	Nominating & Corporate Governance Committee Chair	Total ($)
Peter C. Brown	$10,500	$9,000	$0	$4,500	$750	$50,000	$0	$0	$0	$0	$74,750
Steven A. Davis	12,750	11,250	0	0	0	50,000	0	0	0	0	74,000
Richard A. Gephardt	5,250	0	0	0	0	25,000	0	0	0	0	30,250
John P. Mullen	8,250	9,000	0	0	0	50,000	0	0	0	0	67,250
William A. Owens	9,750	750	1,500	4,500	0	50,000	20,000	0	0	10,000	96,500
Dinesh C. Paliwal	11,250	750	9,000	0	0	50,000	0	0	0	0	71,000
Stephanie M. Shern	12,750	10,500	10,500	0	0	50,000	0	15,000	0	0	98,750
Laurie A. Siegel	12,750	0	10,500	4,500	750	50,000	0	0	10,000	0	88,500

STOCK OWNERSHIP INFORMATION

Stock Ownership of Certain Beneficial Owners

As of March 4, 2008, our records and other information available to us, including public filings with the SEC, indicate that the following shareholders were beneficial owners of more than 5 percent of the outstanding shares of our common stock at December 31, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Vote

Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90074	15,285,080 (1)	10.0%	9.9%

Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	12,292,699 (2)	8.0%	7.0%

1.	Beneficial and percentage ownership is based on information contained in the Schedule 13G filed with the SEC on January 10, 2008 by Capital Research Global Investors on behalf of itself. The Schedule 13G contains the following information regarding beneficial ownership of shares: Capital Research Global Investors has sole voting power with respect to 15,200,080 shares and sole dispositive power with respect to 15,285,080 shares.

2.	Beneficial and percentage ownership is based on information contained in the Schedule 13G/A filed with the SEC on February 12, 2008 by Massachusetts Financial Services Company (“MFS”) on behalf of itself. The Schedule 13G/A contains the following information regarding beneficial ownership of shares: MFS has sole voting power with respect to 10,776,058 shares and sole dispositive power with respect to 12,292,699 shares.

Stock Ownership of Directors and Executive Officers

In general, “beneficial ownership” includes those shares a director, director nominee, or executive officer has sole or shared power to vote or transfer, and shares underlying stock options that are exercisable currently or within 60 days and RSUs that are expected to vest within 60 days. The table below shows the number of shares of common stock beneficially owned on December 31, 2007, by our directors, director nominees, and executive officers.

Name of Beneficial Owner	Common Stock	Shares Underlying Exercisable Stock Options and RSUs Vesting on or before March 1, 2008 (1)	Percent of Class(2)	Shares Represented by RSUs (3)
Gene M. Betts	5,036	187,926	*	42,514
William R. Blessing (4)	7,628	178,781	*	20,152
Peter C. Brown	0	0	*	5,102
Harrison S. Campbell	1,637	72,720	*	32,520
Steven A. Davis	0	0	*	5,102
Richard A. Gephardt	0	0	*	2,395
Thomas A. Gerke	8,601	178,950	*	73,007
Daniel R. Hesse (5)	13,776	213,255	*	0
E. J. Holland, Jr.	5,026	64,480	*	18,351
Thomas J. McEvoy	6,809	198,263	*	38,852
John P. Mullen	0	0	*	5,102
William A. Owens	0	0	*	5,102
Dinesh C. Paliwal	0	0	*	5,102
Stephanie M. Shern	861	0	*	5,102
Laurie A. Siegel	0	0	*	5,102
Directors and Executive Officers as a group (18 persons)	54,757	1,202,054	*	298,935

1.	Represents shares underlying stock options that were or became exercisable and RSUs that vested on or before March 1, 2008.

2.	An “*” indicates that a beneficial owner owns less than 1 percent of the class.

3.	Represents unvested RSUs with respect to which we expect to issue the underlying shares of our common stock after the RSUs vest. There are no voting rights with respect to these RSUs. These amounts do not include any RSUs covered by footnote 1.

4.	Represents Embarq stock ownership known to the Company as of December 15, 2007, Mr. Blessing’s last day of employment.

5.	Represents Embarq stock ownership known to the Company as of December 17, 2007, the date of Mr. Hesse’s last day of employment.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Embarq’s equity compensation plans as of December 31, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1)
Equity compensation plans approved by shareholders (1)	8,073,275	(2)	$56.51	(3)	13,003,081	(4)
Equity compensation plans not approved by shareholders-	-		-		-

Total	8,073,275				13,003,081

1.	In connection with the spin-off, Sprint Nextel, our former sole shareholder, approved the Embarq Corporation 2006 Equity Incentive Plan (2006 Plan) and the Embarq Corporation Employee Stock Purchase Plan (ESPP). The 2006 Plan allows stock options, RSUs and other equity-based awards to be granted to Embarq’s employees and directors, and governed the issuance of stock options to Embarq employees who held Sprint Nextel options before the spin-off from Sprint Nextel and the issuance of RSUs that were granted to holders of Sprint Nextel RSUs in connection with the spin-off from Sprint Nextel. The 2008 Equity Incentive Plan, as described in this proxy statement, will replace the 2006 Plan, if approved by shareholders. Under the ESPP, each eligible employee may purchase common stock at quarterly intervals at a purchase price per share equal to 90% of the market value on the last business day of the applicable offering period. The 2008 Employee Stock Purchase Plan, as described in this proxy statement, will replace the current ESPP, if approved by shareholders.

2.	Total includes 6,436,503 shares to be issued upon exercise of outstanding stock options, 1,593,896 shares to be issued upon the vesting of RSUs, and the right to acquire 42,876 shares accrued at December 31, 2007 under the ESPP.

3.	The weighted average exercise price does not take into account the shares of common stock issuable upon vesting of RSUs issued under the 2006 Plan. These RSUs have no exercise price. The weighted average purchase price also does not take into account the 42,876 shares of common stock issuable as a result of the purchase rights accrued under the ESPP.

4.	Total includes 12,340,896 shares available under the 2006 Plan and 662,185 shares available under the ESPP.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has voted to appoint KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2008. Our shareholders are asked to ratify that appointment at our annual meeting. As required by its charter, our Audit Committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

Representatives of KPMG LLP will be present at our annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of KPMG LLP is not ratified at the meeting, our Audit Committee will consider the selection of another independent registered public accounting firm.

Fees Paid to KPMG LLP

The following summary describes the fees billed or expected to be billed to us by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2006 and 2007.

Audit Fees.  For professional services rendered for the audit of our consolidated financial statements and financial statements of certain subsidiaries and the review of interim financial statements included in our quarterly reports on Form 10-Q, KPMG LLP billed us a total of $3,140,500 in 2006 and $4,147,090 in 2007.

Audit-Related Fees.  For professional audit-related services rendered, KPMG LLP billed us a total of $15,000 in 2006 and $30,700 in 2007. Audit-related services generally included other attestation services.

Tax Fees and All Other Fees.  KPMG LLP did not perform any professional tax services or any other services in addition to those described above in either 2006 or 2007.

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted policies and procedures concerning our independent registered public accounting firm, including the pre-approval of services to be provided. The Audit Committee is responsible for the pre-approval of all audit, audit-related, tax and non-audit services. The Audit Committee may delegate pre-approval authority to one or more of its members, provided, that details of any of services provided under any delegation are provided to the full Audit Committee at its next regular meeting. Our independent registered public accounting firm is generally prohibited from providing certain non-audit services, which is more restrictive than the regulations implementing the Sarbanes-Oxley Act. Any permissible non-audit service must be specifically pre-approved in advance by the Audit Committee.

In 2006 and 2007, 100% of the services provided by KPMG LLP to us and our subsidiaries were pre-approved in accordance with the Audit Committee’s established policies and procedures.

Our Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP in this Proposal 2. Proxies will be voted for this proposal unless you otherwise specify in the proxy.

PROPOSAL 3 – APPROVAL OF THE EMBARQ CORPORATION

2008 EQUITY INCENTIVE PLAN

Introduction

The Board of Directors recommends that shareholders approve the Embarq Corporation 2008 Equity Incentive Plan (the “2008 Plan” or “Plan”). The Board believes the Plan will help directors, officers and other employees of Embarq acquire a personal stake in the growth and performance of the company, and focus on increasing Embarq’s future success and prosperity, thus enhancing shareholder value. The Board believes that the Plan is in the best interest of shareholders and the company because it will help align employee and shareholder interests, allow us to maintain our existing performance-based equity compensation program without excessive dilution to shareholder equity, and enhance our ability to attract and motivate individuals of exceptional talent upon whom, in large measure, the sustained progress, growth, and profitability of Embarq depend. The Board unanimously adopted the Plan on February 28, 2008, and directed that it be submitted to shareholders for approval.

This proposal summarizes the key provisions of the Plan, and is qualified in its entirety by the full text of the Plan, which is included in Appendix A to this Proxy Statement. Capitalized terms used in this proposal are defined in the Plan. Following approval by shareholders, the Plan will replace the Embarq 2006 Equity Incentive Plan (the “2006 Plan”), and will become the sole Plan for providing equity incentive compensation to eligible employees and non-employee directors. Upon shareholder approval of the 2008 Plan, no further awards will be granted under the 2006 Plan except for adjustments of up to 1 million shares in 2009-2011 to satisfy performance adjustment criteria under our 2007 and 2008 LTI programs. To the extent the relevant performance criteria are not satisfied, the 1 million shares reserved under the 2006 Plan will expire. Following these adjustments and expiration of all outstanding options under the 2006 Plan, it will terminate. For information on our 2007 and 2008 LTI programs and outstanding equity awards under our 2006 Plan, see the LTI description discussed in “The Important Role of Long-Term Incentive Compensation” and the stock compensation table contained in the Compensation Discussion and Analysis above.

Shares Reserved

The Board recommends that shareholders approve fifteen (15) million shares to fund the 2008 Plan. This request is less than 10% of our current total common shares outstanding. Under the Plan, “full value awards,” meaning all awards other than Stock Options and SARs, count as three shares. For example, a grant of 100 RSUs would reduce the maximum shares available under the 2008 Plan by 300 Shares. Stock Options and SARs count as one share.

Dilutive Effect

As described in more detail under “The Important Role of Long-Term Incentive Compensation” in our Compensation Discussion and Analysis, our current practice is to grant annual equity awards to our executives made up of 75% performance-adjusted RSUs and 25% stock options. Our Compensation Committee expects to continue this granting methodology in the future. When combined with the 3-to-1 share counting method, a grant practice that is weighted toward full-value awards results in an overall dilutive effect that is less than the total number of shares authorized under the 2008 Plan. For example, if we continued our current granting methodology, the maximum dilutive effect of the 2008 Plan would be 7.5 million shares—or approximately 5% of our current total outstanding shares.

Run Rate

As set forth in the following table, we have granted approximately 13.4 million shares under our 2006 Plan as of December 31, 2007. Approximately 70% of those shares (9.4 million) were used to convert outstanding Sprint Nextel stock options held by our employees at the time of our spin-off into Embarq stock options and to issue a one-time special equity award in connection with our spin-off—a decision we felt better aligned the interests of our employees with the interests of our shareholders. Accordingly, our average annual share usage for annual equity awards over the last three years has been approximately 2.0 million shares—for an average annual run rate of approximately 1.3 % of our total common shares outstanding.

Equity Plan Share Reservation

2006 Plan
Shares authorized under the 2006 Plan	24.5 million
Shares awarded in connection with our spin-off in May 2006	9.4 million
Shares awarded from June 2006 through December 2007	4.0 million
Estimated shares available to be granted as of March 2008	11.1 million
Shares reserved for outstanding performance-based awards	1.0 million
Estimated shares to be cancelled under the 2006 Plan	10.1 million

2008 Plan
Maximum shares authorized under the 2008 Plan	15 million
Maximum shares authorized for issuance or performance adjustment through 2018	16 million

Key Features

Key features of the 2008 Plan are summarized as follows, subject to the full text of the Plan which is included in Appendix A to this proxy statement.

Plan Description	The following description is intended to summarize certain key provisions of the 2008 Plan and is not intended to be a complete description and is qualified in its entirety by the specific language of the 2008 Plan, a copy of which is attached as Appendix A to this Proxy Statement. Capitalized terms used in this description have the meanings set forth in the 2008 Plan. In the event of any discrepancy between this description and the terms of the 2008 Plan, the terms of the 2008 Plan will govern.

Plan Term	No new Awards may be granted after May 1, 2018, or earlier if the Plan is terminated by the Board. However, the term and exercise of awards granted before then may extend beyond that date.

Eligible for Grants	Regular employees of the Company, or its affiliates and non-employee members of the Board of Directors of the Company. The Compensation Committee of the Board of Directors (the “Committee”) determines which eligible employees and directors actually receive grants. As of December 31, 2007, there were approximately 18,000 eligible employees and 8 eligible non-employee members of the Board of Directors.

Awards Available

•             Incentive and Nonqualified Stock Options, with a maximum exercise term of 10 years from the grant date (“stock options”)

•             Stock Appreciation Rights (“SARs”)

•             Restricted Stock grants

•             RSUs

•             Performance Shares and Performance Units

•             Other Stock Units

Shares Authorized	15 million shares of Embarq common stock—counted and subject to adjustments as described below

Share Counting Method

•             Stock Options and SARs count as one share. Combination Tandem SAR and related stock option - where exercise of one results in cancellation of the other - count as one share in the aggregate.

•             Restricted Stock, RSUs, Performance Units payable in shares, Performance Shares, and Other stock units count as three shares.

•             Shares subject to Awards granted under the Plan that are granted but are forfeited, cancelled, expire, settled in cash, or otherwise without the issuance of shares are again available for further Awards under the Plan.

•             Shares that were subject to a stock option or stock-settled SAR or other stock-settled award and were not issued as a result of the net settlement of such stock option, SAR or other award are not again available for further awards under the Plan.

•             Shares delivered, withheld or otherwise used to pay the exercise price or withholding taxes related to an award are not again available for further awards under the Plan.

•             Shares repurchased in the open market with proceeds of a stock option exercise are not again available for further awards under the Plan.

•             All shares covered by a SAR, to the extent exercised and whether or not shares are actually issued upon exercise, are considered issued under the Plan.

Individual Limitations

In any calendar year, no individual may be granted awards consisting of:

•             stock options or SARs covering more than 1 million shares;

•             Restricted Stock, RSUs, Performance Units payable in shares or Performance Shares covering more than 500,000 shares;

•             cash-based awards covering more than $7.5 million.

Repricing and Discounts Prohibited	The Plan does not permit the repricing of outstanding stock options or SARs, either by amending an existing award agreement or substituting a new award at a lower price, unless approved by shareholders. The Plan prohibits the grant of Stock Options or SARs with an exercise price less than the fair market value of a share of Embarq common stock on the grant date. The Plan prohibits “reload” options – options granted in consideration for or conditioned upon the delivery of Shares in payment of the exercise price or tax obligations under any other option.

Exercise Price	Not less than the fair market value, defined by the plan as the closing price of a share of Embarq common stock on the grant date.

Dividend Equivalents	The Committee may provide that dividends (or dividend equivalents, as appropriate) are paid or accumulated with respect to an underlying award other than stock options or SARs, and may be subject to the same restrictions as the underlying award.

Plan Administration	The Plan is administered by the Committee. The Committee is comprised of non-employee directors. The Committee has the authority to designate Plan participants, determine the types and number of awards granted to participants, establish the terms and conditions of awards, and interpret and administer the Plan and establish rules for the proper administration of the Plan, subject to certain limitations in the Plan document. The Committee may delegate to a subcommittee of the Company’s Board, or to the Chief Executive Officer or other officers of the Company, certain authority including the authority to grant awards to eligible employees who are not executive officers subject to Section 16 of the Securities Exchange Act of 1934 all subject to applicable law.

Change in Control

Upon a Change in Control of the Company, the Committee may make any adjustment to awards that it deems appropriate to reflect the Change in Control, including: (i) acceleration of the time period for vesting, exercise or settlement of awards; (ii) requiring that participants surrender their outstanding stock options or SARs for cancellation in exchange for payment by the Company; (iii) after giving participants an opportunity to exercise their stock options or SARs, terminating any unexercised stock options or SARs; (iv) settling RSUs, Performance Units or other stock unit awards or dividend equivalents; or (v) cause any outstanding award to be assumed or substituted by the acquiring or surviving corporation. As an example, all awards granted by the Committee under our 2006 Plan provide that awards that have been outstanding for at least one year will vest following a participant’s involuntary termination of employment within one year following a Change in Control—unless otherwise provided in an executive employment agreement. The 2008 Plan does not provide for the payment of an individual’s tax liability under Section 280G of the Internal Revenue Code.

A “Change in Control” has the same meaning that it has under our Executive Severance Plan, except that it may be modified by the Committee, as appropriate to comply with Section 409A of the Internal Revenue Code or otherwise.

Adjustments	In the event of a reorganization, recapitalization, stock split, stock dividend, change in corporate structure affecting the shares, such as a merger, combination of shares, consolidation, split up or other event identified by the Committee, the Committee will make equitable adjustments, in (i) the number and class of shares authorized for issuance under the Plan, (ii) the number and class of shares subject to outstanding awards, (iii) the option price of stock options (iv) the grant value of SARs and (v) the number and type of Shares subject to per-participant limitations, as the Committee determines appropriate to prevent the dilution or enlargement of benefits or potential benefits intended under the Plan or any Award.

Plan Amendment and Termination	The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable law. However, it may not, without the consent of affected Participants, amend or alter outstanding Awards in a manner unfavorable to the holders. The Board also may not amend the Plan without shareholder approval where the shareholder approval is required by any applicable law or regulation or the rules of any stock exchange on which Embarq common stock is listed.

New Benefits Under The Plan

Because the grant of awards under the Plan is within the discretion of the Committee, the number and value of awards that will be available under the Plan in the future cannot be determined at this time.

Federal Income Tax Consequences

General

The grant of a stock option or SAR will create no tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an Incentive Stock Option, except that the alternative minimum tax may apply. Upon exercise of a stock option, other than an Incentive Stock Option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an Incentive Stock Option before the end of the applicable Incentive Stock Option holding period, the participant generally must recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise minus the exercise price, or (ii) the amount realized upon the disposition of the Incentive Stock Option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of a stock option generally will result in only capital gain or loss. Other awards under the Plan, including Nonqualified Stock Options and SARs, generally will result in ordinary income to the participant at the later of the time of delivery of cash or shares upon payment of awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered shares. Except as discussed below, the Company will generally be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent capital gain to a participant.

Performance-Based Awards

Section 162(m) of the Internal Revenue Code generally allows the Company to obtain tax deductions without limit for performance-based compensation paid to executive officers who are “covered employees” of the Company. The Company intends that stock options and SARs, and, subject to shareholder approval of the performance goals described in this proxy statement, performance-based RSUs and other performance awards granted under the Plan will continue to qualify as performance-based compensation under Section 162(m). A number of requirements must be met in order for particular compensation to so qualify; thus, there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances. In addition, other awards under the Plan, such as restricted stock and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible.

Deferred Compensation

Section 409A of the Internal Revenue Code covers most programs that provide “deferred compensation,” as that term is defined by Section 409A. It provides strict rules for deferral elections, if any, and the triggers and timing of payments of deferred compensation. Final regulations under Section 409A were issued in 2007, and covered plans are generally required to comply with those regulations beginning in 2009. The Plan is intended to comply with Section 409A. A failure to comply with Section 409A results in a significant additional tax on the individual who receives the deferred compensation. However, it does not impact the Company’s ability to deduct amounts related to deferred compensation. Section 409A generally does not apply to Incentive Stock Options, Nonqualified Stock Options and SARs issued at fair market value, or restricted stock under the Plan. Section 409A may apply to RSUs, Performance Units and Performance Shares under the Plan to the extent such awards are settled after 2  1/2 months following the end of the calendar year in which the forfeiture restrictions on any such Awards lapse.

This general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to Plan participants. Different tax rules and results may apply to specific participants and transactions under the Plan, particularly in jurisdictions outside the United States.

Our Board of Directors recommends that you vote FOR the approval of the Embarq Corporation 2008 Equity Incentive Plan in this Proposal 3. Proxies will be voted for this proposal unless you otherwise specify in the proxy.

PROPOSAL 4 - APPROVAL OF THE EMBARQ CORPORATION

2008 EMPLOYEE STOCK PURCHASE PLAN

Introduction

The Board of Directors recommends that shareholders approve the Embarq Corporation 2008 Employee Stock Purchase Plan (“Purchase Plan”). The Purchase Plan, which is an employee stock purchase plan that is intended to comply with the provisions of Section 423 of the Internal Revenue Code, offers eligible employees the opportunity to acquire company stock through periodic payroll deductions that are applied toward the purchase of common stock at a discount from the current market price. The primary purpose of the Purchase Plan is to encourage and enable eligible employees to acquire a personal stake in the company through the ownership of our common stock. The Board believes that the Purchase Plan is in the best interest of the shareholders, as it helps increase the number of our employees who own our stock; helps those employees participate in the growth and earnings of the company, which helps align employee and shareholder interests; and enables us to attract and motivate employees with a market-competitive benefit – all at a reasonable cost to shareholders.

This proposal summarizes the key provisions of the Plan, and is qualified in its entirety by the full text of the Plan, which is included in Appendix B to this Proxy Statement. Capitalized terms used in this proposal are defined in the Plan. Following approval by shareholders, the Purchase Plan will replace our existing Employee Stock Purchase Plan, which was approved in May 2006 for a maximum of 850,000 shares. Through December 31, 2007, approximately 187,815 shares had been purchased under our existing Employee Stock Purchase Plan and 662,185 shares remain available for purchase. This amount will be reduced by any purchases made under offerings through August 14, 2008. If the Purchase Plan is approved by shareholders, any remaining unused shares as of August 14, 2008, will be unavailable for grant and the plan will terminate at that time. The Board requests that shareholders approve the Purchase Plan and a maximum of 850,000 shares to fund the Purchase Plan.

Key Features

Key features of the Purchase Plan are summarized as follows, subject to the full text of the Plan which is included in Appendix B to this proxy statement.

Plan Description	The following description is intended to summarize certain key provisions of the Purchase Plan and is not intended to be a complete description and is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is attached as Appendix B to this Proxy Statement. Capitalized terms used in this description have the meanings set forth in the Purchase Plan. In the event of any discrepancy between this description and the terms of the Purchase Plan, the terms of the Purchase Plan will govern.
Eligible for Grants

All of our employees are eligible to participate in the Purchase Plan except the following:

•             Employees who are not employed by us on the 14th day before the beginning of an offering period, as explained below;

•             Employees who are customarily employed for less than twenty (20) hours per week;

•             Employees who are customarily employed for less than five (5) months in a calendar year;

•             Employees who have taken a hardship withdrawal from our 401(k) plan in the previous six (6) months;

•             Employees who are both principal senior officers and highly compensated employees (within the meaning of Internal Revenue Code Section 414(q)) at the beginning of an offering period; and

•             Other employees as may be determined from time to time by the Committee.

As of December 31, 2007, there were approximately 18,000 eligible employees.

Offering	The Committee establishes the length and frequency of offering periods under the Purchase Plan. For example, through August 14, 2008 under our existing Employee Stock Purchase Plan, the Committee established offering periods of approximately 3 months in length with a Purchase Date that generally coincides with our quarterly release of financial results. During an offering period, payroll deductions are accumulated from enrolled participants to be used for the purchase of our common stock. After the last business day of the offering period, the accumulated payroll deductions are used to purchase the maximum number of whole shares of stock that the participant may purchase under the Purchase Plan for that offering period.

Participation	During the enrollment period, which is an approximately 2-week period prior to the beginning of each offering period, an eligible employee may elect to participate in the Purchase Plan or make changes to prior elections. Eligible employees elect to participate by submitting a Subscription Agreement that authorizes payroll deductions of any whole percentage (up to a maximum of 20%) of the employee’s eligible compensation for each payroll period during the offering period. An employee’s election will apply to all future payroll periods and all future offering periods unless later modified. During an offering period an employee may discontinue participation in the offering, but may not otherwise alter the rate of payroll deductions. Participating employees may alter the rate of payroll deductions by submitting an updated Subscription Agreement during a subsequent enrollment period. Once enrolled, a participating employee will automatically participate in each succeeding offering period unless the employee terminates participation or withdraws from the Purchase Plan during a subsequent enrollment period.

Purchases	An employee’s payroll deductions under the Purchase Plan are used at the end of the offering period to purchase the maximum number of whole shares of stock that the participant may purchase for that offering period. The purchase price under the Purchase Plan is 90% of the fair market value (e.g., the closing trading price on the NYSE) of a share of our common stock on the Purchase Date. The number of whole shares an employee may purchase for the offering period is determined by dividing the total amount of payroll deductions withheld during the offering period, plus any prior payroll deductions in the employee’s account, by the purchase price for that Offering. The purchase takes place automatically on the last business day of the offering period.

Termination of Participation	A participant may terminate participation in any Offering by submitting a notice to the Plan Administrator. Upon a participant’s withdrawal, his or her option for that Offering will be terminated and no further payroll deductions will be made during the remainder of that offering period. As soon as reasonably practicable after a participant’s withdrawal, the participant will receive a distribution of the payroll deductions accumulated in his or her account under the Purchase Plan. Termination of an employee’s employment immediately cancels the employee’s participation in the Purchase Plan. After a participant’s termination of participation, shares held in a participant’s Purchase Plan brokerage account will remain in the account until the participant directs the Purchase Plan custodian to sell the shares and pays the applicable brokerage fee. A participant’s termination of participation for any offering period will not affect the participant’s ability to participate in any subsequent Offering.

Rights of Participants	With respect to shares of stock purchased at the end of an offering period on a participant’s behalf, the participant has all of the rights and privileges of one of our shareholders with respect to the shares. The shares purchased at the end of an offering period on a participant’s behalf will be held in the participant’s ESPP broker Account until the participant directs the broker to dispose of the shares. The sale of securities purchased under this Purchase Plan is subject to all of our applicable policies including, without limitation, our Securities Law Compliance Policy. Before the purchase of shares at the end of an offering period, a participant does not have any rights as a shareholder with respect to shares underlying the participant’s outstanding option. A participant is a general unsecured creditor of ours to the extent of any payroll deductions held in the participant’s account.

Plan Administration	The Purchase Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full authority to make, administer and interpret the rules and regulations regarding the Purchase Plan as it deems advisable. To aid in administering the Purchase Plan, the Committee has appointed a member of our management as a Plan Administrator to carry out certain limited administrative responsibilities regarding the Purchase Plan.

Plan Amendment and Termination	The Board may amend or terminate the Purchase Plan at any time, provided that no amendment or termination may adversely affect the rights of any participant in an ongoing offering, and no amendment will be effective without shareholder approval if the approval is required to comply with applicable law, regulation or stock exchange rule. The Purchase Plan will terminate on the effective date of a merger or consolidation in which Embarq is not the surviving corporation, if the merger or consolidation is not between or among corporations related to Embarq.

New Benefits Under The Purchase Plan

Because purchases under the Purchase Plan are based solely on voluntary contributions in amounts determined by the participant, the amount of benefits that will be available under the Purchase Plan in the future cannot be determined at this time.

Federal Tax Consequences

The Purchase Plan is intended to be an “Employee Stock Purchase Plan” within the meaning of Section 423 of the Internal Revenue Code. Under such a plan, no taxable income will be reportable by a participant, and no deductions will be allowable to Embarq, as a result of the grant or exercise of the purchase rights issued under the Purchase Plan. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares. If shares purchased under the Purchase Plan are sold or otherwise disposed of before the expiration of the applicable holding period under Code Section 423, a transaction referred to as a “Disqualifying Disposition,” the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the Purchase Date exceeded the purchase price. In this case, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or loss recognized on the disposition of the shares will be a capital gain or loss. If the participant disposes of his or her shares after the end of the applicable holding period, the participant will realize ordinary income in the year of the disposition equal to the lesser of the (i) the excess of the fair market value of the shares on the date of disposition over the purchase price, or (ii) 10% of the fair market value of the shares at the beginning of the applicable offering period. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized on the disposition will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss. If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price or 10% of the fair market value of the shares at the beginning of the offering period will constitute ordinary income in the year of death. The company will generally be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant. In all other cases, no tax deduction is allowed the company.

This general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to Plan participants. Different tax rules and results may apply to specific participants and transactions under the Plan, particularly in jurisdictions outside the United States.

Our Board of Directors recommends that you vote FOR the approval of the Embarq Corporation 2008 Employee Stock Purchase Plan in this Proposal 4. Proxies will be voted for this proposal unless you otherwise specify in the proxy.

PROPOSAL 5 - APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION

(162(m) CRITERIA)

Introduction

As a public company, the United States tax laws generally do not permit Embarq to claim a tax deduction for annual compensation exceeding $1,000,000 paid to certain of the company’s most highly compensated executive officers, unless the compensation is “performance-based,” as defined by the relevant tax laws. In order for compensation to be considered performance-based, Embarq must obtain shareholder approval every 5 years of the material terms of performance goals applicable to the compensation. In accordance with IRS rules, the material terms approved by shareholders provide the framework for the Compensation Committee to establish programs and awards that meet the IRS standards to qualify for tax deductibility.

In this proposal, the Board requests that shareholders approve the material terms of performance goals to enable Embarq to continue to structure performance-based compensation arrangements for which it may receive tax deductions. These performance goals for which shareholder approval is sought pertain to two specific forms of compensation that may be awarded to executives of the Company: (i) annual incentive compensation paid under the Embarq Corporation STI Program; and (ii) performance-based awards, including performance-based RSUs granted under the Embarq Corporation 2008 Equity Incentive Plan, for which we are also seeking shareholder approval in this Proxy Statement.

Material Terms Of The Performance Goals

As outlined in the tax rules, shareholders must approve each of the material terms of performance goals in order for Embarq to claim tax deductions for performance-based compensation paid to our officers other than our Chief Financial Officer whose total annual compensation exceeds $1,000,000. Under the tax rules, the material terms of performance goals include (i) the employees eligible to receive performance-based compensation, (ii) the description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that can be paid to an employee under the arrangement. Each of these material terms is discussed below.

Eligible Employees

Eligible employees whose compensation would be subject to the performance goals would include the Company’s principal senior officers, including the executive officers required to file reports under Section 16 of the Securities Exchange Act of 1934. Although the currently applicable tax laws only limit deductibility for compensation paid to a company’s Chief Executive Officer and the three other most highly-paid executive officers other than the Chief Financial Officer (“covered employees”), we may apply the performance goals to all of our principal senior officers in the event that any of them becomes a covered employee while holding any award covered by this proposal.

Business Criteria

The Company intends to use some combination of the following business criteria as the basis of the performance goals, one or more of which will govern the grant, vesting, or distribution of performance awards under the STI Program and the 2008 Plan:

i.	Earnings measures (including OIBDA, operating income, or net income), either in the aggregate or on a per-share basis;

ii.	Growth or rate of growth in earnings (either in the aggregate or on a per-share basis);

iii.	Cash flow provided by operations, (either in the aggregate or on a per-share basis);

iv.	Growth or rate of growth in cash flow (either in the aggregate or on a per-share basis);

v.	Free cash flow (either in the aggregate on a per-share basis);

vi.	Reductions in expense levels, determined either on a Company-wide basis or in respect of any one or more business units;

vii.	Operating and maintenance cost management and employee productivity;

viii.	Shareholder returns (including return on assets, investments, equity, or gross sales, either versus internal targets or external comparison);

ix.	Return measures (including return on assets, equity, invested capital, or sales);

x.	Growth or rate of growth in return measures (including return on assets, equity, invested capital, or sales);

xi.	Share price (including attainment of a specified per-share price during the performance period, growth measures, or TSR including relative to an index or peers or attainment of a specified per-share price for a specified period of time);

xii.	Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, or geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

xiii.	Achievement of business or operational goals such as market share, customer satisfaction, new product or services revenue and/or business development; and/or

xiv.	Implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel.

The applicable performance goals may be applied on a pre- or post-tax basis; and the Compensation Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as the effect from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, business combinations, foreign exchange impacts and any unusual or nonrecurring gain or loss, including as a result of force majeure so as to provide guidelines for the Compensation Committee to use in certifying whether the performance goals have been attained prior to payment of any award.

Per Person Maximum Compensation

Under the terms of the applicable plans or programs, the maximum compensation amounts payable to any principal senior officer under the performance goals would be:

•	With respect to annual incentives paid under the 2008 STI program or future years’ STI programs $5,000,000;

•	With respect to stock options or SARs granted under the 2008 Equity Incentive Plan in any year, no more than 1,000,000 shares;

•	With respect to restricted stock, RSUs, or other awards granted under the 2008 Equity Incentive Plan in any year, no more than 500,000 shares;

•	With respect to cash-based awards granted under the 2008 Equity Incentive Plan in any year, no more than $7,500,000.

The Compensation Committee of our Board of Directors has established business objectives and maximum amounts that it considers appropriate in light of foreseeable contingencies and future business conditions. If approved by the shareholders, this proposal would not limit our right to award or pay other or additional forms of compensation to our principal senior officers, including, but not limited to, salary or other stock-based awards under the 2008 Equity Incentive Plan. These other forms of compensation may be paid regardless of whether or not the performance goals described in this proposal are achieved, and whether or not payment of such other forms of compensation would be tax deductible, but will be designed so as not to affect the deductibility of arrangements intended to qualify as performance-based compensation under the applicable tax laws.

Summary of the Material Terms of the STI Program

Following is a summary of the 2008 Embarq Corporation Short-Term Incentive Program (the “STI Program”), which is an annual cash-based incentive plan, as it applies to the Company’s “principal senior officers” (generally, the CEO, and those reporting to the CEO). The Plan is intended to reward employees for their contributions to the Company’s overall performance. Participants are designated by the Compensation Committee and include principal senior officers. Payouts under the STI Program are based on percentages above and below the target performance levels for certain company performance goals during a plan year, with a minimum payout of as low as zero and a maximum payout capped at 200%. The annual short-term incentive opportunity is based on job tier, and for principal senior officers is set at a range of 45-80% of annual base pay.

Payouts are determined after the Company’s annual results are announced and are subject to the prior approval and certification by the Compensation Committee. For principal senior officers, the Compensation Committee must set the performance objectives for annual incentives prior to March 31 of each year and may decrease, but not increase, the amount of any award determined based upon Company results. If a principal senior officer terminates employment for any reason except for cause after December 31 of the relevant plan year, he or she is eligible to receive his STI Program payout earned in the previous plan year. If a principal senior officer resigns with a termination date prior to December 31 of the relevant plan year, he is not eligible for payout under the STI Program. If a principal senior officer retires at normal retirement age, retires early but has an adjusted termination date on or after December 31, or terminates employment involuntarily without cause, or due to disability or death prior to December 31 of the relevant plan year, he or she is eligible for a prorated payout (at target, in the case of death). A principal senior officer who is terminated for cause before the payout is certified by the Compensation Committee, whether or not before December 31 of the relevant plan year, is not eligible for a payout under the STI Program.

Our Board of Directors recommends a vote FOR the proposal to approve the material terms of performance goals for performance-based compensation paid to principal senior officers in this Proposal 5. Proxies will be voted for this proposal unless you otherwise specify in the proxy.

PROPOSAL 6 - SHAREHOLDER PROPOSAL TO REQUIRE AN

ADVISORY VOTE ON COMPENSATION

The Company has been advised that the Communications Workers of America, 501 Third Street, N.W., Washington, D.C. 20001, intends to submit the following proposal at the meeting, on behalf of the CWA General Fund, beneficial owners of more than $2,000 of Embarq Corporation common stock:

Submission By Proponent

RESOLVED, that the shareholders of Embarq Corporation request that the Board of Directors adopt a policy that shareholders will be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to approve or disapprove the compensation of the named executive officers disclosed in the Summary Compensation Table of the proxy statement. The board should provide appropriate disclosures to ensure that shareholders understand that the vote is advisory and will neither abrogate any employment agreement nor affect any compensation already paid or awarded.

Supporting Statement

In our view, existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with adequate means for communicating their views on senior executive compensation to boards of directors. In contrast, in the United Kingdom, shareholders of public companies are permitted to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding, but it gives shareholders an opportunity to communicate views in a manner that could influence senior executive compensation.

“Say on Pay” in the U.K., we believe, serves a constructive purpose. A study by the Yale School of Management found that the resulting dialogue between boards and shareholders appeared to moderate pay increases, enhance the ability of compensation committees to stand up to insider pressures, and add legitimacy to the executive compensation process. (See Stephen Davis, “Does ‘Say on Pay’ Work?” Millstein Center for Corporate Governance and Performance, Yale, 2007)

U.S. stock exchange listing standards currently require shareholder approval of equity-based compensation plans. However, those plans give compensation committees broad discretion in making awards and establishing performance thresholds. Also, the performance criteria submitted for shareholder approval are generally stated in broad terms that, in our view, do not effectively constrain compensation.

Under the circumstances, we do not believe shareholders have an adequate mechanism for providing feedback with respect to the application of those general criteria to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004)). While withholding votes from compensation committee members who stand for reelection is an option, we believe that course is a blunt and insufficient instrument for registering dissatisfaction with the way compensation committees have administered compensation plans and policies.

Our company was once part of Sprint Corporation, a company that was frequently criticized for its executive compensation. While shareholders may or may not view current executive compensation at Embarq as excessive, this proposal looks to the future and gives shareholders a future voice on Company compensation.

We urge Embarq’s board to allow shareholders to express their opinion about senior executive compensation by establishing an annual shareholder “Say on Pay.” We believe the results of such a vote would provide our Board with useful information about whether shareholders view the company’s senior executive compensation, as reported each year in the proxy statement, to be appropriate.

Embarq’s Statement In Opposition To Proposal 6

The Board of Directors recommends a vote AGAINST Proposal 6.

We believe that this proposal fails to recognize (1) that shareholders already have a more efficient and meaningful method of communicating with our directors on executive compensation, (2) that our existing governance practices already provide effective means for shareholders to guide our Board of Directors on executive compensation, and (3) that our executive compensation program is thoughtful, performance-based, and in the best interest of our shareholders.

In our view, direct communication between shareholders and the Board is the most effective and accurate method for shareholders to express their views on our executive compensation practices. As described in “Shareholder Communications” above, shareholders may communicate with our Board, our Board committees, our Non-Executive Chairman, or any other individual director by writing to our Board Communications Designee at our principal executive office, or by e-mail at boardinquiries@embarq.com. Direct communication allows shareholders to bring general observations and, more importantly, specific points, to the attention of any or all of our directors. This method of communicating is well-suited to the complex subject that executive compensation has become—a subject requiring expert advisors, thoughtful deliberation, and consideration of a broad range of information. In contrast, an advisory vote on the voluminous data presented in the Summary Compensation Table would not be helpful in identifying any particular practice or issue that may be of concern to our shareholders.

In addition, our director election practices permit shareholders to judge the performance of every director—including each member of our Compensation Committee—every year. In an uncontested election, an incumbent director who does not receive a majority of votes cast must offer to resign, and the Board must promptly act on the offer. We believe that annual director elections for all directors, coupled with the majority voting standard for uncontested elections, are an effective means for the shareholders to guide our Board.

Finally, we believe that our compensation processes and arrangements are structured in a manner that is fiscally responsible and in the best interest of our shareholders. Our Compensation Committee consists entirely of independent directors and requires its outside advisors to be independent of management. Our compensation arrangements are competitive in the marketplace to recruit and motivate highly qualified executive officers, but are responsibly targeted. A high proportion (approximately 77% in 2007) of our Named Officers’ annual compensation opportunity is performance-based and a significant portion is directly tied to shareholder returns against the S&P 500®.

We again invite any shareholder to express general or specific concerns related to our executive compensation programs or practices by contacting the Board of Directors through our established means, and we recommend that our shareholders not become distracted with advisory votes that we believe would be more a symbolic gesture than a useful tool to guide our Board of Directors.

For the foregoing reasons, our Board of Directors recommends that you vote AGAINST this Proposal 6. Proxies will be voted against this proposal unless you otherwise specify in the proxy.

OTHER MATTERS TO COME BEFORE THE MEETING

We do not intend to present any other matters at the annual meeting of shareholders, and we do not know of any matters to be presented at the annual meeting by others. If, however, any other matters are properly presented at the annual meeting, the persons named on your proxy or Notice will vote your shares represented thereby in accordance with the judgment of management on any such matter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require our directors and certain of our executive officers to file reports of their holdings and transactions in our common stock with the SEC. Based upon our records and other information, we believe that all required filings were made in a timely manner.

FUTURE PROPOSALS OF SHAREHOLDERS

If you wish to submit a shareholder proposal, nominate a person for election to the Board of Directors, bring a matter before our 2009 annual meeting of shareholders, or request any such matter be included in our proxy statement, our Bylaws require you to notify us in writing no earlier than 150 days (October 19, 2008) and no later than 120 days (November 18, 2008) before March 17, 2009, which is the first anniversary of the mailing of materials for our 2008 annual meeting.

All shareholder proposals properly submitted will be referred to and evaluated by the independent committee of our Board of Directors responsible for the subject matter of the proposal. If no independent committee has responsibility for the subject matter, the Nominating and Corporate Governance Committee will evaluate the proposal. Upon recommendation of the responsible committee, our Board will determine whether the shareholder proposal is in our best interest. We will state our recommendation and the rationale for our recommendation regarding each shareholder proposal included in our annual proxy statement.

Notices and proposals should be sent to our Corporate Secretary at 5454 W. 110th Street, Overland Park, KS, 66211.

Appendix A

EMBARQ CORPORATION 2008 EQUITY INCENTIVE PLAN

EMBARQ CORPORATION 2008 EQUITY INCENTIVE PLAN

Section 1. Purpose.  The purposes of the Embarq Corporation 2008 Equity Incentive Plan (“Plan”) are to encourage Non-Employee Directors, officers and other employees of Embarq Corporation (“Company”) and its Affiliates to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of shareholders, and to enhance the ability of the Company and its Affiliates to attract and motivate individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

Section 2. General Interpretive Principles and Definitions.

(a) General Interpretive Principles.  (i) Words in the singular include the plural and vice versa, and words of one gender include the other gender, in each case, as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Plan and not to any particular provision of this Plan, and references to Sections and Appendices are references to the Sections of and Appendices to this Plan unless otherwise specified; (iii) the word “including” and words of similar import when used in this Plan mean “including, without limitation,” unless otherwise specified; and (iv) any reference to any U.S. federal, state, or local statute or law is deemed to also refer to all amendments or successor provisions thereto, as well as all rules and regulations promulgated under such statute or law, unless the context otherwise requires.

(b) Definitions.  As used in the Plan, the following terms will have the meanings set forth below:

“Affiliate” means any Person with whom the Company would be treated as a “single employer” for purposes of Code Section 414(b) or (c), but replacing the 80 percent requirement in the regulations under Code Sections 414(b) and (c) with a 50 percent requirement, and any Person in which the Company has a significant equity interest, as determined by the Committee.

“Award” means any Option, Restricted Stock, Performance Share, Performance Unit, Restricted Stock Unit, Stock Appreciation Right, or Other Stock Unit award granted under the Plan.

“Award Agreement” means any written or electronic agreement, contract, or other instrument or document designating an Award granted under the Plan.

“Board” means the Board of Directors of the Company or any successor thereto.

“Business Day” means any day other than a Saturday, Sunday or any day designated as a holiday by the Federal government.

“Change in Control” has the meaning of that term set forth in Section 11; provided, however, that the Committee may establish other definitions of “Change in Control”, as appropriate, to comply with Code Section 409A and the regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or a subcommittee thereof. Except as provided in Section 3(b)(iii), any such subcommittee that is appointed by the Compensation

Committee will be composed of not less than two Directors, each of whom is both a Non-Employee Director, and an “outside director” within the meaning of Code Section 162(m).

“Company” means Embarq Corporation, a Delaware corporation.

“Covered Employee” means an Employee who meets the definition of “covered employee” under Code Section 162(m)(3).

“Director” means a member of the Board.

“Disability” means, in the case of a Participant, such Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Company.

“Employee” means any employee of the Company or any Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means an officer of the Company who is subject to the liability provisions of Section 16 of the Exchange Act.

“Exercise Date” means the Business Day on which the holder of an Award that is subject to exercise delivers notice of such exercise to the Company, accompanied by such payment, attestations, representations or other documentation as the Committee may specify; provided that if such notice is delivered after 11:00 a.m. central standard time (or such other time as the Committee may specify), the Exercise Date will be the following Business Day.

“Fair Market Value” means, with respect to any property, the market value of such property determined by such methods or procedures established from time to time by the Committee; except that the “Fair Market Value” of a Share for purposes of Section 5 and Section 8 will mean either (i) the closing trading price of a Share for composite transactions, as published by The Wall Street Journal, for the date in question or, if no trade of Shares was made on that date, the next preceding date on which there was a trade of Shares or, (ii) if so determined by the Committee, an average selling price during a period specified by the Committee that is within thirty (30) days before or thirty (30) days after the Grant Date, provided that the commitment to grant the stock right based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of stock rights under the same and substantially similar programs.

“Grant Date” means, unless the Committee provides a more specific method of determining the Grant Date, the date as of which an Award is made to a Participant. For an Option, the Grant Date cannot be a date earlier than the date of the action granting the Option.

“Incentive Stock Option” means an Option that is intended to meet the requirements of Code Section 422.

“Non-Employee Director” has the meaning provided for in Rule 16b-3(b)(3) under the Exchange Act.

“Nonqualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

“Option” means any right granted under the Plan allowing a Participant the opportunity to purchase Shares at such price or prices and during such period or periods as the Committee determines.

“Other Stock Unit” means an award, right, or interest relating to, valued in whole or in part by reference to, or otherwise based on Shares, that is granted pursuant to Section 9.

“Outside Director” means a member of the Board who is not an Employee.

“Participant” means an Employee or Outside Director who is designated to receive an Award under the Plan.

“Performance Award” means any Award that will be issued, granted or adjusted, or become vested or payable, as the case may be, upon the achievement of designated performance goals, pursuant to Section 10.

“Performance Period” means that period designated by the Committee at the time a Performance Award is granted during which performance relative to the designated performance goals is to be measured.

“Performance Share” means any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee determines, including cash, Shares, or any combination thereof, upon or following achievement of designated performance goals during the Performance Period.

“Performance Unit” means any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee determines, including cash, Shares, or any combination thereof, upon or following achievement of designated performance goals during the Performance Period.

“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

“Restricted Stock” means any Share issued pursuant to Section 6 which is subject to both a substantial risk of forfeiture and restrictions on the holder’s right to sell, transfer, pledge, or assign such Share. The Committee, in its sole discretion, may impose such other restrictions (including any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee deems appropriate.

“Restricted Stock Unit” or “RSU” means any grant pursuant to Section 7 of a right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

“Restricted Stock Unit Account” or “RSU Account” means an account established on the Company’s books for each Participant who receives an Award of RSUs.

“Share” means a share of the common stock of the Company.

“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 8 to receive, as of some future date, an amount equal to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (a) the Fair Market Value of one Share on the Exercise Date, over (b) the Strike Price.

“Strike Price” means the per-Share price used as the baseline measure for the value of a SAR, as specified in the Award Agreement.

Section 3. Administration.

(a) Powers of the Committee.  The Plan shall be administered by the Committee. The Committee has full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

(i)	designate Participants;

(ii)	determine the type or types of Awards to be granted to each Participant;

(iii)	determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards;

(iv)	determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award;

(v)	determine whether, and in what amount, dividend equivalents will be credited to any Award;

(vi)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares, other Awards or other property, or canceled, forfeited or suspended;

(vii)	interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(viii)	establish and amend such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan and suspend or waive such rules and regulations or terminate such agents;

(ix)	make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee are final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any shareholder, and any Employee.

(b) Delegation.

(i)	delegate to officers, employees, independent contractors or vendors of the Company matters involving the routine administration of the Plan and which are not specifically required by any provision of this Plan to be performed by the Board or the Committee;

(ii)	delegate, in accordance with Delaware law, to the Company’s officers the authority to grant Options to Employees who are not Executive Officers or Outside Directors and to cancel or suspend Options granted to Employees who are not Executive Officers or Outside Directors subject to such terms and limitations imposed by the Committee; provided, however, that, unless otherwise permitted under Delaware law, the Committee shall not delegate to the Company’s Officers the authority to grant Awards other than Options; and

(iii)	delegate to one or more separate committees comprised of one or more Directors of the Company (who may but need not be members of the Committee) the authority to grant Awards and take other actions described in Section 3(a) with respect to Participants who are not Executive Officers, subject to such terms and limitations imposed by the Committee, and such actions will be treated of all purposes as if taken by the Committee;

(c) Determinations.  All decisions, determinations and interpretations by the Committee regarding this Plan are final, conclusive and binding upon all Participants and Persons, including the Company, any Affiliate, any shareholder, and any Employee, or any other Person claiming rights under the Plan or an Award.

Section 4. Shares Subject to Plan and Participant Limits.

(a) Plan Limit.  Subject to adjustment as provided in Section 4(c), the total number of Shares available for issuance pursuant to Awards is 15 million (15,000,000). Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Shares issued by the Company as a result of the Company’s assumption or substitution of outstanding grants under a plan of a company acquired in a corporate transaction shall not reduce the Shares available for issuance under the Plan.

(i)	Shares subject to an Option or SAR will be counted as one (1) Share at the time of grant for purposes of the limit set forth in Section 4(a). A grant of a Tandem SAR and related Option where the exercise of the Tandem SAR or Option results in the cancellation of the other, will be counted as one Share at the time of grant for purposes of the limit set forth in Section 4(a). All Shares subject to a SAR, to the extent the SAR is exercised and whether or not Shares are actually issued upon exercise, will be considered issued for purposes of the limit set forth in Section 4(a).

(ii)	Shares subject to a grant of Restricted Stock, RSUs, Performance Units payable in Shares, Performance Shares, Other Stock Units or any other Award that results in the Company transferring the full value of a Share (or a number of Shares equal to the full value) granted under the Award will be counted as three (3) shares at the time of grant for purposes of the limit set forth in Section 4(a).

(iii)	Shares subject to Awards that are thereafter forfeited, cancelled, expire or are settled in cash or otherwise without the issuance of Shares, will again be available for issuance under the Plan. Shares subject to an Award may not again be made available for issuance under the Plan if such Shares are:

(A)	Shares that were subject to an Option, stock-settled Stock Appreciation Right or other stock-settled Award and were not issued or delivered as a result of the net settlement of such Award;

(B)	Shares delivered, withheld or otherwise used to pay the exercise price or withholding taxes related to an Award; or

(C)	Shares repurchased on the open market with the proceeds of an Option exercise.

(b) Participant Limit.  No Participant will be granted one or more Awards of Options and/or SARs in any calendar year covering more than 1,000,000 Shares. No Participant will be granted one or more Awards of RSUs, Restricted Stock, Performance Units payable in Shares or Performance Shares in any calendar year covering more than 500,000 Shares. No Participant will be granted cash-based Performance Units or other cash-based Awards the value of which may be paid, credited or vested in any calendar year in excess of $7.5 Million. The maximum share limits set forth herein will be adjusted to the extent necessary to reflect adjustments made under Section 4(c).

(c) Adjustments in Authorized Shares.  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, split-up, spin-off, forward or reverse stock split, or other change in the corporate structure affecting the Shares, an equitable adjustment will be made in the aggregate number and class of Shares which may be issued under the Plan, in the number and class of Shares that may be subject to an Option or a SAR granted to any individual in any year under the Plan, in the number, class and Option price of Shares subject to outstanding Options granted under the Plan, in the value of, or number or class of Shares subject to, other Awards granted under the Plan, and in the number and type of Shares or other securities specified as the annual per-participant limitations in Section 4(b) as may be determined by the Committee to be appropriate, in its sole discretion, to prevent dilution or enlargement of benefits or potential benefits intended under the Plan or any Award and (where applicable) consistent with the requirements of Code Sections 409A and 162(m). Adjustments under this Section 4(c) will not result in the right to purchase or receive fractional Shares under any Award. In the event the calculation of any adjustment under this section results in a fractional number of Shares, the number of Shares subject to an affected Award will be rounded down to the nearest whole number.

Section 5. Stock Options.

(a) Eligibility and Grant of Option.  Options may be granted hereunder to Participants either alone or in addition to other Awards. The Committee in its sole discretion will designate whether an Option is an Incentive Stock Option or a Nonqualified Stock Option. Unless the Option Award Agreement specifically designates an Option as an Incentive Stock Option, such Option is deemed to be a Nonqualified Stock Option. Each grant of Options to a Participant under the Plan will be evidenced by an Award Agreement in such form as the Committee may from time to time approve.

(b) Number of Shares.  Each Option Award Agreement will state that it covers a specified number of Shares, as determined by the Committee.

(c) Exercise Price.  Each Award Agreement will state the exercise price per Share purchasable under an Option, determined by the Committee in its sole discretion; provided that such exercise price shall not be less than the Fair Market Value of the Share on the Grant Date of the Option.

(d) Option Period.  Subject to the limitations described below in Section 5(f) relating to Incentive Stock Options, each Award Agreement will state the term of each Option, not to exceed ten years, fixed at the Grant Date by the Committee in its sole discretion.

(e) Method of Exercise.  Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may pay the exercise price in such form or forms, including payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) with a Fair Market Value on the Exercise Date equal to the total exercise price, or by any combination of cash, Shares and other consideration, as the Committee may permit.

(f) Incentive Stock Options.  No Incentive Stock Option will be exercisable after the expiration of ten years from the date the Option is granted. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant that are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Code Section 422. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Code Section 422.

(g) Form of Settlement.  All Options will be settled in the form of Shares.

(h) Repriced Options Subject to Shareholder Approval.  The Committee may grant Options in replacement of Options previously granted under this Plan or any other compensation plan of the Company, for such purposes and on such terms (including Option price) as it deems appropriate, subject to shareholder approval if such replacement grant would be deemed to be a repricing under the rules of the New York Stock Exchange.

(i) No Reload Grants.  Options will not be granted in consideration for and will not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and or tax withholding obligation under any other Option.

(j) Other Terms.  As the Committee deems desirable, each Option may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 6. Restricted Stock.

(a) Eligibility and Issuance of Restricted Stock.  Restricted Stock Awards may be issued hereunder to Participants, for such consideration not less than the minimum consideration required by applicable law, as the Committee may determine, either alone or in addition to other Awards. The provisions of Restricted Stock Awards need not be the same with respect to each Participant. Each grant of Restricted Stock to a Participant under the Plan will be evidenced by an Award Agreement in such form as the Committee may from time to time approve.

(b) Number of Shares.  Each Award Agreement will state that it covers a specified number of Shares of Restricted Stock, as determined by the Committee.

(c) Restrictions.  A Participant’s right to retain Shares of Restricted Stock will be subject to such restrictions as are set forth in the Award Agreement, including but not limited to, continued performance as an Employee or Outside Director for a restriction period specified by the Committee, or the attainment of specified performance goals and objectives (as described in Section 10(b)), as may be established by the Committee with respect to such Award. The Committee may in its sole discretion require different periods of service or different performance goals and objectives with respect to (i) different Participants, (ii) different Restricted Stock Awards, or (iii) separate, designated portions of the Shares constituting a Restricted Stock Award. Any grant of Restricted Stock will contain terms such that the Award is either exempt from Code Section 409A or complies with such Section.

(d) Lapse of Restrictions.  The restrictions on each Share of Restricted Stock will lapse in accordance with the terms set forth in the applicable Award Agreement.

(e) Dividends.  Unless otherwise provided in an employment agreement or Award Agreement, if ordinary cash dividends are paid on Shares, Participants who hold Restricted Stock on the dividend record date will receive, on the dividend payment date, the ordinary cash dividend attributable to such Restricted Stock. If extraordinary cash dividends or non-cash dividends are paid on Shares, and a Participant holds Restricted Stock on the dividend record date, the extraordinary cash dividend or the non-cash dividend attributable to such Restricted Stock will be subject to the same restrictions as the Restricted Stock.

(f) Other Terms.  As the Committee deems desirable, each Restricted Stock Award may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 7. Restricted Stock Unit Awards.

(a) Eligibility and Grant of Restricted Stock Units (“RSUs”).  RSUs may be granted hereunder to Participants in such amount and upon such terms as the Committee will determine, either alone or in addition to other Awards. Each Award of RSUs to a Participant under the Plan will be evidenced by an Award Agreement that specifies the restrictions, the number of Shares subject to the RSUs granted, and such other provisions as the Committee may determine in accordance with the Plan and Code Section 409A.

(b) Voting Rights.  A Participant will have no voting rights with respect to Shares subject to RSUs.

(c) Crediting Restricted Stock Units.  The Company will establish an RSU Account on its books for each Participant who receives an Award of RSUs. RSUs will be credited to the Participant’s RSU Account as of the Grant Date of such RSU. RSU Accounts will be maintained for recordkeeping purposes only and the Company will not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts will be an unfunded, unsecured obligation of the Company.

(d) Restrictions.  The Committee may impose such restrictions on RSUs, including time-based restrictions, restrictions based on the achievement of specific performance goals (as described in Section 10(b)), time-based restrictions following the achievement of specific performance goals (as described in Section 10(b)), restrictions based on the occurrence of a specified event, and/or restrictions under applicable securities laws.

(e) Lapse of Restrictions.  The restrictions on each RSU will lapse in accordance with the terms set forth in the applicable Award Agreement.

(f) Settlement of RSU Accounts.

(i)	General. The Company will settle an RSU Account by delivering to the holder thereof (which may be the Participant or his or her Beneficiary, as applicable) either (i) an amount of cash equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the number of Shares underlying the RSUs then credited to the Participant’s RSU Account (or a specified portion in the event of any partial settlement), or (ii) a number of Shares equal to the whole number of Shares underlying the RSUs then credited to the Participant’s RSU Account (or a specified portion in the event of any partial settlement). Any fractional RSUs remaining in the RSU Account on the Settlement Date will be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional RSUs.

(ii)	Settlement Date. The “Settlement Date” for all RSUs credited to a Participant’s RSU Account will be the date on which the restrictions applicable to an Award of RSUs have lapsed as specified in the RSU Award Agreement.

(g) Other Terms.  As the Committee deems desirable, each Award of RSUs may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 8. Stock Appreciation Right Awards.

(a) Eligibility and Grant of Stock Appreciation Rights (“SARs”).  Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards. SARs may, but need not, be granted in connection with a specific Option (in such case, a “Tandem SAR”). Any Tandem SAR must be granted at the same time the related Option is granted. SARs granted to a Participant under the Plan will be evidenced by an Award Agreement that contains the terms and conditions of the SAR as determined by the Committee.

(b) Term of SAR.  Unless otherwise provided in the Award Agreement, (a) no SAR will have a term of more than ten (10) years from the Grant Date of the SAR, and (b) Tandem SARs will vest at the same time and in the same proportions as the related Options.

(c) Strike Price.  The Strike Price of a SAR will be determined by the Committee in its sole discretion; provided that the Strike Price shall not be less than the Fair Market Value of a Share on the Grant Date of the SAR.

(d) Exercise and Payment.  Except as may otherwise be provided by the Committee in an Award Agreement, SARs will be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised. The Committee may provide that payment with respect to an exercised SAR may occur on a fixed date which may not be the same as the Exercise Date, but in no event shall the payment date occur after the later of the end of the calendar year or 2 1/2 months following the date on which the SAR is exercised, and may provide for additional payment in recognition of the time value of money and any delay between the Exercise Date and the payment date. Any payment by the Company in settlement of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, determines.

(e) Grant Limitations.  The Committee may on the Grant Date impose any other limitations upon the exercise of SARs that it deems necessary or desirable in order for the Award to qualify for an exemption from Section 16(b) of the Exchange Act. Any grant of SARs shall contain terms such that such SARs are exempt from Code Section 409A.

(f) Exercise of Tandem SARs.  To the extent that a SAR is granted in connection with, or related to, an Option (a “Tandem SAR”), the terms of such Tandem SAR will provide that (i) the related Option will be forfeited upon the exercise of such Tandem SAR or alternatively, that the Tandem SAR will be cancelled upon the exercise of the related Option, (ii) the Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable, (iii) each Tandem SAR will expire no later than the expiration of the related Option, and (iv) the value of the payout with respect to the Tandem SAR will be no more than one hundred percent (100%) of the difference between the exercise price per Share of the related Option and the Fair Market Value per Share of the Shares subject to the related Option at the time the Tandem SAR is exercised.

(g) Repriced SARs Subject to Shareholder Approval.  The Committee may grant SARs in replacement of SARs previously granted under this Plan or any other compensation plan of the Company, for such purposes and on such terms (including Strike Price) as it deems appropriate, subject to shareholder approval if such replacement grant would be deemed to be a repricing under the rules of the New York Stock Exchange.

(h) Other Terms.  As the Committee deems desirable, each SAR may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 9. Performance Shares, Performance Units and Other Stock Units.

(a) Eligibility and Grant of Awards.  Performance Shares, Performance Units and Other Stock Units may be granted hereunder, for such consideration not less than the minimum consideration required by applicable law, as the Committee may determine, either alone or in addition to other Awards. Each grant of such an Award to a Participant under the Plan will be evidenced by an Award Agreement in such form as the Committee may from time to time approve.

(b) Other Terms.  As the Committee deems desirable, each Performance Share, Performance Unit or Other Stock Unit may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 10. Performance Awards; Section 162(m) Provisions.

(a) Terms of Performance Awards.  Except as provided in Section 11, Performance Awards will be issued, granted or adjusted, or become vested or payable, only after the end of the relevant Performance Period. The Performance Period, the performance goals to be achieved for each Performance Period, the maximum amount of the Award to be distributed upon satisfaction of those performance goals and any other terms or conditions that the Committee deems appropriate and consistent with the requirements of Code Section 162(m) for “qualified performance-based compensation” will be determined by the Committee in its sole discretion.

(b) Performance Goals.  For Performance Awards subject to this Section 10, the lapsing of restrictions thereon, or the vesting thereof, and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following metrics, and which may be established on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions, joint ventures or other operating units:

(i)	Earnings measures (including OIBDA, operating income, or net income), either in the aggregate or on a per-Share basis;

(ii)	Growth or rate of growth in earnings (either in the aggregate or on a per-Share basis);

(iii)	Cash flow provided by operations, either in the aggregate or on a per-Share basis;

(iv)	Growth or rate of growth in cash flow (either in the aggregate or on a per-Share basis);

(v)	Free cash flow (either in the aggregate on a per-Share basis);

(vi)	Reductions in expense levels, determined either on a Company-wide basis or in respect of any one or more business units;

(vii)	Operating and maintenance cost management and employee productivity;

(viii)	Shareholder returns (including return on assets, investments, equity, or gross sales, either versus internal targets or external comparison);

(ix)	Return measures (including return on assets, equity, invested capital or sales);

(x)	Growth or rate of growth in return measures (including return on assets, equity, invested capital or sales);

(xi)	Share price (including attainment of a specified per-Share price during the Performance Period; growth measures, or total shareholder return including relative to an index or peers or attainment of a specified per-Share price for a specified period of time);

(xii)	Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, or geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

(xiii)	Achievement of business or operational goals such as market share, customer satisfaction, new product or services revenue and/or business development; and/or

(xiv)	Implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel.

provided that applicable performance goals may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. In addition to the foregoing performance goals, the performance goals shall also include any performance goals which are set forth in a Company bonus or incentive plan, if any, which has been approved by the Company’s shareholders, which are incorporated herein by reference. Such performance goals shall be set by the Committee in writing within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m).

(c) Adjustments.  Notwithstanding any provision of the Plan other than Section 4(c) or Section 11, with respect to any Award that is subject to this Section 10, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or Disability of the Participant, or upon a Change in Control.

(d) Other Restrictions.  The Committee has the power to impose such other restrictions on Performance Awards as it deems necessary or appropriate to insure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code Section 162(m)(4)(B).

(e) Section 162(m) Limitations.  Notwithstanding any other provision of this Plan, if the Committee determines at the time any Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a Covered Employee, then the Committee may provide that this Section 10 is applicable to such Award.

(f) If Awards are made under this Section 10, the Plan must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of this Section 10, if additional Grants are to be made under this Section 10 and if required by section 162(m) of the Code or the regulations thereunder.

Section 11. Change in Control.

(a) In order to maintain the Participants’ rights in the event of any Change in Control, the Committee may, in its sole discretion, as to any Award, either at the time an Award is granted hereunder or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the vesting, exercise or settlement of any such Award so that such Award may be vested, exercised or settled in full on or before a date fixed by the Committee; (ii) require that Participants surrender their outstanding Options and SARs for cancellation in exchange for one or more payments by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Options and SARs exceeds the exercise price or Strike Price, as applicable, and on such terms as the Committee determines, (iii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, (iv) with respect to Participants holding RSUs, Performance Units, Other Stock Unit Awards or dividend equivalents, the Committee may determine that such Participants shall receive one or more payments in settlement of such RSUs, Performance Units, Other Stock Unit Awards or dividend equivalents, in such amount and form and on such terms as may be determined by the Committee, (v) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control, or (vi) cause any such Award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving corporation after such Change in Control. Without limiting the foregoing, if the Fair Market Value of a Share does not exceed the per Share exercise price of an Option or Strike Price of an SAR, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it deems equitable and in the best interests of the Company.

(b) Unless the Committee determines otherwise with respect to any Award, a “Change in Control” means the occurrence of any of the following events:

(i)	the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder, including

Rule 13d-5(b)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 30% or more of the combined voting power of the Company’s then outstanding voting securities, other than

(A)	an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(B)	an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the shareholders of at least 50% of the voting power of the Company’s then outstanding securities in substantially the same proportions as their ownership of the stock of the Company, or

(C)	an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

(ii)	a change in the composition of the Board that causes less than a majority of the directors of the Company to be directors that meet one or more of the following descriptions:

(A)	a director who has been a director of the Company for a continuous period of at least 24 months (or, if less, since the date the Shares were listed on the New York Stock Exchange), or

(B)	a director whose election or nomination as director was approved by a vote of at least two-thirds of the then directors described in clauses (ii)(A), (B), or (C) by prior nomination or election, but excluding, for the purpose of this subclause (B), any director whose initial assumption of office occurred as a result of an actual or threatened (y) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (z) tender offer, merger, sale of substantially all of the Company’s assets, consolidation, reorganization, or business combination that would be a Change in Control under clause (iii) on consummation thereof, or

(C)	who were serving on the Board as a result of the consummation of a transaction described in clause (iii) that would not be a Change in Control under clause (iii);

(iii)	the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than in a transaction

(A)

that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board at the time of the Board’s approval of the transaction or other action of the Board approving the transaction (or whose election or nomination was approved by a vote of at least two-thirds of the members who were members of the Board at that time), and

(C)	after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, no person or group shall be treated for purposes of this clause (C) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company before the consummation of the transaction; or

(iv)	a liquidation or dissolution of the Company other than in connection with a transaction described in (iii) above that would not be a Change in Control thereunder.

For purposes of clarification, (x) a change in the voting power of the Company voting securities based on the relative trading values of the Company’s then outstanding securities as determined pursuant to the Company’s Articles of Incorporation or (y) an acquisition of the Company securities by the Company that, in either case, by itself (or in combination only with the other event listed in this sentence) causes the Company’s voting securities beneficially owned by a person or group to represent 30% or more of the combined voting power of the Company’s then outstanding voting securities is not to be treated as an “acquisition” by any person or group for purposes of clause (i) above. For purposes of clause (i) above, the Company makes the calculation of voting power as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of clause (iii) above, the Company makes the calculation of voting power as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders.

(c) If an Award provides for or is subject to acceleration under Section 11(a), the provisions of this Section shall apply to the Award. Unless otherwise provided in a Participant’s employment agreement, if any, or any other plan or arrangement within the Company to which the Participant is a party or Participant, if an acceleration of vesting, exercisability or settlement of an Award, together with all other payments or benefits contingent on the Change in Control within the meaning of Code Section 280G (“Payment”), would constitute a “parachute payment” within the meaning of Section 280G, and thus be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be reduced to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits (or a cancellation of the acceleration of vesting, exercisability or settlement of an Award) constituting a “parachute payment” is necessary so that the Payment equals the Reduced Amount, such reduction and/or cancellation of acceleration will occur in the order that provides the maximum economic benefit to the Participant. In the event that acceleration of vesting, exercisability or settlement of an Award is to be reduced, such acceleration also will be canceled in the order that provides the maximum economic benefit to the Participant.

Section 12. Amendments and Termination.  The Board may amend, alter or discontinue the Plan in whole or in part without the approval of the Company’s shareholders, except that (i) any amendment or alteration shall be subject to the approval of the Company’s shareholders if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Shares may then be listed and (ii) no amendment, alteration, or discontinuation will be made that would impair the rights of a Participant under any outstanding Award, without the Participant’s consent, or that without the approval of the shareholders would, except as is provided in Section 4(c) of the Plan, increase the total number of Shares reserved for the purposes of the Plan. No amendment, alteration or discontinuation will cause any payments to be made any earlier than are otherwise provided hereunder, unless permitted by Code Section 409A.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment will impair the rights of any Participant without the Participant’s consent. The Committee may also substitute new Awards for Awards previously granted to Participants, but it may not (i) substitute new Options or SARs having a lower exercise price for previously granted Options or SARs having a higher exercise price or (ii) substitute another Award for an Option or SAR which has an exercise price above the then current Fair Market Value.

Section 13. General Provisions.

(a) Non-Transferability.  No Award is assignable or transferable by a Participant otherwise than by will or by the laws of descent and distribution, provided that, if so determined by the Committee, each Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive the Shares or other property issued upon such exercise, and further provided that the Committee may allow such other assignments and transfers of awards as it may determine from time to time.

(b) Effect of Award.  No Participant will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

(c) Effect of Award Agreement.  The prospective recipient of any Award under the Plan will not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient executes an Award Agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Committee or Plan Administrator, and otherwise complied with the then applicable terms and conditions.

(d) Adjustment of Awards.  The Committee will be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems desirable to carry it into effect. In the event the Company assumes outstanding employee benefit awards or the right or obligation to make future awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it deems appropriate.

(e) Non-Competition.  The Committee has full power and authority to determine whether, to what extent and under what circumstances any Award will be canceled, forfeited or suspended. In particular, but without limitation, all outstanding Awards to any Participant will be canceled if the Participant, without the consent of the Committee, while employed by or providing services as an Outside Director to the Company or an Affiliate or after termination of such employment or service as an Outside Director, engages in Competitive Employment . Unless otherwise provided in the Participant’s Employment Agreement, if any, “Competitive Employment” will have the meaning set forth in the Embarq Corporation Executive Severance Plan.

(f) Payment of Consideration.  Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan are not required to make any payment or provide consideration other than the rendering of services.

(g) Withholding.  The Company is authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due with respect to an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company will also be authorized to withhold the delivery of Shares to a Participant, or accept previously owned Shares from a Participant, in payment for the withholding of taxes.

(h) Other Compensation Arrangements.  Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(i) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Delaware and applicable Federal law.

(j) Severability.  If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan will remain in full force and effect.

(k) Code Section 409A Compliance.  This Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Section 409A and applicable judicial decisions construing Section 409A.

(l) Dividend Equivalents.  Whenever cash dividends are paid or non-cash dividends or distributions are made with respect to Shares, the Committee may elect to credit dividend equivalents to any Award other than Options or SARs. Such dividend equivalents may be paid immediately or subject to the same restrictions imposed on the underlying Award.

Section 14. Effective Date of Plan.  The Plan will be effective as of the date of its approval by the Company’s shareholders. No Award will be granted pursuant to the Plan after the tenth anniversary of such effective date, but any Award granted on or before such date may extend beyond that date.

Appendix B

EMBARQ CORPORATION 2008

EMPLOYEE STOCK PURCHASE PLAN

EMBARQ CORPORATION 2008

EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose

The purpose of this Employee Stock Purchase Plan is to encourage and enable Eligible Employees of Embarq Corporation (“Embarq”), a Delaware corporation, and its Affiliates to acquire proprietary interests in Embarq through the ownership of Common Stock and to establish a closer identification of their interests with those of Embarq. The Plan is intended to provide such Eligible Employees with another and more direct means of participating in the growth and earnings of Embarq which, in turn, will provide motivation for such Employees to remain in the employ, and to give greater effort on behalf, of Embarq. It is the intention of Embarq to have the Plan qualify as an “employee stock purchase plan” under Code Section 423. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Code section.

Section 2. Definitions

The following words or terms, when used herein, shall have the following respective meanings:

“Account” means the funds accumulated with respect to an individual Participant as a result of deductions from his paycheck for the purpose of purchasing Common Stock under this Plan. The funds allocated to a Participant’s Account shall remain the property of the respective Participant at all times but may be commingled with the general funds of Embarq.

“Affiliate” means any entity with whom Embarq would be treated as a single employer for purposes of Code Section 414(b) and (c), but replacing the 80 percent requirement in the regulations under Code Sections 414(b) and (c) with a 50 percent requirement.

“Board” means the Board of Directors of Embarq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board unless the Board designates another committee consisting of three or more Board members who are not eligible to participate in this Plan.

“Compensation” means compensation, as such term is defined from time to time in the Embarq Retirement Savings Plan for purposes of Pre-Tax Contributions (as defined in such plan) without regard to any limitations imposed by such plan under Code Section 401(a)(17).

“Date of Exercise” means the date on which Options shall be deemed exercised, which shall be the last business day of each Offering. Different Dates of Exercise may be set at or before the Date of Grant by resolution of the Board, but in no event may the Date of Exercise be later than the maximum option term permitted under Code Section 423(b)(7).

“Date of Grant” means, with respect to each Offering under the Plan, the first business day of the Offering. A different date may be set by resolution of the Board.

“Eligibility Period” means, for each quarterly Offering, the period beginning on the fourteenth (14th) day before the end of the month immediately preceding the Offering and ending on the Date of Grant.

“Eligible Employee” or “Employee” means all persons who are, continuously during an Eligibility Period, regularly employed for at least twenty (20) hours per week by Embarq or an Affiliate; provided, however, that persons whose customary employment with Embarq or an Affiliate is for not more than five months in any calendar year shall not be an “Employee” or an “Eligible Employee” as those terms are used herein; and provided further that the Committee may determine, as to any Offering under this Plan, that the Offering will not be extended to highly compensated employees (within the meaning of Code Section 414(q)). Any person who, as of the beginning of an Offering, is a Principal Senior Officer of Embarq and a highly compensated employee, is not an Employee or an Eligible Employee for purposes of this Plan. An individual who is on sick leave or other approved leave during the Eligibility Period for an Offering, but who would otherwise be an Eligible Employee, may enroll in the Offering under the Plan; provided, however, if on any day during that Offering the individual’s leave has exceeded a period of ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the individual’s participation in the Plan shall be cancelled. If an individual receives a hardship withdrawal distribution from one of the Code Section 401(k) plans maintained by Embarq or an Affiliate, the individual’s participation in the Plan is automatically terminated. Also, the individual will not be permitted to enroll in a quarterly Offering if the individual has taken a 401(k) hardship withdrawal distribution within the six-month period before the Date of Grant.

“Embarq” means Embarq Corporation, a Delaware corporation, or its successor.

“ESPP Broker” shall have the meaning assigned in Section 13(a).

“Fair Market Value” means the closing trading price of the applicable Common Stock for composite transactions as published by The Wall Street Journal for the date in question or, if no trade of such Common Stock so published shall have been made on that date, the next preceding date on which there was a trade of such Common Stock so published.

“Offering” means an offering of Common Stock made under the Plan, as determined from time to time by the Board. In establishing an Offering, the Board shall specify the Affiliates that will participate in the Offering and the number of Shares that may be issued in the Offering.

“Option” or “Options” means the right or rights granted to Eligible Employees to purchase Common Stock under an Offering made under this Plan.

“Option Price” shall mean the per Share purchase price at which a Participant is eligible to purchase one or more Shares on the Date of Exercise, and which shall be as of each Date of Exercise, 90% of the Fair Market Value on such date.

“Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Section 5.

“Plan” means this Embarq Corporation 2008 Employee Stock Purchase Plan.

“Plan Administrator” means the individual or individuals appointed under Section 4 to carry out certain administrative duties with respect to the Plan.

“Principal Senior Officer” means any officer of Embarq who is an executive officer required to file reports under Section 16 of the Securities Exchange Act of 1934, any officer who reports directly to the Chief Executive Officer of Embarq, and any other person as may be designated by the Committee from time to time.

“Purchase Period” means, with respect to each Offering under the Plan, the period from and including the first business day of each Offering through the last business day of such Offering. A different Purchase Period may be set by resolution of the Board. The Purchase Period relates to the period during which payroll deductions for payment for Common Stock purchased under an Offering under this Plan are made.

“Shares,” “Stock” and “Common Stock” mean shares of any class of common stock of Embarq.

“Short Term Incentive Payout” means cash Compensation paid during an Offering under the Embarq Corporation Short-Term Incentive Plan.

“Subscription Period” means, with respect to each Offering under the Plan, the period of time beginning on the first business day of the calendar quarter preceding such Offering and ending on the fourteenth (14th) day before the end of the calendar quarter preceding such Offering (or the next preceding business day if the 14th day before the end of the calendar quarter occurs on a weekend or holiday). A different Subscription Period may be set by resolution of the Board.

Section 3. Number of Shares Under the Plan

A total of 850,000 shares of Common Stock may be sold to Eligible Employees under this Plan. The Shares sold under the Plan may be newly issued Shares or may be Shares purchased for the Plan on the open market or from private sources, at the option of Embarq. Such Shares may be sold pursuant to one or more Offerings under the Plan. With respect to each Offering, the Board will specify the Affiliates for the Offering and such other terms and conditions not inconsistent with this Plan as may be necessary or appropriate.

In the event of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in corporate structure affecting the Common Stock, the Board will make such adjustment, if any, as it may deem appropriate in the number, kind, and Option Price of Shares available for purchase under the Plan, and in the number, kind and option price of Shares which a Participant is entitled to purchase.

Section 4. Administration of the Plan

This Plan shall be administered by the Committee. The Committee is vested with full authority to make, administer and interpret such rules and regulations regarding this Plan as it may deem advisable. Its determinations as to the interpretation and operation of this Plan shall be final and conclusive.

To aid in administering the Plan, the Board or the Committee shall appoint a Plan Administrator and shall allocate to the Plan Administrator certain limited responsibilities to carry out the directives of the Board or Committee in all phases of the administration of the Plan.

Embarq will pay all expenses incident to establishing and administering the Plan and purchasing or issuing Shares.

Section 5. Participation; Payroll Deductions

An Eligible Employee may become a Participant by enrolling during the Subscription Period in the manner prescribed by the Plan Administrator.

As part of his enrollment, the Participant shall elect to have deductions made from his pay on each payday during the Purchase Period so long as he is a Participant in an Offering. Payroll deductions will be expressed in a percentage (in whole numbers) of the Participant’s Compensation, up to a maximum of 20%, not to exceed $20,000 in any one calendar year. In addition, a Participant may affirmatively elect, as part of his enrollment, that no deduction be made under the Plan from any Short Term Incentive Payout. Payroll deductions in excess of the percentage designated by a Participant are permitted in order to adjust for delays or mistakes in the processing of enrollments. If a Participant’s pay on any payday is insufficient, after all other payroll deductions, to withhold the percentage of Compensation elected by such Participant, the deduction for this Plan shall be the amount of pay remaining after such other payroll deductions are taken.

Payroll deductions for a Participant shall commence with the first payday following his enrollment, as administratively feasible and shall end with the last payday during the Purchase Period or until the Participant terminates employment or terminates his participation in the Offering as provided in Section 8.

All payroll deductions made for a Participant shall be credited to his Account under the Plan. A Participant may not make any separate cash payment into such Account nor make payment for Shares other than by payroll deduction.

A Participant may discontinue his participation in an Offering as provided in Section 8, but may not otherwise alter the rate of his payroll deductions for that Offering.

Section 6. Granting of Option

On the Date of Grant for an Offering, this Plan shall be deemed to have granted to each Participant an Option for as many full Shares as he will be able to purchase with the payroll deductions credited to his Account during the Purchase Period for that Offering. Notwithstanding the foregoing, (i) no Participant may purchase more than 15,000 shares of Common Stock during any calendar year, and with respect to any one Offering, no Participant may purchase more than 15,000 shares of Common Stock reduced by the number of shares of Common Stock purchased in all prior Offerings during such calendar year; (ii) no Participant shall be granted an Option to purchase Shares under this Plan if such Participant, immediately after such Option is granted, owns Stock (applying the rules of Code Section 424(d) and treating stock subject to any option (whether or not taxable under Code Section 421) held by a Participant as owned by the Participant) possessing five percent or more of the total combined voting power or value of all classes of stock of Embarq or of any of its Subsidiaries; and (iii) no Participant may be granted an Option to purchase Shares which permits his rights to purchase stock of all classes of Common Stock under all employee stock purchase plans of Embarq to accrue at a rate which exceeds in any one calendar year $25,000 of the Fair Market Value of the Stock determined as of the date the Option to purchase is granted.

If the total number of Shares for which Options are to be granted on any Date of Grant exceeds the number of Shares then available under the Plan (after deduction of all Shares for which Options have been exercised or are then outstanding), Embarq shall make a pro rata allocation of the Shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, the payroll deductions to be made pursuant to the authorizations thereof shall be reduced accordingly and each Participant affected thereby shall be given written notice of such reduction.

All Shares included in any Offering under this Plan in excess of the total number of Shares purchased in such Offering shall be available for inclusion in any subsequent Offering under this Plan.

Section 7. Exercise of Option and Purchase of Shares

Each Participant who has sufficient funds in his Account on a Date of Exercise to purchase at least one full share of Common Stock shall be deemed to have exercised his Option on such date and shall be deemed to have purchased from Embarq such number of full shares of Common Stock reserved for the purpose of the Plan as the balance in his Account on the Date of Exercise will pay for at the Option Price for the Common Stock. Unless the Participant has terminated employment or participation in the Offering, the balance in his Account not used to purchase full shares of Common Stock shall be used for Option exercises on the Date of Exercise in the next Purchase Period.

Section 8. Termination of Participation

A Participant may terminate participation in an Offering, in whole but not in part, at any time prior to the end of the Purchase Period for such Offering. To terminate participation, a Participant must deliver a notice to the Plan Administrator in the manner prescribed by such Plan Administrator. As soon as practicable after receipt of such notice, the Plan Administrator shall stop the Participant’s payroll deductions provided for in Section 5. The balance in the Participant’s Account shall be paid to the Participant as soon as practicable following termination of the Participant’s participation unless the Participant requests that such balance be used for Option exercises on the next Date of Exercise. Any funds remaining in the Participant’s Account after such Option exercises will be paid to the Participant as soon as practicable after the Date of Exercise.

Section 9. Termination of Employment

Upon termination of employment from Embarq or any Participating Subsidiary for any reason whatsoever, including but not limited to death or retirement, the balance in the Participant’s Account shall be paid to the Participant as soon as practicable after the date of such termination.

Section 10. Automatic Re-enrollment

For each Offering, each Participant in an Offering who is still an Eligible Employee and is not subject to the limitations in Section 6(ii) or (iii) above shall automatically be re-enrolled in the next Offering at the same percentage of Compensation (and with the same election as to whether a deduction shall be made from any Short Term Incentive Payout) in effect on the last day of the Purchase Period immediately preceding such next Offering (if such an Offering is authorized by the Board). If the Participant wants to change his payroll deductions in the new Offering, he must re-enroll in the new Offering during the Subscription Period for the new Offering. If a Participant enrolled in a prior Offering does not want to participate in the new Offering, he must affirmatively elect not to participate in the new Offering during the Subscription Period for the new Offering.

Unless the Participant has terminated employment or participation in the Offering, the balance in the Participant’s Account at the end of an Offering not used to purchase Common Stock shall be used for Option Exercises on the next Date of Exercise. Upon termination of the Plan, the balances in each Participant’s Account not used to purchase Common Stock shall be refunded to him.

Section 11. Interest

No interest will be paid or allowed on any money in the Accounts of Participants.

Section 12. Rights to Purchase Shares Not Transferable

No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his Account or any rights with regard to the exercise of an Option or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the Participant. Any such action taken by the Participant shall be null and void.

Section 13. Rights as Shareholder and Evidence of Stock Ownership

A Participant will not become a shareholder, and will have no rights as a shareholder, with respect to Shares being purchased under this Plan until after his Option is exercised and the Shares have been issued by Embarq. Promptly following each Date of Exercise, the number of shares of Common Stock purchased by each Participant shall be deposited into an account established in the Participant’s name at a stock brokerage or other financial services firm designated by Embarq (the “ESPP Broker”) or as otherwise arranged with ESPP Broker by the Participant.

A Participant shall be free to undertake a disposition (as that term is defined in Code Section 424) of any Shares in his ESPP Broker account at any time, whether by sale, exchange, gift, or other transfer of legal title.

(c) While the Shares are held in the Participant’s ESPP Broker account, any cash dividends on the Shares will be deposited into the Participant’s ESPP Broker account unless ESPP Broker is instructed otherwise by the Participant.

Section 14. Application of Funds

All funds received by Embarq in payment for Shares purchased under this Plan may be used for any valid corporate purpose.

Section 15. Commencement of Plan

This Plan commenced on the [        ] day of [                    ], 2008.

Section 16. Governmental Approvals or Consents; Amendments or Termination

This Plan and any Offering and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith.

The Plan shall terminate on the effective date of a merger or consolidation in which Embarq is not the surviving corporation, if such merger or consolidation is not between or among corporations related to Embarq. If such event occurs during a Purchase Period for an Offering, the last Date of

Exercise shall be the last such date occurring prior to the date of termination of the Plan. Any payroll deductions placed in a Participant’s Account after such last Date of Exercise will be refunded to the Participant.

The Board may terminate the Plan or make such changes in the Plan and include such terms in any Offering under this Plan as may be necessary or desirable, in the opinion of Counsel for Embarq, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state, or for any other reason provided that no termination or amendment may adversely affect the rights of any Participant in any Offering already commenced, nor may any amendment require the sale of more Shares than are authorized without prior approval of Embarq’s shareholders.

Section 17. Notices

All notices or other communications by a Participant to Embarq under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by Embarq at the location, or by the person, designated for the receipt thereof.

2008 Embarq Annual Meeting

Location:	Overland Park Marriott
10800 Metcalf
Overland Park, Kansas 66210

Directions:	From Kansas City International Airport (approximately 30 miles)

• Take 435 West

• Take 435 South (which turns into 435 East)

• Right on Metcalf Exit (#169)

• Immediate right on 110th Street to the Marriott

• Park in the rear of the building (North side)

• Enter ballroom doors

Printed on recycled paper.

C/O COMPUTERSHARE TRUST CO. P.O. BOX 43078 PROVIDENCE, RI 02940-3078

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Embarq Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Embarq Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EMBAR1 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EMBARQ CORPORATION

Vote on Directors

1. To elect 9 directors to serve 1-year terms;
		For Withhold For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01) Peter C. Brown	06) William A. Owens	All All Except
02) Steven A. Davis	07) Dinesh C. Paliwal
03) Richard A. Gephardt	08) Stephanie M. Shern
04) Thomas A. Gerke	09) Laurie A. Siegel
05) John P. Mullen		☐ ☐ ☐

Vote on Proposals
		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our 2008 fiscal year;	☐	☐	☐	5.	To approve the material terms of performance goals for qualified performance-based compensation;	☐	☐	☐

3.	To approve the Embarq Corporation 2008 Equity Incentive Plan;	☐	☐	☐	6.	To consider a shareholder proposal, if properly presented, seeking to require an advisory vote on compensation; and	☐	☐	☐

4.	To approve the Embarq Corporation 2008 Employee Stock Purchase Plan;	☐	☐	☐

For address changes and/or comments, please check this box and
write them on the back where indicated.				☐
		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Embarq 2008 Annual Meeting of Shareholders

Thursday, May 1, 2008

10:00 a.m. Central Daylight Time

Overland Park Marriott

10800 Metcalf

Overland Park, KS 66210

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This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 1, 2008

The undersigned hereby appoints Gene M. Betts and Thomas A. Gerke, and each of them, with full power of substitution, as proxies, to vote all the shares of common stock of Embarq Corporation that the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders to be held May 1, 2008, and any adjournment thereof, upon the matters set forth, and at their discretion upon any other matters that may properly come before the meeting.

This Proxy, if signed and returned, will be voted as specified. If this card is signed and returned without specifications, the shares will be voted FOR the election of the director nominees and FOR Proposals 2 through 5 and AGAINST Proposal 6.

Participants in Embarq Retirement Savings Plans:

By signing on the reverse or by voting by phone or Internet, you direct Fidelity Management Trust Company, the Trustee of the plan, to vote as indicated on the front of this card, the number of shares of Embarq Common Stock credited to this account at the Annual Meeting of Shareholders to be held on May 1, 2008, and at any adjournment thereof. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares upon the matters set forth, and at their discretion upon any other matters that may properly come before the meeting.

These confidential voting instructions will be seen only by authorized representatives of the Trustee.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)